Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of May 28, 2014

By and Between

LOCKHEED MARTIN CORPORATION,

ELROY ACQUISITION COMPANY, LLC,

ASTROTECH CORPORATION,

ASTROTECH SPACE OPERATIONS, INC.

And

ASTROTECH FLORIDA HOLDINGS, INC.

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-ii-

Section 13.08	Counterparts; Effectiveness	40
Section 13.09	Jurisdiction	40
Section 13.10	Severability	40
Section 13.11	Captions	40
Section 13.12	Specific Performance	40
Section 13.13	Contract Under Seal	41
Section 13.14	Guaranty	41

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Representations and Warranties of the Seller Companies
Exhibit C	Representations and Warranties of the Buyer Companies
Exhibit D	Employee and Employee Benefit Matters

List of ATTACHMENTS

Attachment I	Form of Bill of Sale, Assignment and Assumption Agreement
Attachment II	Form of Warranty Deed
Attachment III-A	Form of Assignment and Assumption of Lease
Attachment III-B	Form of Consent and Estoppel Certificate
Attachment IV	Form of Subcontract Pending Novation
Attachment V	Form of Voting Agreement
Attachment VI	Form of FIRPTA Certificate
Attachment VII	Form of Escrow Agreement
Attachment VIII	Form of Trademark License Agreement
Attachment IX	Form of Press Release

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (together with the Exhibits and Attachments hereto and the Disclosure Letter, this “Agreement”) is made as of the 28th day of May 2014, by and between Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”) and its wholly-owned subsidiary Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer,” and, together with Lockheed Martin, the “Buyer Companies”), on the one hand, and Astrotech Corporation, a Washington corporation (“ASTC”), its wholly-owned subsidiary Astrotech Space Operations, Inc., a Delaware corporation (“ASO”) and ASO’s wholly-owned subsidiary Astrotech Florida Holdings, Inc., a Florida corporation (“AFH,” and, together with ASTC and ASO, the “Seller Companies”), on the other hand.

W I T N E S S E T H:

WHEREAS, Seller Companies are engaged in the ASO Business through ASTC’s Astrotech Space Operations business unit;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller Companies desire to transfer to Buyer all of the assets held, owned or used by Seller Companies to conduct the ASO Business, and to assign certain liabilities associated with the ASO Business to Buyer which are specifically identified herein, and Buyer desires to receive such assets and assume such liabilities;

WHEREAS, in connection with the sale of the ASO Business by Seller Companies to Buyer, Seller Companies and Buyer desire to enter into certain additional agreements and arrangements ancillary to such sale; and

WHEREAS, prior to the execution of this Agreement, (i) the board of directors of ASTC unanimously approved the Seller Companies entering into this Agreement and the Contemplated Transactions and recommended the approval of this Agreement and the Contemplated Transactions by the shareholders of ASTC; (ii) the boards of directors of ASO and AFH unanimously approved ASO and AFH, respectively, entering into this Agreement and the Contemplated Transactions and recommended approval of this Agreement and the Contemplated Transactions by their respective sole stockholders; (iii) Lockheed Martin, as the sole member of Buyer, approved Buyer entering into this Agreement and the Contemplated Transactions; and (iv) a duly authorized officer of Lockheed Martin approved Buyer and Lockheed Martin entering into this Agreement and the Contemplated Transactions;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01      Definitions.   Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II
TRANSACTIONS AND CLOSING

Section 2.01      Closing Transactions.   Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that at the Closing, among other things:

(a)          the Seller Companies will transfer, or cause to be transferred, to Buyer all right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens, and the Assumed Liabilities, and Buyer will accept all right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens, and will assume only the Assumed Liabilities, in each case in accordance with the terms of this Agreement;

(b)          to effect the transfer of certain of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by the foregoing clause (a), the Seller Companies and Buyer shall execute and deliver the Assignment and Assumption Agreement;

(c)          to effect the transfer of certain of the Transferred Assets contemplated by the foregoing clause (a), the Seller Companies and Buyer shall execute and deliver appropriate assignment agreements in respect of any trademarks, trademark applications and copyright registrations constituting Transferred Assets;

(d)          ASTC and Buyer shall execute and deliver the License Agreement;

(e)          each Seller Company that is party to any Government Contract requiring novation after closing and Buyer shall execute and deliver the Subcontract Pending Novation;

(f)          to effect the transfer of the Owned Real Property, AFH shall execute and deliver a general warranty deed or other applicable instrument of transfer in favor of Buyer on the terms and conditions contemplated by Attachment II, and, in connection therewith, shall execute and deliver (i) such affidavits, indemnities, evidence of authority and such other documents as Buyer’s title insurance company shall reasonably require in order to issue to Buyer an owner’s title insurance policy insuring that Buyer owns the Owned Real Property free and clear of all Liens other than Permitted Liens and (ii) such other documents as may be required under Applicable Law in the jurisdiction in which the Owned Real Property is located (including Transfer Tax documentation);

(g)          (i) ASO and Buyer shall execute and deliver an assignment and assumption agreement for the assignment to Buyer of the Real Property Lease substantially in the form attached hereto as Attachment III-A , and (ii) the Seller Companies shall cause to be delivered to Buyer a consent and estoppel certificate from the Secretary of the Air Force, as landlord of the Leased Real Property, substantially in the form attached hereto as Attachment III-B;

(h)          the Seller Companies shall furnish to Buyer evidence of the release of all Liens (if any) on the Transferred Assets other than Permitted Liens, in form and substance reasonably satisfactory to Buyer;

(i)          the Seller Companies shall furnish to Buyer original certificates of title (or equivalent documents) for all vehicles of the Seller Companies included in the Transferred Assets, completed and endorsed for transfer to Buyer;

(j)          each Seller Company shall furnish to Buyer a FIRPTA certificate substantially in the form attached hereto as Attachment VI;

(k)         Buyer shall pay and deliver to ASTC, for ASTC’s account and as agent for ASO and AFH by wire transfer of immediately available funds in accordance with wire instructions provided by ASTC no later than two (2) Business Days prior to the Closing Date, a sum equal to (i) the Estimated Adjusted Purchase Price, (ii) minus the Adjustment Holdback Amount, (iii) minus the Indemnity Escrow Amount, and (iv) minus the Payoff Amount; and

(l)          Buyer shall pay and deliver to American Bank, N.A. the Payoff Amount, by wire transfer of immediately available funds in accordance with wire instructions to be provided to Buyer by American Bank, N.A. no later than two (2) Business Days prior to the Closing Date.

Section 2.02     Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 100 International Drive, Suite 2000, Baltimore, Maryland at 9:00 a.m., Eastern time, on a date to be agreed by the parties no earlier than July 27, 2014; provided, however, that if all of the conditions to Closing set forth in ARTICLE X have not been satisfied or waived (by the party entitled to waive such condition) by such date, then Closing shall take place on the third Business Day following the satisfaction or waiver (by the party entitled to waive such condition) of all conditions to the Closing set forth in ARTICLE X or at such other time and place as the parties to this Agreement may agree.

Section 2.03     Allocation of Exchange Consideration.

(a)          The consideration to be paid by Buyer for the Transferred Assets (the “Exchange Consideration”) shall, in the aggregate, consist of the following:

(i)          the Purchase Price as adjusted in accordance with Section 2.05; and

(ii)         the assumption by Buyer of the Assumed Liabilities in accordance with this Agreement and the other Transaction Documents.

(b)                          (i)          Within 120 days after the Closing Date or 90 days after the date the Final Net Working Capital Amount is determined in accordance with Section 2.05, whichever is later, Buyer will provide to the Seller Companies copies of a draft IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) setting forth Buyer’s proposed allocation of the Exchange Consideration. In all cases the allocation shall assign a value to assets included in the Final Net Working Capital Amount equal to the amounts of such assets taken into account in the Final Net Working Capital Amount. Within 30 days after the receipt of such Asset Acquisition Statement, ASTC will notify Buyer of any proposed changes to such Asset Acquisition Statement or if ASTC fails to notify Buyer within such 30-day period, the Seller Companies will be deemed to have concurred therewith. Thereafter, Buyer will provide to the Seller Companies from time to time revised draft copies of the Asset Acquisition Statement (each, a “Revised Asset Acquisition Statement”) so as to report any matters on the Asset Acquisition Statement that require updating. Within 30 days after the receipt of any Revised Asset Acquisition Statement, ASTC shall notify Buyer of any proposed changes to such Revised Asset Acquisition Statement or, if ASTC fails to so notify Buyer within such 30-day period, the Seller Companies will be deemed to have concurred therewith. Buyer and ASTC will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement or any Revised Asset Acquisition Statement within 30 days after Buyer’s receipt of notice of proposed changes from ASTC.

(ii)         Subject to the provisions of the following sentence of this Section 2.03(b)(ii), the Exchange Consideration will be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Asset Acquisition Statement. If ASTC and Buyer are unable to resolve any differences with respect to the Asset Acquisition Statement or Revised Asset Acquisition Statement, then any remaining disputed matters will be finally and conclusively determined by PricewaterhouseCoopers LLP (or, if PricewaterhouseCoopers LLP is unwilling or unable to serve in such capacity, such other independent accounting firm that is mutually agreed to by ASTC and Buyer) (the “Allocation Arbiter”). Promptly, but not later than ten (10) days after acceptance of its appointment, the Allocation Arbiter will determine (based solely on presentations by the Seller Companies and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Exchange Consideration, which report will be final, conclusive and binding upon the parties. In resolving any disputed item, the Allocation Arbiter may not assign a value to any disputed item that is greater than the greatest value claimed by Buyer or the Seller Companies at the time the matter is finally submitted to the Allocation Arbiter for decision or less than the smallest value claimed for the item by Buyer or the Seller Companies at such time. Buyer and the Seller Companies will, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistent with the allocation of the Exchange Consideration provided in the Asset Acquisition Statement or the last Revised Asset Acquisition Statement and, if applicable, the determination of the Allocation Arbiter.

(iii)        The fees and expenses, if any, of the Allocation Arbiter shall be paid one-half (1/2) by the Seller Companies and one-half (1/2) by Buyer.

Section 2.04     Escrow; Holdback.

(a)             On the Closing Date, Buyer, ASTC and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Attachment VII (the “Escrow Agreement”). On the Closing Date, Buyer shall deliver to the Escrow Agent the Indemnity Escrow Amount, for the purpose of securing the indemnification obligations set forth in this Agreement and the other Transaction Documents. The Indemnity Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and, within three (3) Business Days after the 18-month anniversary of the Closing Date, the then-available Indemnity Escrow Amount, minus any amounts in respect of any pending Buyer Claims, shall be released to ASTC, for ASTC’s account and as agent for ASO and AFH. Promptly following resolution of the pending Buyer Claims, the Indemnity Escrow Amount retained under the Escrow Agreement pursuant to the prior sentence shall be released in accordance with the terms of the Escrow Agreement. The Indemnity Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b)          On the Closing Date, Buyer shall withhold from the Estimated Adjusted Purchase Price the Adjustment Holdback Amount for the purpose of securing any purchase price adjustment to be paid by the Seller Companies in accordance with Section 2.05.

Section 2.05     Adjustment of Exchange Consideration.

(a)          On or before a date not less than three (3) Business Days prior to the Closing Date, the Seller Companies shall prepare and deliver to Buyer a statement (the “Estimated Net Working Capital Statement”) setting forth the Seller Companies’ reasonable good faith estimate of the Net Working Capital of the ASO Business as of 11:59 p.m. on the day prior to the Closing Date (the “Estimated Net Working Capital Amount”), together with a statement on behalf of the Seller Companies by a duly authorized officer certifying that the Estimated Net Working Capital Statement and the Estimated Net Working Capital Amount have been prepared in accordance with the accounting principles, policies, practices and methods described in Section 2.05 of the Disclosure Letter (the “Accounting Principles”). The Estimated Net Working Capital Statement will be prepared, and the Estimated Net Working Capital Amount will be calculated, in accordance with the Accounting Principles. If the Estimated Net Working Capital Amount is greater than the Net Working Capital Threshold, the difference shall be added to the Purchase Price paid to the Seller Companies at Closing pursuant to Section 2.01(k), and if the Estimated Net Working Capital Amount is less than Net Working Capital Threshold, the difference shall reduce the Purchase Price paid to the Seller Companies at Closing pursuant to Section 2.01(k).   The Purchase Price to be paid to ASTC at Closing pursuant to Section 2.01(k) as adjusted pursuant to the foregoing sentence shall constitute the “Estimated Adjusted Purchase Price.”

(b)          Promptly following the Closing Date, but in no event later than 120 days after the Closing Date, Buyer shall, at its expense, prepare and submit to the Seller Companies a balance sheet of the ASO Business as of 11:59 p.m. on the day prior to the Closing Date (the “Proposed Closing Statement”) and a statement setting forth, in reasonable detail, Buyer’s calculation of the Net Working Capital of the ASO Business as of 11:59 p.m. on the day prior to the Closing Date (the “Proposed Final Net Working Capital Amount”). In the event the Seller Companies dispute the correctness of the Proposed Final Net Working Capital Amount, ASTC shall notify Buyer in writing of its objections within 45 days after receipt of Buyer’s Proposed Closing Statement and Buyer’s calculation of the Proposed Final Net Working Capital Amount and shall set forth, in writing and in reasonable detail, the reasons for the Seller Companies’ objections. If ASTC fails to deliver such notice of objections within such time, the Seller Companies shall be deemed to have accepted Buyer’s calculation. To the extent ASTC does not object within the time period contemplated by this Section 2.05(b) to a matter in the statement of the Proposed Final Net Working Capital Amount prepared and submitted by Buyer (provided, that any objection made shall also be deemed to be an objection with respect to each item that affects the matter that was objected to directly), the Seller Companies shall be deemed to have accepted Buyer’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. ASTC and Buyer shall endeavor in good faith to resolve any disputed matters within 30 days after Buyer’s receipt of ASTC’s notice of objections. If ASTC and Buyer are unable to resolve the disputed matters, ASTC and Buyer shall engage PricewaterhouseCoopers LLP (or, if PricewaterhouseCoopers LLP is unwilling or unable to serve in such capacity, such other independent accounting firm that is mutually agreed to by ASTC and Buyer) (the “Unaffiliated Accounting Firm”) to resolve the matters in dispute (in a manner consistent with Section 2.05(c)). Promptly after engagement of the Unaffiliated Accounting Firm, the Seller Companies and Buyer shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Accounting Principles, Buyer’s Proposed Closing Statement, Buyer’s statement of the Proposed Final Net Working Capital Amount and the Seller Companies’ written notice of objections thereto. ASTC and Buyer shall deliver to the Unaffiliated Accounting Firm and to the other party simultaneously a written submission of its final position with respect to each of the matters in dispute within 15 days of the engagement of such Unaffiliated Accounting Firm. ASTC and Buyer shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other party simultaneously within 30 days of the delivery of the parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. The Unaffiliated Accounting Firm may request additional information from either party, but absent such a request neither party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm, and in no event shall either party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other party. The Unaffiliated Accounting Firm shall have 30 days to review the documents provided to it pursuant to this Section 2.05(b) and to deliver its written determination with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the balance sheet of the ASO Business as of 11:59 p.m. on the day prior to the Closing Date and the Net Working Capital of the ASO Business as of 11:59 p.m. on the day prior to the Closing Date based thereon. The Unaffiliated Accounting Firm shall resolve the differences regarding Buyer’s Proposed Closing Statement and Proposed Final Net Working Capital Amount based solely on the information provided to the Unaffiliated Accounting Firm by the parties pursuant to the terms of this Agreement (and not by independent review). The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual disputed items on the Buyer’s Proposed Closing Statement and Buyer’s statement of the Proposed Final Net Working Capital Amount were prepared in accordance with the terms of Section 2.05(c). In resolving each disputed item, the Unaffiliated Accounting Firm shall choose either the value assigned by the Seller Companies to such item or the value assigned by Buyer to such item based on the Unaffiliated Accounting Firm’s assessment of which value is most consistent with the Accounting Principles, and may not assign a value for any item other than a value proposed by the Seller Companies or Buyer in its respective submission to the Unaffiliated Accounting Firm. The determination of the Unaffiliated Accounting Firm in respect of the correctness of each matter remaining in dispute shall be final, conclusive and binding on the Seller Companies and Buyer. The balance sheet of the ASO Business as of 11:59 p.m. on the day prior to the

Closing Date, and the Net Working Capital of the ASO Business as of 11:59 p.m. on the day prior to the Closing Date, as finally determined pursuant to this Section 2.05(b) (whether by failure of the Seller Companies to deliver notice of objection, by agreement of the Seller Companies and Buyer or by determination of the Unaffiliated Accounting Firm), are referred to herein as the “Final Closing Statement” and the “Final Net Working Capital Amount,” respectively.

(c)          The Estimated Net Working Capital Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared, and the Estimated Net Working Capital Amount, the Proposed Final Net Working Capital Amount and the Final Net Working Capital Amount shall be determined, in accordance with the Accounting Principles.

(d)          If the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, the difference (the “Difference”) shall be paid to ASTC (for ASTC’s account and as agent for ASO and AFH) by Buyer with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the Interest Rate and such payment shall include the Adjustment Holdback Amount and interest from the Closing Date in the manner calculated for the Difference. If the Final Net Working Capital Amount is less than the Estimated Net Working Capital Amount, the difference shall be paid to Buyer by ASTC (for ASTC’s account and as agent for ASO and AFH) with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the Interest Rate first, out of the Adjustment Holdback Amount, and if there are insufficient funds in the Adjustment Holdback Amount, directly by ASTC. Any such payment shall be made in immediately available funds not later than five (5) Business Days after the determination of the Final Net Working Capital Amount by wire transfer to a bank account designated in writing by the party entitled to receive the payment.

(e)          In connection with the determination of the Final Net Working Capital Amount, Buyer shall make available to the Seller Companies and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents and work papers for the past ten (10) years transferred by the Seller Companies to Buyer in connection with the Contemplated Transactions.

(f)          The fees and expenses, if any, of the Unaffiliated Accounting Firm shall be paid one-half (1/2) by ASTC (for ASTC’s account and as agent for ASO and AFH) and one-half (1/2) by Buyer.

Section 2.06     Assignment of Contracts and Rights.

(a)          Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or transfer any Contract constituting a Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any Contract to which any Seller Company is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of Buyer thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the applicable Seller Company and Buyer shall use reasonable commercial efforts (but without any payment of money or other transfer of value to any third party) to obtain any required consent for the assignment, transfer or sublicense of such Contract to Buyer, or written confirmation from such parties reasonably satisfactory in form and substance to such Seller Company and Buyer confirming that such consent is not required. If any such consent is not obtained prior to the Closing with respect to a Contract and Closing occurs without such consent, the applicable Seller Company and Buyer shall cooperate to enter into, as of the Closing, a mutually agreeable arrangement under which (i) Buyer would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of the applicable Seller Company under such Contract in accordance with this Agreement, (ii) Buyer would assume, to the extent possible, all future performance obligations of such Seller Company under such Contract and agree to perform and discharge all obligations under such Contract, and (iii) the applicable Seller Company would enforce at Buyer’s cost and at the request of and for the benefit of Buyer, any and all claims, rights and benefits of such Seller Company against any third party thereto arising from any such Contract. The failure to obtain a required consent prior to the Closing with respect to any Contract identified in Section 2.06(a) of the Disclosure Letter (but only such Contracts and no such consent shall be required for any Contract not included in Section 2.06(a) of the Disclosure Letter) shall constitute a failure to meet the conditions to the Closing set forth in Section 10.02(g) with respect to such Contract unless a Buyer Company has provided to the Seller Companies an express written waiver of Section 10.02(g) with respect to such Contract.

(b)          Promptly following the date hereof, the Seller Companies shall send to each counterparty to each nondisclosure agreement set forth in Section 2.06(b) of the Disclosure Letter a request for consent from such counterparty to the assignment of the applicable nondisclosure agreement from the Seller Company to Buyer in connection with the Closing of the Contemplated Transactions.  The Seller Companies shall use commercially reasonable efforts to obtain consent to assignment with respect to each such nondisclosure agreement prior to Closing.  In the event that consent to assignment of any such nondisclosure agreement is not obtained prior to Closing, then the Seller Companies shall not transfer any confidential information which is subject to such nondisclosure agreement (the “Underlying Proprietary Information”) to the Buyer and the applicable nondisclosure agreement and Underlying Proprietary Information shall be retained by the Seller Company until such time as consent to assignment of such nondisclosure agreement and Underlying Proprietary Information is obtained or the parties determine that no such consent will be obtained, in which case the Seller Companies shall comply with the terms of such nondisclosure agreement as they relate to  destroying or returning all Underlying Proprietary Information held by the Seller Companies in respect of such nondisclosure agreement to the counterparty thereto or otherwise comply with the obligations under such nondisclosure agreement regarding treatment of the Underlying Proprietary Information.

(c)          The Seller Companies shall promptly pay to Buyer, when received, all monies received by the applicable Seller Companies under any Contract constituting a Transferred Asset or any claim, right or benefit arising thereunder, including, without limitation, those not transferred to Buyer at Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

Section 3.01     Representations and Warranties of the Seller Companies.   The Seller Companies represent and warrant to the Buyer Companies as set forth in Exhibit B.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER COMPANIES

Section 4.01     Representations and Warranties of the Buyer Companies.   The Buyer Companies represent and warrant to the Seller Companies as set forth in Exhibit C.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE SELLER COMPANIES

Section 5.01     Meeting of ASTC’s Shareholders to Approve the Agreement.

(a)          ASTC shall use its reasonable best efforts to promptly, or in any event within ten (10) Business Days after the date of this Agreement, prepare and file with the Securities and Exchange Commission (the “SEC”) preliminary proxy materials for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Special Meeting; provided that, notwithstanding the foregoing, in the event that ASTC cannot file the Proxy Statement by the end of such ten (10) Business Day period because of the failure by Lockheed Martin to provide the information in the manner required by the last two sentences of this Section 5.01(a), then such ten (10)-Business Day period shall be extended to the date that is two (2) Business Days after Lockheed Martin provides such information to ASTC. Subject to Section 5.02(e) the Proxy Statement shall include the recommendation of ASTC’s Board of Directors (the “ASTC Board”) that ASTC’s shareholders vote to approve this Agreement at the Special Meeting (the recommendation of the ASTC Board being referred to as the “Board Recommendation”). Lockheed Martin shall use reasonable commercial efforts to, within five (5) Business Days after the date of this Agreement, provide ASTC with such information concerning Lockheed Martin as may be deemed reasonably necessary by ASTC for inclusion in the Proxy Statement. In the event that a member of the Lockheed Martin Deal Team becomes aware of an untrue statement of material fact or an omission of any material fact in the information specifically supplied by Lockheed Martin for inclusion in the Proxy Statement, the Lockheed Martin Deal Team will notify ASTC of such untrue statement or omission of material fact as promptly as practicable and will make commercially reasonable efforts to provide information that would make such statement or omission true and not misleading.

(b)          Notwithstanding the provisions of Section 5.01(a), prior to filing the preliminary Proxy Statement, a definitive Proxy Statement or any other filing with the SEC in connection with the Contemplated Transactions, ASTC shall give Lockheed Martin and its counsel the reasonable opportunity to review and comment on each such filing in advance, and ASTC shall consider in good faith including in such filing all comments reasonably proposed by Lockheed Martin in respect of such filings, subject to compliance with Applicable Law. ASTC shall notify Lockheed Martin promptly of the receipt of any oral or written comments from the

SEC or its staff (or notice of the SEC’s intent to review) and of any requests by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Contemplated Transactions or for additional or supplemental information in connection therewith. ASTC shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any other such filing (y) supply Lockheed Martin with copies of all written correspondence from the SEC received in connection therewith and (z) provide Lockheed Martin a summary of any oral comments received from the SEC in connection therewith. ASTC (i) shall provide Lockheed Martin with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to the Contemplated Transactions (which comments shall be provided by Lockheed Martin as promptly as reasonably practicable), (ii) shall give due consideration to all comments reasonably proposed by Lockheed Martin in respect of such filings, subject to compliance with Applicable Law, and (iii) shall provide Lockheed Martin and its counsel with a reasonable opportunity to hear (but not participate in) any discussions or meetings with the SEC or its staff with respect to such filings. ASTC shall respond in good faith to any comments from the SEC as promptly as practicable.

(c)          If ASTC (i) does not receive comments from the SEC with respect to the preliminary Proxy Statement prior to the expiration of the ten (10)-day waiting period provided in Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), ASTC shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to ASTC’s shareholders no later than three (3) Business Days after the expiration of such waiting period, or (ii) receives comments from the SEC with respect to the preliminary Proxy Statement, ASTC shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to ASTC’s shareholders no later than three (3) Business Days after clearance by the SEC with respect to such comments and an indication by the SEC that it has no further comment.

(d)          If, at any time prior to the date of the Special Meeting, any event or information relating to ASTC or any of its Affiliates should be discovered by ASTC or Lockheed Martin which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other parties and ASTC shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by Applicable Law, disseminated to ASTC’s shareholders.

(e)          ASTC shall, in accordance with Applicable Law, ASTC’s amended and restated articles of incorporation and bylaws and applicable NASDAQ rules, (i) duly call, give notice of, convene and hold a special meeting of ASTC’s shareholders as promptly as practicable (to the extent permissible under Applicable Law and applicable NASDAQ rules), for the purpose of obtaining the Required Shareholder Vote (the “Special Meeting”); provided, however, that the Special Meeting shall in no event be held earlier than 60 days following the date of this Agreement; and (ii) subject to the provisions of Section 5.02 hereof, use its commercially reasonable efforts to solicit from ASTC’s shareholders proxies in favor of the approval and adoption of this Agreement and to secure the vote or consent of ASTC’s shareholders as required by Applicable Law to approve and effect the transfer of assets contemplated by this Agreement. At the same time as notice is provided to NASDAQ of the date which shall be set as the “record date” for the Special Meeting, ASTC shall provide Lockheed Martin notice of such record date. Except as set forth in the following sentence and as provided in Section 5.02, the Special Meeting shall be held on the date which is set as the meeting date in accordance with the foregoing. ASTC may adjourn or postpone the Special Meeting only (w) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Agreement and the Contemplated Transactions, (x) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of common stock of ASTC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Special Meeting, (y) subject to Buyer’s written consent, if there are insufficient affirmative votes at the Special Meeting to obtain the Required Shareholder Vote, or (z) for a period not to exceed ten (10) Business Days in order to consider one or more Acquisition Proposals, but only to the extent otherwise permitted under Section 5.02.

(f)             ASTC shall ensure that the Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Special Meeting are solicited, in compliance with all Applicable Laws and ASTC’s amended and restated articles of incorporation and bylaws. The approval and adoption of this Agreement and the transfer of assets contemplated herein, a non-binding advisory vote on certain compensation arrangements for ASTC’s named executive officers in connection with the transfer of assets contemplated herein and adjournment of the Special Meeting, as provided in Section 5.01(e), shall be the only matters which ASTC shall propose to be acted on by ASTC’s shareholders at the Special Meeting, unless otherwise approved in writing by Lockheed Martin.

Section 5.02     No Solicitation.

(a)             Except as provided in Section 5.02(b), Section 5.02(e) and Section 5.02(i), at all times during the period commencing on the date of this Agreement and continuing until the Closing (or prior termination in accordance with ARTICLE XII), ASTC shall not, directly or indirectly, and shall not authorize or permit any Representative or Affiliate of ASTC, including the other Seller Companies to, directly or indirectly:

(i)          solicit, initiate, facilitate or knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

(ii)         furnish any non-public information regarding any Seller Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal (for the avoidance of doubt, it being understood that the foregoing shall not prohibit ASTC from informing such person that ASTC is restricted by this Section 5.02(a) in response to the receipt of an Acquisition Proposal);

(iii)        participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; or

(iv)        (A) withdraw or modify the Board Recommendation in a manner adverse to Buyer or adopt a resolution to withdraw or modify the Board Recommendation in a manner adverse to Buyer; (B) fail to announce publicly, within ten (10) Business Days after a tender offer or exchange offer relating to securities of ASTC shall have been commenced, that the ASTC Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten (10) Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) enter into any letter of intent, term sheet, agreement in principle, memorandum of understanding or similar document or any Contract (other than the type of confidentiality agreement contemplated in Section 5.02(b)(v)) contemplating or otherwise relating to any Acquisition Transaction (each of the foregoing actions described in clauses (A) through (D) of this sentence being referred to as a “Change in Recommendation”).

(b)          Notwithstanding anything to the contrary contained in this Agreement, prior to the approval of this Agreement by the Required Shareholder Vote, Section 5.02 shall not prohibit ASTC from furnishing nonpublic information regarding any Seller Company to, or entering into discussions with, any Person in response to a bona fide written Acquisition Proposal that the ASTC Board determines, in good faith and after having taken into account the advice of outside legal counsel, is or is reasonably likely to lead to a Superior Proposal that is submitted to ASTC by such Person (and not withdrawn prior to the furnishing of such information or such discussions) and to the extent required by Applicable Law, taking and disclosing to ASTC shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or making any other disclosure to ASTC’s shareholders if the ASTC Board determines that disclosure is required under Applicable Law if:

(i)          neither ASTC nor any Representative of ASTC shall have violated any of the restrictions set forth in Section 5.02(a)(i);

(ii)         ASTC received the Acquisition Proposal from a Person that is not in breach of its contractual obligations to any Seller Company under a standstill or confidentiality agreement;

(iii)        the ASTC Board has concluded, in good faith and after having taken into account the advice of outside legal counsel, that such action is required in order for the ASTC Board to comply with its fiduciary obligations to ASTC’s shareholders under Applicable Law;

(iv)        at least three (3) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, ASTC furnishes to Buyer written notice of the identity of such Person and its Representatives, of ASTC’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and of the material terms and conditions of such Acquisition Proposal;

(v)         ASTC receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of ASTC consistent with those in the Confidentiality Agreement; and

(vi)        at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, ASTC furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by ASTC to Buyer).

(c)          In addition to the obligations of ASTC set forth in Section 5.02(b), ASTC shall promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information, advise Buyer in writing thereof (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof). ASTC shall: (i) keep Buyer reasonably informed on a current basis (and in any event not later than 24 hours after the occurrence) of any material change in the status of discussions regarding the material terms (including all amendments) of any such Acquisition Proposal; and (ii) promptly (and in any event within 24 hours) after receipt or delivery thereof, provide Buyer with copies of all material documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including the financing thereof) exchanged between ASTC or any of its Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the other hand. ASTC shall provide Buyer with at least 24 hours’ prior notice (or such shorter notice as may be provided to the ASTC Board) of a meeting of the ASTC Board at which the ASTC Board is reasonably expected to consider an Acquisition Proposal. ASTC shall not, and shall cause any other Seller Company not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither ASTC nor any other Seller Company is party to any Contract, that prohibits such Seller Company from providing the information described in Section 5.02(b) or this Section 5.02(c) to Buyer.

(d)          On execution and delivery of this Agreement, ASTC shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Person, conducted prior to the execution of this Agreement, that relate to any Acquisition Proposal. Promptly after the execution and delivery of this Agreement, ASTC shall provide notice to all such Persons that all confidential information provided by or on behalf of ASTC or any other Seller Company to such Person prior to the date of this Agreement that such confidential information shall be immediately returned or destroyed.

(e)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the adoption of this Agreement by the Required Shareholder Vote, the ASTC Board may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be a breach of the fiduciary duties of the ASTC Board under Applicable Law, effect a Change in Recommendation; provided that: (i) after the date of this Agreement, an Acquisition Proposal is made to ASTC and is not withdrawn; (ii) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with)

this Agreement; and (iii) prior to any such Change in Recommendation, ASTC shall have given Buyer prompt written notice advising it of the decision of the ASTC Board to take such action; and provided, further, that in the event the decision relates to a Superior Proposal (y) ASTC shall have given Buyer four (4) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Buyer proposes to revise terms of this Agreement, ASTC shall have, during such period, negotiated in good faith with Buyer with respect to proposed revisions or other proposal (it being agreed that any material changes to any Superior Proposal, including any changes to the financial terms of such Superior Proposal, shall require a new notice and a new four (4) Business Day period of negotiations), and (z) the ASTC Board shall have determined in good faith (after consultation with outside legal counsel), after considering the results of such negotiations and giving effect to the proposals made by Buyer, if any, that such alternative Acquisition Proposal constitutes a Superior Proposal and in any event that failure to effect a Change in Recommendation would be a breach of the fiduciary duties of the ASTC Board under Applicable Law.

(f)          ASTC shall keep confidential any proposals made by Buyer to revise the terms of this Agreement in connection with Buyer’s right pursuant to Section 5.02(e) to match a Superior Proposal, other than to the extent required by Applicable Law.

(g)           Without limiting the generality of the foregoing, ASTC acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in this Section 5.02 by any Representative or Affiliate of ASTC, including the other Seller Companies, whether or not such Representative or Affiliate is purporting to act on behalf of ASTC, shall be deemed to constitute a breach of this Section 5.02 by ASTC.

(h)          Nothing in this Agreement shall prohibit ASTC from making any disclosure to the ASTC shareholders (in each case that is not a Change in Recommendation, except as permitted pursuant to Section 5.02(e)) if the ASTC Board (after consultation with outside legal counsel), concludes that its failure to do so would be a breach of its fiduciary duties under Applicable Law.

(i)          Subject to the provisions of this Section 5.02 and ASTC’s compliance therewith in all material respects, the parties acknowledge and agree that ASTC may enter into an agreement for a Superior Proposal and terminate this Agreement immediately prior to such acceptance of such Superior Proposal pursuant to the terms of Section 12.01(f) hereof; provided that ASTC may not terminate this Agreement pursuant to this Section 5.02(i) until ASTC has paid in full to the Buyer Companies the Termination Fee.  For the avoidance of doubt, ASTC shall be required to terminate this Agreement prior to its acceptance of such Superior Proposal as a condition to its entry into an agreement for such Superior Proposal.

(j)          This Section 5.02 shall terminate upon the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with ARTICLE XII.

Section 5.03     Conduct of Business.   Except with the written consent of the Buyer Companies, which shall not be unreasonably withheld, or as set forth in Section 5.03 of the Disclosure Letter, from the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement, the Seller Companies (y) shall conduct the ASO Business in accordance with the historical and customary operating practices relating to the conduct of the ASO Business, and (z) without limiting the generality of the foregoing, shall not take any of the following actions in respect of the ASO Business:

(a)          make or permit any change in, or cease in whole or in part, the ASO Business, or enter into any transaction in each case not in accordance with the current customary operating practices relating to the conduct of the ASO Business (it being understood that entering into any Contract that is not consistent with the current operating practices of the ASO Business shall not be permitted even if the Contract is of a type historically entered into by the ASO Business);

(b)          sell, lease, transfer or otherwise dispose of (except in the ordinary course of business) or encumber or create a Lien (other than a Permitted Lien) on all or any portion of the Transferred Assets including, without limitation, rights to intellectual property or other intangible assets;

(c)          enter into, amend, modify or terminate any material Contract except as provided for in this Agreement or the other Transaction Documents;

(d)          default or suffer to exist any event or condition, which with notice or the lapse of time or both would constitute a default by any Seller Company under any Contract (except for any default that would not have an adverse effect on the ASO Business);

(e)          increase or commit to increase, the compensation or benefits payable to any officer, director or employee or agent of the Seller Companies who will constitute a Transferred Employee (other than changes made in accordance with historical and customary operating practices of any of the Seller Companies, changes required by an employment agreement listed in Section B.10(a)(iii) of the Disclosure Letter, or changes required by Applicable Law), or enter into any new agreement with respect to the employment of any employee who will constitute a Transferred Employee which is not terminable at will;

(f)          make any alteration in the manner of keeping the books, accounts or records of the Seller Companies, or in the financial or Tax accounting methods, principles or practices therein reflected, except insofar as may be required by GAAP or Applicable Law (in each case following consultation with ASTC’s independent auditor); provided that this clause (f) shall not limit any alteration in any manner of keeping books, accounts or records or accounting methods, principles or practices of the Seller Companies for Tax purposes that would not reasonably be expected to affect the Buyer with respect to a period ending after the Closing or any portion thereof;

(g)          make any capital expenditure or commitment therefore involving more than five hundred thousand dollars ($500,000) with respect to the Transferred Assets or the Assumed Liabilities; provided that in no event shall any Seller Company commit to make to capital expenditure after Closing that would constitute an Assumed Liability (or for which Buyer would otherwise be responsible);

(h)          without a demonstrably valid business reason, accelerate or defer any item of income or expense (not including an acceleration or deferral for Income Tax purposes);

(i)          write up, write down or write off the book value of any Transferred Asset, except (i) for depreciation and amortization in accordance with GAAP consistently applied or (ii) as otherwise required under GAAP;

(j)          effect any dissolution, winding up, liquidation or termination of the ASO Business or take any steps or make any other arrangement or composition with any creditors of the Seller Companies with respect to the ASO Business or Transferred Assets;

(k)          except for the acquisition of the assets or business of another Person by a Subsidiary of ASTC (other than a Seller Company) and which would not have any effect on the ASO Business, effect any merger or consolidation, acquire an interest in or a substantial portion of the assets or business of any Person or otherwise acquire any material assets, or effect any reorganization or recapitalization;

(l)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock; provided that ASTC may declare and pay dividends solely in cash to its shareholders in an aggregate amount not to exceed one million dollars ($1,000,000); or enter into any agreement with respect to the voting or registration of its capital stock;

(m)          incur any Indebtedness, assume, endorse, guarantee or otherwise become liable for any Indebtedness or obligation of any other Person (other than endorsements for deposit in the ordinary course of business);

(n)          make any change in executive management or key personnel of the ASO Business;

(o)          institute, settle or dismiss any litigation, claim or other Proceeding before any court or Governmental Authority where such Proceeding involves any obligation of or restriction on the Seller Companies in respect of this Agreement or any Transferred Asset or would affect the ASO Business or any Transferred Asset after Closing; or

(p)          convene any meeting (or any adjournment thereof) of ASTC’s shareholders other than a shareholder meeting to adopt this Agreement or the ASTC 2014 Annual Meeting of Shareholders (provided, that the matters to be voted on at such annual meeting shall be limited to those matters specifically identified and described as proposals 1, 2 and 3 of the proxy statement filed with the SEC on May 23, 2014), unless such a meeting is required by Applicable Law.

Section 5.04     Access to Information; Confidentiality.

(a)          Except as may be necessary to comply with any Applicable Laws and subject to (y) any applicable privileges (including the attorney-client privilege), and (z) the terms and conditions of the Confidentiality Agreement and this Section 5.04, from the date of this Agreement until the Closing Date, the Seller Companies shall: (i) during normal business hours and upon reasonable prior written (including e-mail) notice, give Buyer and its Representatives reasonable access to the records of the Seller Companies, but only to the extent relating to the ASO Business; (ii) during normal business hours and upon reasonable prior written (including e-mail) notice, give Buyer and its Representatives reasonable access to any facilities (or portions of facilities) the possession of which will be transferred to Buyer at Closing; and (iii) furnish to Buyer and its Representatives such financial and operating data and other information, but only to the extent relating to the ASO Business as Buyer reasonably may request. Without limiting the foregoing, between the date of execution of this Agreement by all of the parties hereto and the Closing, the Seller Companies shall provide Buyer and its Representatives with access to the Owned Real Property in order for Buyer to have conducted an ALTA survey of the Owned Real Property.

(b)          For a period of five (5) years after the Closing Date, the Seller Companies shall treat and hold as confidential all confidential information retained by the Seller Companies, but only to the extent relating to the Transferred Assets and the Assumed Liabilities. In the event any Seller Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such confidential information, then ASTC shall notify Buyer promptly of the request or requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(b).   If, in the absence of a protective order or receipt of a waiver hereunder, any Seller Company is, on the advice of outside legal counsel, compelled to disclose such confidential information, such Seller Company may so disclose the confidential information; provided that such Seller Company shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential information; provided that the failure to obtain such confidential treatment shall not in itself constitute failure to use reasonable commercial efforts. The provisions of this Section 5.04(b) shall not be deemed to prohibit the disclosure of confidential information relating to the operations or affairs of the ASO Business by any Seller Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements or comply with any Tax Law, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with Applicable Law, (v) to provide services to any Buyer Companies in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, (vii) in connection with any administrative functions in the ordinary course of business or (viii) in connection with an audit. Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any Seller Company from and after the date of this Agreement, (y) is or becomes available to a Seller Company on a non-confidential basis from a source that, to a Seller Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (z) is or has been independently developed by a Seller Company (other than for the ASO Business).

(c)          The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.05     Cooperation After Closing.   From and after the Closing Date, the Seller Companies shall, at the applicable Seller Company’s expense: (i) afford Buyer and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of such Seller Company, to the extent relating to the conduct of the ASO Business prior to the Closing; (ii) use reasonable commercial efforts to cooperate in the defense or pursuit of any Transferred Asset or Assumed Liability or any claim or action that relates to occurrences involving the ASO Business prior to the Closing Date; provided that Buyer shall reimburse such Seller Company for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or Representatives) incurred by such Seller Company in connection with any such defense, claim or action; and (iii) to the extent any Transferred Assets are not transferable by law without further action that cannot be taken until after the Closing, including the transfer of any Environmental Permits, the Seller Companies and the Buyer Companies agree to use commercially reasonable efforts to effectuate such transfer as soon as practicable after the Closing. Buyer agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.05.

Section 5.06     Maintenance of Insurance Policies.   Except as otherwise provided in Exhibit D and except for the replacement of existing insurance policies with substantially similar policies, on and after the date of this Agreement and until the Closing Date, the Seller Companies shall use commercially reasonable efforts (not including the payment of money other than currently scheduled premiums) to maintain any insurance (including reinsurance) that covers the Transferred Assets, the ASO Business or the Transferred Employees (for the avoidance of doubt, it being understood that the Seller Companies shall be required to make all payments of premiums for coverage, including in respect of any new or replacement policies, through the Closing Date). Except as otherwise provided in Exhibit D or as otherwise may be agreed in writing by the parties, the Seller Companies shall not have any obligation to maintain the effectiveness of any such insurance policy after the Closing Date or to make any monetary payment in connection with any such policy.

Section 5.07     Name Change.   Within two (2) Business Days following the Closing, each of ASO and AFH shall take all action required under Applicable Law, including making all required filings with the applicable Governmental Authorities, to change each of their names to a name that is not associative with and does not contain the term “Astrotech,” and shall provide to Buyer written evidence thereof.

ARTICLE VI
COVENANTS AND AGREEMENTS OF BUYER

Section 6.01     Provision and Preservation of and Access to Certain Information; Cooperation.

(a)          Buyer shall preserve all books and records that constitute Transferred Assets for a period of five (5) years commencing on the Closing Date.

(b)          Except as may be necessary to comply with any Applicable Laws and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 6.01(b) and (z) the terms and conditions of any confidentiality or similar agreements between any Buyer Company and a third party, including customers, vendors and subcontractors, from and after the Closing Date, Buyer Companies shall, at Buyer’s expense: (i) afford each of the Seller Companies and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of Buyer Companies, to the extent relating to the ASO Business prior to the Closing, and provide copies of such information as the Seller Companies may reasonably request for any proper purpose, including in connection with (A) the matters contemplated by Section 2.03(b) or Section 2.05, (B) the preparation of any Tax Returns or Tax audits, (C) any judicial, quasi-judicial, administrative, Tax, audit, arbitration or mediation proceeding, (D) the preparation of any financial statements or reports, and (E) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Excluded Assets, Excluded Liabilities or Indemnified Claims; and (ii) cooperate fully with the Seller Companies for any proper purpose, including in the defense or pursuit of any Excluded Asset or Excluded Liability or any claim or action that relates to occurrences involving the ASO Business prior to the Closing Date; provided that the Seller Companies shall reimburse Buyer Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or Representatives) incurred by Buyer Companies in connection with any such defense, claim or action. The Seller Companies agree to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 6.01(b) in accordance with the provisions of Section 5.04(b).

ARTICLE VII
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 7.01     Further Assurances.   Subject to the terms and conditions of this Agreement, each party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or desirable under any Applicable Law, to consummate or implement the Contemplated Transactions, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to consent to the assignment of any Contracts or permits or related rights or obligations; provided, however, that the foregoing shall not be deemed to require either party to waive compliance by the other party and its Affiliates of its respective covenants or obligations under this Agreement or to waive conditions to the Closing required to be satisfied by the other party. The Seller Companies and the Buyer Companies shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary, proper, advisable or desirable to consummate or implement the Contemplated Transactions. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 7.01 shall require any Seller Company or Buyer Company to make any payments in order to obtain any consents or approvals necessary, proper, advisable or desirable in connection with the consummation of the Contemplated Transactions.

Section 7.02     Certain Filings; Consents.   The Seller Companies and the Buyer Companies shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any third parties in connection with the consummation of the Contemplated Transactions and (b) subject to the terms and conditions of this Agreement, in taking any such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers on a timely basis.

Section 7.03     Public Announcements.   ASTC and Lockheed Martin shall not, and shall cause their respective Affiliates not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement and the Contemplated Transactions, from the date hereof through the Closing Date, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or any national or international stock exchange rules applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. Notwithstanding the foregoing, Lockheed Martin and ASTC shall each issue a separate press release substantially in the form attached hereto as Attachment IX and ASTC shall make filings under the Exchange Act related to the parties’ entry into this Agreement and the consummation of the Contemplated Transactions. Nothing in this Section 7.03 shall restrict the right of either party to disclose the terms of this Agreement and the Transaction Documents prior to the filing of such documents with the SEC (x) to authorized Representatives of such party, (y) to such party’s employees and Representatives, including Affiliates, auditors, attorneys or financing sources, on a need-to-know basis, and (z) following the Closing, in any party’s financial statements (including the notes thereto).

Section 7.04     Certain Regulatory Notice.   The Seller Companies acknowledge that, as soon as practicable after the date of execution of this Agreement by all of the parties hereto, Lockheed Martin will prepare and submit to the General Counsel of the U.S. Department of Defense and the U.S. Federal Trade Commission, notification of the Contemplated Transactions.  To the extent any other notifications to Governmental Authorities are applicable, the parties shall prepare and submit such notifications as soon as practicable after the date of execution of this Agreement by all of the parties hereto.

Section 7.05     Novation of Government Contracts.   Immediately following the Closing, the Seller Companies and the Buyer Companies shall cooperate to submit, in accordance with, and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, in writing to the Defense Contract Executive and each responsible contracting officer a request that the U.S. Government recognize Buyer as the successor in interest to all of the Government Contracts being sold, assigned, transferred and conveyed to Buyer in accordance with the Transaction Documents. The Seller Companies shall provide Lockheed Martin, its Defense Contract Executive and each responsible contracting officer all information necessary to obtain, to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, the consent of the U.S. Government to recognize Buyer as the successor in interest to the Government Contracts being sold, assigned, transferred and conveyed to Buyer in accordance with the Transaction Documents. Each of Buyer and the applicable Seller Company shall enter into novation agreements (the “Novation Agreements”) substantially in the form contemplated by such regulations. Each of Buyer and the applicable Seller Company shall use reasonable commercial efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to the Government Contracts, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreements. At the Closing, Buyer and any applicable Seller Companies shall enter into the Subcontract Pending Novation, pursuant to which Buyer shall assume and perform all obligations under such Government Contracts pending entry into such Novation Agreements.

Section 7.06     Agreements Regarding Tax Matters.

(a)          Each party shall (i) provide the other party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Tax Authority or Proceeding involving any Governmental Authority relating to liability for Taxes with respect to the Transferred Assets or the ASO Business, (ii) retain for a period of six (6) years following the end of the calendar year in which the Closing occurs all records and other information (including all Tax records, Tax workpapers, Tax opinions and FIN 48 workpapers) that may be relevant to any such Tax Return, audit or examination, Proceeding or determination, and (iii) provide the other party with a copy of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each party shall retain, until the expiration of the applicable statute of limitations (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records that concern the ASO Business relating to Tax periods or portions thereof ending prior to the Closing Date.

(b)          All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions (the “Transfer Taxes”) shall be paid one-half (1/2) by the Seller Companies and one-half (1/2) by the Buyer Companies. ASTC shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each party shall promptly reimburse the other party for any of such party’s allocable share of the Transfer Taxes that may be paid by the other party upon presentation of a demand therefor consistent with this Section 7.06.

(c)          Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date shall be paid by the Buyer or the Seller Companies, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller Companies based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. The Seller Companies shall pay to Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay to the Seller Companies an amount equal to any such Taxes payable by the Seller Companies which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller Companies if such Taxes are not identified by the Buyer or the Seller Companies on or prior to the Closing Date).

(d)          The Seller Companies shall not file any amended Tax Return with respect to any Pre-Closing Tax Period, which return may reasonably be expected to increase the Tax liability of the Buyer Companies relating to any of the Transferred Assets during any taxable period after the Closing without the prior review and consent of the Buyer Companies (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.07     Control of Operations.   Nothing in this Agreement shall give the Buyer Companies, directly or indirectly, the right to control or direct the operations of the ASO Business prior to the Closing Date.

ARTICLE VIII
EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

Section 8.01     Employee and Employee Benefit Matters.   The parties agree as to employee and employee benefit matters as set forth in Exhibit D.

ARTICLE IX
REAL PROPERTY AND RELATED MATTERS

Section 9.01     Transfer of Owned Real Property.   At the Closing, AFH shall transfer by general warranty deed the Owned Real Property to Buyer substantially in the form attached hereto as Attachment II, and, in connection therewith, shall execute and deliver (a) such affidavits, indemnities, evidence of authority and such other documents as Buyer’s title insurance company shall reasonably require in order to issue to Buyer an owner’s title insurance policy insuring that Buyer owns the Owned Real Property free and clear of all Liens other than Permitted Liens and (b) such other documents as may be required under Applicable Law in the jurisdiction in which the Owned Real Property is located (including transfer tax documentation).

Section 9.02     Assignment of Leased Real Property.   Subject to the provisions of this Section 9.02, the Seller Companies shall take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary or desirable to effect the assignment of that certain Lease No. SPCVAN-2-94-0001, dated as of October 1, 1993, by and between Astrotech Space Operations, L.P., as tenant, and the Secretary of the Air Force, as landlord, as extended by Lease No. SPCVAN-2-94-0001 Lease Extension, dated as of October 1, 2013, by and between ASO (as successor in interest to Astrotech Space Operations, L.P.) and the Secretary of the Air Force (the “Real Property Lease”), relating to the Leased Real Property, by ASO to Buyer pursuant to an assignment and assumption of lease, substantially in the form attached hereto as Attachment III-A.   The Seller Companies and the Buyer Companies shall cooperate with each other and use reasonable commercial efforts to obtain any consents or approvals required in connection with the assignment of the Real Property Lease to Buyer from the Secretary of the Air Force, and to obtain from the Secretary of the Air Force a consent to assignment and estoppel certifying that ASO is not in default and has not failed to perform any obligation under the Real Property Lease, and that there does not exist any event, condition or omission which would constitute a breach or default (whether by lapse of time or notice or both) of the Real Property Lease by any other Person, substantially in the form attached hereto as Attachment III-B.   Notwithstanding the foregoing, nothing in this Section 9.02 shall require the Buyer Companies to make any payments in order to obtain such consents, approvals, releases or estoppels. The Seller Companies agree to pay reasonable and customary costs to cover actual expenses incurred by the landlord to process any requests for assignment and any other payments contemplated by the Real Property Lease in order to obtain such consents, approvals, releases and estoppels.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01     Conditions to Obligations of Each Party.   The obligations of the Seller Companies and Buyer to consummate the Closing are subject to the satisfaction (or the waiver by each of the Seller Companies and Buyer in their respective sole and absolute discretion) of the following conditions:

(a)          (i) no Proceedings shall be pending or in effect restraining or enjoining or seeking to restrain or enjoin the Contemplated Transactions, and (ii) no notice shall have been received from any Governmental Authority indicating an intent to initiate an inquiry or investigation (and no such inquiry or investigation shall be pending), the result of which could be to restrain, prevent, prohibit, delay, rescind, unwind, divest or restructure the Contemplated Transactions or adversely impact Buyer’s ability to operate the ASO Business;

(b)          no provision of any Applicable Law and no judgment, injunction, Order or decree by any Governmental Authority preventing consummation of the Closing shall be in effect; and

(c)          all actions by or in respect of, or filings with, any Governmental Authority (other than actions or filings contemplated by Section 7.05) required to permit the consummation of the Closing shall have been taken or made, any applicable waiting or suspension periods have expired or been terminated and any applicable clearances or approvals have been obtained.

Section 10.02     Conditions to Obligation of the Buyer Companies.   The obligation of the Buyer Companies to consummate the Closing is subject to the satisfaction (or the waiver by the Buyer Companies in their sole and absolute discretion) of the following further conditions:

(a)          (i) the Seller Companies shall have performed in all material respects all of their respective obligations under this Agreement required to be performed by them at or prior to the Closing, (ii) the representations and warranties of the Seller Companies contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all respects and (B) that are not qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of each such date (except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date) and (iii) Buyer shall have received a certificate signed by an authorized officer of each Seller Company to the foregoing effect;

(b)          since the date of this Agreement, no event shall have occurred that has had or would reasonably be expected to result in a Material Adverse Effect on the ASO Business;

(c)          the Seller Companies shall have executed and delivered to Buyer, on or before the Closing Date, the Transaction Documents that are required to be executed by such Seller Company;

(d)          each Seller Company shall have delivered, or cause to be delivered, to Buyer the certificates as to the legal existence and corporate and good standing of such Seller Company and copies of its current charter, issued or certified by the appropriate Governmental Authority of the state of its incorporation and the states where such Seller Company is qualified to transact business as a foreign corporation;

(e)          no Seller Company shall have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity or casualty to the Real Property that would materially interfere with the conduct of the ASO Business or materially impair the value of the ASO Business as a going concern, regardless of whether any such loss or losses have been insured against;

(f)          at least three (3) Business Days prior to the Closing, the Seller Companies shall have delivered to Buyer a true, correct and complete copy of the Payoff Letter, which Payoff Letter shall be in full force and effect;

(g)          the Seller Companies and Buyer shall have obtained the approvals, consents and authorizations of third parties necessary for the assignment and transfer of the Contracts set forth in Section 2.06(a) of the Disclosure Letter;

(h)          Buyer shall have received an ALTA survey of the Owned Real Property and such survey shall show that the Owned Real Property has access to a public street, shall show no encroachments of any type, shall confirm that the legal description of the Owned Real Property matches the legal description of the Owned Real Property set forth in the title commitment obtained by Buyer (and shall show no gaps, gores or other defects in said legal description) and shall otherwise be reasonably acceptable to Buyer;

(i)          ASTC shall have delivered, or cause to be delivered, to Buyer the consent to assignment and estoppel by the Secretary of the Air Force in respect of the Real Property Lease and the Leased Real Property required under Section 9.02 as of the Closing Date;

(j)          the Seller Companies shall have conducted the deferred maintenance set forth on Section 10.02(j) of the Disclosure Letter;

(k)          ASTC and Buyer shall have entered into a transition services agreement in form and substance reasonably acceptable to Buyer and including the terms and conditions set forth in Section 10.02(k) of the Disclosure Letter; and

(l)          the Seller Companies shall have taken the actions set forth in Section 10.02(l) of the Disclosure Letter.

Section 10.03     Conditions to Obligation of the Seller Companies.   The obligation of the Seller Companies to consummate the Closing is subject to the satisfaction (or the waiver by the applicable Seller Company in its sole and absolute discretion) of the following further conditions:

(a)          (i) the Buyer Companies shall have performed in all material respects all of its obligations under this Agreement required to be performed by them at or prior to the Closing, (ii) the representations and warranties of the Buyer Companies contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all respects and (B) that are not qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of each such date (except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date) and (iii) the Seller Companies shall have received a certificate signed by an officer of each Buyer Company to the foregoing effect;

(b)          the applicable Buyer Company shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be executed by such Buyer Company;

(c)          the shareholders of ASTC shall have approved this Agreement and the Contemplated Transactions by the Required Shareholder Vote; and

(d)          Buyer shall pay at Closing the Estimated Adjusted Purchase Price (less (i) the Adjustment Holdback Amount, (ii) the Indemnity Escrow Amount and (iii) the Payoff Amount) as contemplated by Section 2.01(k).

Section 10.04     Updated or Substitute Disclosure Letter.

(a)          At least three (3) Business Days prior to any scheduled Closing Date, the Seller Companies shall deliver to Buyer at the address listed in Section 13.01 clearly marked updates, amendments, modifications, and additions to, or a substitution of, the Disclosure Letter with respect to (i) the discovery of any facts or circumstances occurring or existing on or prior to the date of this Agreement that cause, or that would reasonably be expected to cause, any of the representations and warranties of the Seller Companies to be untrue or incorrect in any material respect as of the date of this Agreement (a “Prior Event Disclosure”) and (ii) any development or change of facts or circumstances that occurs after the date of this Agreement that would cause, or would reasonably be expected to cause, any of the representations or warranties of the Seller Companies to be untrue or incorrect in any material respect as of Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) (a “Subsequent Event Disclosure”). Each Prior Event Disclosure and Subsequent Event Disclosure shall specify the underlying facts that were discovered or the development or change of facts and the applicable representations and warranties to which such Prior Event Disclosure or Subsequent Event Disclosure, as applicable, relates.

(b)          If the Seller Companies deliver an updated or substitute Disclosure Letter containing any Prior Event Disclosure, each such Prior Event Disclosure shall be for informational purposes only and shall not affect (i) the determination of whether the conditions set forth in Section 10.01 and Section 10.02 have been satisfied or (ii) the rights of the Buyer Indemnified Parties under ARTICLE XI, each of which shall be determined based solely upon the Disclosure Letter delivered to Buyer on the date of execution of this Agreement by all of the parties hereto.

(c)          If the Seller Companies deliver an updated or substitute Disclosure Letter containing any Subsequent Event Disclosure together with an acknowledgement (an “MAE Acknowledgement”) certifying in good faith that such Subsequent Event Disclosure, either individually or with other disclosures made in the Disclosure Letter (as updated or substituted), constitutes a Material Adverse Effect and Buyer is therefore permitted to terminate this Agreement pursuant to Section 12.01(c)(ii), then Buyer shall have the right to terminate this Agreement by providing written (including email) notice to ASTC within five (5) Business Days from the date such Subsequent Event Disclosure is made, and thereupon Seller Companies shall have no liability to the Buyer Companies under this Agreement (including under ARTICLE XII). If Buyer does not elect to terminate this Agreement in accordance with the preceding sentence and Closing occurs, then the rights of the Buyer Indemnified Parties for breaches of the representations and warranties or any other indemnification obligations set forth in ARTICLE XI solely in connection with such Subsequent Event Disclosure delivered with such MAE Acknowledgement(s) shall be waived in all respects and the Seller Companies shall have no liability with respect thereto. Notwithstanding the foregoing, if the Seller Companies do not deliver an MAE Acknowledgement in connection with a Subsequent Event Disclosure, such Subsequent Event Disclosure will not have any effect for the purpose of determining satisfaction of the conditions set forth in Section 10.02(a) or any other right that the Buyer Companies may have in respect of the accuracy of any representation or warranty to which such Subsequent Event Disclosure applies as of the date of this Agreement or as of the Closing Date (including any rights under ARTICLE XI or ARTICLE XII).

ARTICLE XI
SURVIVAL; INDEMNIFICATION

Section 11.01     Survival. The representations and warranties of the parties contained in this Agreement and the covenants and agreements of the parties contained in this Agreement that are to be performed under this Agreement prior to the Closing shall survive the Closing, until 11:59 p.m., Eastern time, on the 18-month anniversary of the Closing Date; provided, however, that:

(a)          the right to make claims for indemnification with respect to Section B.01 (Corporate Existence and Power), Section B.02 (Corporate Authorization), Section B.13 (Compliance with Laws), Section B.14 (Environmental Compliance), Section B.16 (Taxes), Section B.23(b) (Title), Section B.29 (Ethical Practices; FCPA) (each of the foregoing Sections, collectively, the “Baseline Representations”) , Section C.01 (Corporate Existence and Power), Section C.02 (Corporate Authorization) and Section C.06 (No Vote/Approval Required) shall survive the Closing for a period of five (5) years from the Closing Date;

(b)          the right to make claims for indemnification with respect to Section B.08 (Real Property) and Section B.23(a) (Sufficiency of Assets) (together with the Baseline Representations the “Fundamental Representations”) shall survive the Closing for a period of three (3) years from the Closing Date;

(c)          the right to make a claim for indemnity under Section 11.02(a)(ii), Section 11.02(b)(iii) and Section 11.02(b)(iv) shall survive indefinitely; and

(d)          the right to make claims for indemnification pursuant to Section 11.02(b)(v) through Section 11.02(b)(viii) shall survive the Closing for a period of five (5) years from the Closing Date.

The parties intend to shorten applicable statutes of limitations, and agree that no claims may be brought with respect to any matter after expiration of the applicable survival period for such matter under this Section 11.01; provided, however, that if an Indemnified Party has given notice of its claim for indemnification under Section 11.02 in accordance with Section 11.03, prior to expiration of the applicable survival period for such matter under this Section 11.01, the survival period for such claim shall extend until the claim is resolved in accordance with this Agreement; and provided, further, that the covenants and agreements contained in this Agreement that are to be performed after the Closing (including the right to make a claim for indemnification in respect thereof as provided in Section 11.02(b)(ii)) shall survive for the period set forth herein or, if no period is so set forth, indefinitely. The representations, warranties, covenants and agreements referenced in this Section 11.01 as surviving the Closing are referred to herein as the “Surviving Representations or Pre-Closing Covenants.” It is understood and agreed that (y) after the Closing, the sole and exclusive remedy with respect to any breach of this Agreement shall be a claim for Damages (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to (and subject to the limitations of) this ARTICLE XI; provided that notwithstanding the foregoing, nothing in this ARTICLE XI shall limit the right of any party (A) to pursue an action for or to seek remedies with respect to claims for fraud or willful misconduct or (B) to seek specific performance or other equitable relief; and (z) before the Closing, the parties shall be entitled only to the termination and other remedies set forth in ARTICLE XII, and indemnification under this ARTICLE XI shall not apply.

Section 11.02     Indemnification.

(a)          Effective as of the Closing and subject to the limitations set forth in Section 11.04(a), the Buyer Companies, jointly and severally, hereby indemnify the Seller Companies, its Affiliates, and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach of any Surviving Representation or covenant made or to be performed by Buyer Companies pursuant to this Agreement, or (ii) any Assumed Liabilities (including any Buyer Company’s failure to perform or in due course pay or discharge any Assumed Liability).

(b)          Effective as of the Closing and subject to the limitations set forth in Section 11.04(b), the Seller Companies, jointly and severally, hereby indemnify the Buyer Companies and their Affiliates, and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Buyer Indemnified Parties”) against, and agree to hold them harmless from, any and all Damages arising out of, resulting from or related to (collectively, the “Buyer Claims”):

(i)          any breach of any Surviving Representation or Pre-Closing Covenant made or to be performed by a Seller Company pursuant to this Agreement or any other Transaction Document;

(ii)         any breach by the Seller Companies of, or failure by the Seller Companies to perform, any of their covenants or obligations contained in this Agreement or in any of the other Transaction Documents that are required to be performed after the Closing;

(iii)        any Excluded Liabilities (including any Seller Company’s failure to perform or in due course pay or discharge any Excluded Liability);

(iv)        any fraud or willful misconduct of any Seller Company in connection with this Agreement or any of the other Transaction Documents;

(v)         any matters for which indemnification is provided by a Seller Company under Exhibit D (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Exhibit D to the extent such terms differ from the provisions of this ARTICLE XI);

(vi)         any liability for Transfer Taxes related to any taxable period ending before the Closing Date;

(vii)       any criminal act or omission by any Seller Company that occurred prior to the Closing Date; and

(viii)      any claim by any holder of capital stock (or other equity interest) of any Seller Company alleging any breach of fiduciary duty or that such holder is entitled to any payment in connection with this Agreement or the Contemplated Transactions.

Notwithstanding whether the Buyer Indemnified Parties may be entitled to recover Damages for Buyer Claims under more than one provision of this Section 11.02(b), the Buyer Indemnified Parties shall not be entitled to recover Damages more than once for any particular Buyer Claim.

Section 11.03     Procedures.

(a)          If any Seller Indemnified Party shall seek indemnification pursuant to Section 11.02(a), or if any Buyer Indemnified Party shall seek indemnification pursuant to Section 11.02(b), the Person seeking indemnification (the “Indemnified Party”) shall provide written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event, with respect to a Third Party Claim (as defined below), within 15 days after actual receipt thereof and, with respect to all other claims, within 20 days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or director of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (each, an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, or the maximum amount of Damages which the Indemnified Party determines in good faith may become payable to the Indemnified Party under the terms of this ARTICLE XI, and, in each case, the method of computation thereof, and demanding indemnification therefor (such notice, a “Claim Notice”).  The failure of an Indemnified Party to provide a Claim Notice in accordance with this Section 11.03(a), or any delay in providing such Claim Notice, shall not constitute a waiver of that party’s claims to indemnification pursuant to Section 11.02, except to the extent that (i) such failure or delay prejudices the Indemnifying Party or (ii) such Claim Notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 11.01.  If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding, brought by a Person that is not a party hereto and is not a Seller Company or a Buyer Company (a “Third Party Claim”), any such Claim Notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim. In the event that the Claim Notice seeks recovery from the Indemnity Escrow Amount, such Claim Notice shall be delivered to the Escrow Agent contemporaneously with the delivery to the Indemnifying Party.

(b)          After the giving of a Claim Notice pursuant hereto, the Indemnifying Party shall respond in writing within 30 days after its receipt of the Claim Notice (the “Claim Response”).  Any Claim Response must specify whether the Indemnifying Party disputes the claim described in the Claim Notice and the basis of such dispute.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such Claim Notice that such Indemnifying Party disputes its liability to the Indemnified Party in a Claim Response, the claims specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party and the amount specified in the Claim Notice shall be payable by the Indemnifying Party to the Indemnified Party as hereinafter provided or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined whether through settlement, by a court of competent jurisdiction or otherwise.  If the Indemnifying Party has disputed a Claim Notice through the timely delivery of a Claim Response, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to negotiate in good faith a resolution of such dispute and, if not resolved through negotiations within 30 days (or such other period as the parties mutually agree) after the conclusion of the 30-day (or such other period as the parties mutually agree) negotiation period, such dispute shall be resolved by litigation commenced by the Indemnified Party or the Indemnifying Party in an appropriate court of competent jurisdiction or by any other means to which the Indemnified Party and the Indemnifying Party shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  Promptly following resolution of the claims set forth in any Claim Notice submitted by or on behalf of a Buyer Indemnified Party, whether by the failure of the Indemnifying Party to timely provide a Claim Response, the mutual agreement of the parties, a final judgment or decree of a court of competent jurisdiction or otherwise (a “Final Determination”), Buyer and ASTC, if a claim is to be satisfied in whole or in part from the Indemnity Escrow Amount, shall deliver written instructions to the Escrow Agent instructing the Escrow Agent to distribute some or all of the escrow funds in accordance with such Final Determination within five (5) Business Days after such Final Determination.

Such deduction shall first be made from the Indemnity Escrow Amount until such funds are exhausted.  Any amounts payable by the Seller Companies in excess of the Indemnity Escrow Amount or by a Buyer Company to a Seller Indemnified Party in accordance with any Final Determination shall be paid by wire transfer within five (5) Business Days after such Final Determination.

(c)          In the event of receipt of a Claim Notice in respect of a Third Party Claim from an Indemnified Party pursuant to Section 11.03(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim; provided, however, that notwithstanding the foregoing, if the Indemnifying Party is a Seller Company (a “Seller Indemnifying Party”), such Seller Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (i) that involves a matter that is asserted by or on behalf of a Governmental Authority or could reasonably be expected to result in criminal liability on the part of the Buyer Indemnified Parties, (ii) in respect of which the maximum amount of Damages that a reasonably prudent person in like circumstances would expect to incur related to the Third Party Claim, together with all other Damages of any Buyer Indemnified Parties, exceeds the then-available Indemnity Escrow Amount (unless the Seller Companies provide collateral reasonably satisfactory to Buyer to secure payment of the amount of such potential Damages), or (iii) that involves any claim for injunctive relief. Furthermore, without the consent of Buyer, a Seller Indemnified Party may not assume the defense of any Third Party Claim that (y) involves any Transferred Assets, the Owned Real Property or the Leased Real Property and (z) would reasonably be expected to adversely affect the conduct of the ASO Business as previously conducted; provided, however, that if Buyer does not provide such consent and Buyer undertakes to defend such Third Party Claim, Buyer shall exercise commercially reasonable efforts in connection therewith and shall act as a reasonably prudent person would under similar circumstances in defending such claim for its own account. In the event that a Third Party Claim is asserted against the Seller Companies in respect of a matter for which the Seller Indemnifying Party would not have the right to assume the defense in accordance with this Section 11.03(c) if such matter were a Third Party Claim asserted directly against a Buyer Indemnified Party, Buyer shall have the right to assume the defense of such claim against such Seller Company and shall have the right to consent to a settlement thereof subject to the same conditions set forth in Section 11.03(d)(ii) as are applicable to the settlement of any Third Party Claim by Buyer.

(d)          (i)     In the event of receipt of a Claim Notice in respect of a Third Party Claim from an Indemnified Party pursuant to Section 11.03(a) for which the Indemnifying Party desires to assume the defense, the Indemnifying Party shall provide written notice to the Indemnified Party of its election to assume the defense and control of such Third Party Claim, which notice shall include an acknowledgement from the Indemnifying Party that following receipt of such notice it is responsible for all Damages arising from or relating to such Third Party Claim (subject to the limitations set forth in this ARTICLE XI). Upon delivery of the notice and acknowledgement contemplated by the preceding sentence, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith unless the Indemnifying Party is not permitted to assume the defense of such Third Party Claim pursuant to Section 11.03(c).   Notwithstanding anything in this Section 11.03 to the contrary, until such time as the Indemnifying Party assumes the defense and control of a Third Party Claim as provided in this

Section 11.03, the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 11.03, in such manner as it may deem appropriate. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence. The parties shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(ii)         Notwithstanding any provision in this ARTICLE XI to the contrary, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to the entry of any judgment with respect thereto, unless such settlement, compromise, discharge or consent to judgment (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (B) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

Section 11.04     Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents:

(a)          Buyer shall only have liability to Seller Indemnified Parties hereunder with respect to the Surviving Representations or Pre-Closing Covenants described in Section 11.02(b)(i) if such matters were the subject of a written notice given by a Seller Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for such Surviving Representations or Pre-Closing Covenants in Section 11.01.

(b)          The Seller Companies shall only have liability to Buyer Indemnified Parties hereunder with respect to the Surviving Representations or Pre-Closing Covenants under Section 11.02(b)(i) if such matters were the subject of a written notice given by a Buyer Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01.   The Buyer Indemnified Parties are not entitled to receive any Damages for breaches of representations and warranties unless and until the aggregate amount of Damages exceeds the Deductible Amount, at which point the Buyer Indemnified Parties can recover all Damages above the Deductible Amount.

(c)          In no event shall the Seller Companies be liable for: (i) more than fifty percent (50%) of the Purchase Price in the aggregate in respect of Damages attributable to breaches of the Fundamental Representations (“Type (i) Claims”); (ii) more than six million, one hundred thousand dollars ($6,100,000) in the aggregate in respect of Damages attributable to claims under Section 11.02(b)(v) and breaches of representations and warranties other than the Fundamental Representations (“Type (ii) Claims”); and (iii) more than the Purchase Price in the aggregate in respect of Damages attributable to claims under Section 11.02(b)(ii), Section 11.02(b)(iii), Section 11.02(b)(iv), Section 11.02(b)(vi), Section 11.02(b)(vii) and Section 11.02(b)(viii) (“Type (iii) Claims”).  In connection with the calculation of whether the respective maximum amount of Damages has been reached with respect to (x) a Type (i) Claim, all amounts distributed to the Buyer Indemnified Parties from the Indemnity Escrow Amount or paid to the Buyer Indemnified Parties directly by any of the Seller Companies with respect to all other Type (i) Claims and any Type (ii) Claims shall be taken into consideration, (y) a Type (ii) Claim, all amounts distributed to the Buyer Indemnified Parties from the Indemnity Escrow Amount or paid directly to the Buyer Indemnified Parties by any of the Seller Companies with respect to all other Type (ii) Claims shall be taken into consideration and (z) a Type (iii) Claim, all amounts distributed to the Buyer Indemnified Parties from the Indemnity Escrow Amount or paid directly to the Buyer Indemnified Parties by any of the Seller Companies with respect to all other Type (iii) Claims, Type (i) Claims and Type (ii) Claims shall be taken into consideration. In each case, once the respective maximum has been reached for any of the Type (i) Claims, Type (ii) Claims or Type (iii) Claims, no further amount shall be paid under this ARTICLE XI with respect to such type of claim even if another Type (i) Claim, Type (ii) Claim or Type (iii) Claim, as the case may be, was asserted prior to the time such maximum was reached, and in no event shall Seller Companies be liable for more than the Purchase Price in the aggregate with respect to all claims for Damages made under this ARTICLE XI, even if claims exceeding that amount have been asserted.

Section 11.05     Additional Limitations.

(a)          In the event that a Buyer Indemnified Party actually receives insurance proceeds in respect of a Buyer Claim for which a Buyer Indemnified Party has been indemnified, the Buyer Indemnified Party shall pay the amount of such insurance proceeds (not to exceed the amount for which such Buyer Indemnified Party has been indemnified in connection with such Buyer Claim) to or for the benefit of the Seller Companies.

(b)          In the event that a Buyer Indemnified Party actually receives any indemnification, contribution or other similar payment from any third party with respect to a Buyer Claim for which a Buyer Indemnified Party has been indemnified, such amount shall be promptly paid over to the Seller Indemnifying Party; provided that in no event shall any Buyer Indemnified Party be obligated to seek to recover any such indemnification, contribution or other similar payments from any third party.

(c)          No Seller Company shall have any liability for any Damages to the extent of any allowance, provision or reserve in respect thereof included in the Final Net Working Capital Amount.

(d)          Any amounts paid or payable to any Buyer Indemnified Party under the terms of this ARTICLE XI shall reduce the Purchase Price, including for all Tax purposes, by the actual amount of such deductions.

ARTICLE XII
TERMINATION

Section 12.01     Termination. Upon written notice provided by the terminating party, this Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of the parties;

(b)          by either party if the Closing shall not have been consummated by October 25, 2014; provided, however, that neither party may terminate this Agreement pursuant to this clause (b) if such party or any of its Affiliates has failed to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement or has breached one or more of its respective representations and warranties under this Agreement;

(c)          (i) by either party in the event of a breach (other than those resulting in a termination by Buyer pursuant to Section 12.01(c)(ii)) by the other party of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating party not to be capable of being satisfied, and such breach is not cured by the breaching party within 30 days of receiving written notice from the terminating party of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 12.01(c)(i), the terminating party intends to terminate this Agreement (it being understood that such 30-day cure period shall not extend the date set forth in Section 12.01(b)); provided, further, however, that neither party may terminate this Agreement pursuant to this Section 12.01(c)(i) if such party or any of its Affiliates has failed to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement or has breached one or more of its or their respective representations and warranties under this Agreement and such failure or breach caused the breach or alleged breach of the other party on which the terminating party is relying to terminate this Agreement pursuant to this Section 12.01(c)(i); or (ii) by Buyer if the Seller Companies deliver an MAE Acknowledgement together with any Subsequent Event Disclosure pursuant to Section 10.04;

(d)          by either party if there shall be any Applicable Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction over such Person; provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(d) shall not be available to any party that has not exercised reasonable commercial efforts to oppose such order, decree or judgment before it became final and nonappealable;

(e)          by either party if (i) the Special Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 12.01(e) if the failure to obtain the Required Shareholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party;

(f)          by a Buyer Company (at any time prior to the adoption of this Agreement by the Required Shareholder Vote) if (i) there shall have occurred a Change in Recommendation or (ii) ASTC or any Representative of ASTC shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 5.02;

(g)          by a Seller Company in order to enter into an agreement for a Superior Proposal;

(h)          by a Buyer Company if Thomas B. Pickens has not, within 24 hours following the execution of this Agreement by all of the parties hereto, executed a voting agreement substantially in the form attached hereto as Attachment V; or

(i)          by a Buyer Company in the event that the Seller Companies have not delivered certified copies of resolutions of the boards of directors and sole shareholders of each of ASO and AFH approving this Agreement and the Contemplated Transactions (and such resolutions shall only be revocable in connection with a Change in Recommendation) within 24 hours following execution of this Agreement by all of the parties hereto.

Section 12.02     Effect of Termination.   If this Agreement is terminated pursuant to Section 12.01:

(a)          this Agreement shall forthwith become null and void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: (i) Section 7.03 (Public Announcements), (ii) this Section 12.02, (iii) Section 13.03 (Expenses; Taxes), (iv) Section 13.07 (Governing Law) and (v) Section 13.09 (Jurisdiction); and

(b)          except for a termination pursuant to Section 10.04(c), if the Contemplated Transactions fail to close and at the time of termination there existed a breach of any representation, warranty, covenant or agreement under this Agreement by either party, such party shall be fully liable for any and all damages, losses, costs and expenses, including reasonable costs, fees and expenses of attorneys, accountants and other agents or Representatives, incurred or suffered by the other party as a result of such breach if the other party is ready, willing and able to otherwise satisfy its obligations under this Agreement; provided that any Damages recoverable by a Buyer Company pursuant to this Section 12.02(b) in respect of a matter or dispute for which a Buyer Company is also entitled to recover any Buyer Expense Reimbursement and/or Termination Fee shall be reduced by the amount of such Buyer Expense Reimbursement and/or Termination Fee actually paid to any Buyer Company.

Section 12.03     Expenses; Termination Fee.

(a)          Except as set forth in this Section 12.03, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Closing is consummated; provided, however, that Seller Companies shall make a nonrefundable cash payment in an amount equal to the aggregate amount of all reasonable fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees, but in no event including any costs or compensation of employees of the terminating party) that have been paid or that may become payable by or on behalf of the Buyer Companies in connection with the preparation and negotiation and performance of this Agreement (but in no event include any costs or compensation of employees of any of the Buyer Companies) (the “Buyer Expense Reimbursement”) if this Agreement is terminated pursuant to Section 12.01(e).   In no event shall the Seller Companies be liable for more than one million dollars ($1,000,000) in the aggregate for the Buyer Expense Reimbursement and such payment shall be made within two (2) Business Days of the applicable termination.

(b)          The Seller Companies agree to pay Lockheed Martin (or its designees) an amount equal to four percent (4%) of the Purchase Price (the “Termination Fee”) if this Agreement is terminated:

(i)          by a Buyer Company pursuant to Section 12.01(f), Section 12.01(h) or Section 12.01(i);

(ii)         by either party pursuant to Section 12.01(e) (provided, that the amount of the Termination Fee shall be reduced by any Buyer Expense Reimbursement paid pursuant to Section 12.03(a)) or by a Buyer Company pursuant to Section 12.01(b) and, in either case, (A) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the ASTC Board, and (B) a definitive agreement is entered into by ASTC with respect to such Acquisition Transaction or such Acquisition Transaction is consummated within 12 months of such termination of the Agreement;

(iii)        by a Seller Company at any time during which the Agreement was otherwise terminable in a circumstance in which Lockheed Martin would be entitled to payment of the Termination Fee pursuant Section 12.03(b)(i) or Section 12.03(b)(ii); or

(iv)        by a Seller Company pursuant to Section 12.01(g).

(c)          Any Termination Fee required to be paid (i) pursuant to Section 12.03 (b)(i) shall be paid within two (2) Business Days after termination by the applicable Buyer Company, (ii) pursuant to Section 12.03(b)(ii) shall be paid within two (2) Business Days after the event giving rise to such payment, (iii) pursuant to Section 12.03(b)(iii) shall be paid within two (2) Business Days after termination by the applicable Seller Company, and (iv) pursuant to Section 12.03(b)(iv) shall be paid immediately prior to the termination giving rise to such payment.

(d)          If any party fails to pay when due any amount payable under this Section 12.03 to the other party, then (i) such party shall reimburse the other party for all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement by the other party of its rights under this Section 12.03, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as announced by the Wall Street Journal or, in the event the Wall Street Journal is no longer published, a comparable publication) in effect on the date such overdue amount was originally required to be paid.

(e)          In no event shall the Seller Companies be required to pay the Termination Fee on more than one (1) occasion. Notwithstanding anything in this Agreement to the contrary, in the event that any Termination Fee is paid to a Buyer Company in accordance with this Section 12.03, the payment of such Termination Fee shall be the sole and exclusive remedy of the Buyer Companies, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Seller Companies or any of its Representatives or Affiliates for, and upon such payment of the Termination Fee, the Buyer Companies or any other such person shall not have the right to seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered, directly or indirectly, as a result of the failure of the Contemplated Transactions to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 12.03, neither the Buyer Companies nor any Representative or Affiliate of the Buyer Companies shall have any further liability or obligation to the other parties relating to or arising out of this Agreement or the Contemplated Transactions.

(f)          The parties acknowledge that the agreements contained in this Section 12.03 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. Except as otherwise provided herein, payment of the fees and expenses described in this Section 12.03 shall not be in lieu of liability pursuant to Section 12.02(b).

ARTICLE XIII
MISCELLANEOUS

Section 13.01     Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Buyer Companies:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

with copies (which shall not constitute notice) to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Director of Corporate Development
Telecopy: (301) 897-6557

and

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

Attention: David A. Gibbons

Telecopy: (410) 659-2701

if to the Seller Companies:

c/o Astrotech Corporation

401 Congress Avenue, Suite 1650

Austin, Texas 78701

Attention: Thomas B. Pickens III, Chief Executive Officer

Email: tpickens@astrotechcorp.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: John R. Hempill

Email: jhempill@sheppardmullin.com

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective: (a) on the day delivered (or if that day is not a Business Day, or if delivered after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier; (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day); or (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 13.01.

Section 13.02     Amendments; Waivers.

(a)          Subject to the provisions of Section 10.04, any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Seller Company and each Buyer Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 13.03     Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions shall be paid by the party incurring such cost or expense.

Section 13.04     Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other party except that Buyer may transfer its rights and obligations under this Agreement to another Subsidiary of Lockheed Martin (it being understood that the guaranty made by Lockheed Martin pursuant to Section 13.14 shall apply to any such Subsidiary, if applicable).

Section 13.05     Construction.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean U.S. dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 13.06     Entire Agreement.

(a)          This Agreement, together with the other Transaction Documents and any other agreements contemplated hereby or thereby (including the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. If there is any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.

(b)          THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, (I) NEITHER THE SELLER COMPANIES NOR ANY OF THEIR AFFILIATES HAVE MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) THE SELLER COMPANIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. THE BUYER COMPANIES ACKNOWLEDGES THAT THE SELLER COMPANIES HAVE INFORMED THEM THAT NO PERSON HAS BEEN AUTHORIZED BY THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(c)          Except as expressly provided herein, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto (and their successors and permitted assigns) any rights or remedies hereunder.

(d)          The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Each party further acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, and hereby expressly disclaims, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement or any other Transaction Document.

Section 13.07     Governing Law.   This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 13.08     Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 13.09     Jurisdiction.  Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the U.S. District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, the Seller Companies and the Buyer Companies agree that service of process upon such party at the address referred to in Section 13.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 13.10     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Seller Companies and the Buyer Companies agree that this Agreement should be read, insofar as practicable, to implement the purposes and intent of the prohibited or unenforceable provision.

Section 13.11     Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12     Specific Performance.   Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

Section 13.13     Contract Under Seal.   The parties acknowledge and agree that, to the fullest extent permitted by law, this Agreement is intended to be, and shall be interpreted and construed as, a contract under seal under Delaware law with all the consequences of such a contract under Delaware law, including causing this Agreement to be subject to the 20-year limitations period applicable to sealed instruments; provided, however, that, notwithstanding such longer limitations period under Delaware law, the parties agree to reduce the applicable limitations periods for all claims under this Agreement to the periods contemplated by Section 11.01, subject in each case to all of the provisions of ARTICLE XI.

Section 13.14     Guaranty.  Lockheed Martin hereby guarantees to the Seller Companies, as and for its own obligation (and not merely as a surety) the full and prompt payment when due of Buyer’s financial obligations under this Agreement and the other Transaction Documents (collectively, the “Financial Obligations Payments). The Seller Companies shall have no obligation to enforce the obligation of Buyer prior to enforcing its rights under this guaranty. Upon any such failure by Buyer to make a Financial Obligations Payment, the Seller Companies shall have the right to notify Lockheed Martin that such Financial Obligations Payment has not been made, and Lockheed Martin shall, on the same terms and subject to the same conditions as set forth in this Agreement or the other Transaction Documents with respect to Buyer’s obligation in respect of any such Financial Obligations Payment, pay the Financial Obligations Payment due and owing to the Seller Companies. Lockheed Martin shall make all payments hereunder without setoff or counterclaim.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed under seal by their respective authorized Representatives and have, to the extent such parties have a seal, affixed such seal or set forth the word “SEAL” next to their signatures (and in the case of parties without a seal, the word “SEAL” is set forth next to their signatures) in each case to evidence their intention to execute this Agreement under seal on the day and year first above written.

Seller Companies:

WITNESS/ATTEST		ASTROTECH CORPORATION

By:	/s/ Eric Stober	By:	/s/ Thomas B. Pickens III	(SEAL)
	Name: Eric Stober		Name: Thomas B. Pickens III
	Title: CFO		Title: Chief Executive Officer

WITNESS/ATTEST		ASTROTECH SPACE OPERATIONS, INC.

By:	/s/ Eric Stober	By:	/s/ Thomas B. Pickens III	(SEAL)
	Name: Eric Stober		Name: Thomas B. Pickens III
	Title: CFO		Title: Senior Vice President

WITNESS/ATTEST		ASTROTECH FLORIDA HOLDINGS, INC.

By:	/s/ Eric Stober	By:	/s/ Thomas B. Pickens III	(SEAL)
	Name: Eric Stober		Name: Thomas B. Pickens III
	Title: CFO		Title: Chief Executive Officer

Buyer Companies:

WITNESS/ATTEST		LOCKHEED MARTIN CORPORATION

By:	/s/ Michael A. Elliott	By:	/s/ Susan E. Costlow	(SEAL)
	Name: Michael A. Elliott		Name: Susan E. Costlow
	Title: Assistant General Counsel		Title: Director, Corporate Development

ELROY ACQUISITION COMPANY, LLC

WITNESS/ATTEST			By: LOCKHEED MARTIN CORPORATION, its sole member

By:	/s/ Michael A. Elliott	By:	/s/ Susan E. Costlow	(SEAL)
	Name: Michael A. Elliott	Name: Susan E. Costlow
	Title: Assistant General Counsel	Title: Director, Corporate Development

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

(Attached)

EXHIBIT A

DEFINITIONS

(a)          The following terms have the following meanings:

“Acquisition Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(i)          any merger, consolidation, share exchange, business combination tender offer, exchange offer or other similar transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of the securities of any Seller Company representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of ASTC, or (B) in respect of any other Seller Company, or (C) in which any securities of any Seller Company other than ASTC are issued or sold;

(ii)         any sale by ASTC of securities representing more than a twenty percent (20%) interest in the total outstanding voting securities of ASTC or any sale by ASTC or any of its Affiliates of any securities of any other Seller Company; or

(iii)        any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets of any Seller Company which constitute Transferred Assets.

“Activities Involving Personal Information” means collection, creation, use, analysis, storage, disclosure or maintenance of Personal Information.

“Adjustment Holdback Amount” means an amount equal to one million, eight hundred and thirty thousand dollars ($1,830,000).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority (including without limitation any Environmental

A-1

Law, the Securities Act of 1933 and the Exchange Act, and all rules and regulations promulgated thereunder) applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“ASO Business” means the business and operations of ASTC’s Astrotech Space Operations business unit, which consists of (i) ownership, operation and maintenance of spacecraft processing facilities in Titusville, Florida and Vandenberg Air Force Base, California, (ii) supporting government and commercial customers processing complex communication, earth observation and deep space satellite launches, (iii) designing and building spacecraft processing equipment and facilities and (iv) providing propellant services including designing, building and testing propellant service equipment for fueling spacecraft.

“Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement to be entered into by the Seller Companies and Buyer substantially in the form contemplated by Attachment I.

“Assumed Liabilities” means only the following liabilities and obligations of the Seller Companies (and if such liability or obligation is of a type that can be reflected in financial statements prepared in accordance with GAAP, then only to the extent reflected or reserved against in the Final Closing Statement or in the calculation of the Final Net Working Capital Amount, in each case in accordance with GAAP), whether presently in existence or arising after the date of this Agreement:

(i)          all liabilities and obligations, whether accrued, liquidated, contingent, matured or unmatured, at or prior to the Closing, that (A) are set forth on, or reflected or referred to in, the Final Closing Statement and are taken into account in the calculation of the Final Net Working Capital Amount as determined in accordance with Section 2.05 (including accounts payable and reserves reflected as contra-asset accounts), or (B) are otherwise a liability or obligation that Buyer is expressly assuming pursuant to this Agreement;

(ii)         all future performance obligations under the Contracts constituting Transferred Assets arising on or after the Closing Date;

(iii)        all liabilities and obligations relating to the Owned Real Property and the Leased Real Property arising from or relating to facts, circumstances or conditions first occurring on or after the Closing Date;

(iv)        all liabilities and obligations for Taxes arising from or with respect to the Transferred Assets or the operations of the ASO Business after the Closing; and

(v)         all liabilities set forth in Section A-1 of the Disclosure Letter.

“Bid” means any firm quotation, bid or proposal made by a Person that if accepted or awarded would lead to a Contract legally binding upon such Person.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

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“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 17, 2013, by and between Lockheed Martin and ASTC, as supplemented by the Supplemental Confidentiality Agreement dated March 27, 2014, by and between Lockheed Martin, ASTC and Hogan Lovells US LLP, as such agreements have been or may be amended from time to time.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Damages” means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants, experts and other agents or representatives of such Person, whenever arising or incurred, but specifically excluding any punitive damages (except to the extent the punitive damages are assessed in connection with a Third Party Claim with respect to which the Person against which such damages are assessed is entitled to indemnification hereunder). For clarity, “Damages” shall include consequential and incidental damages provided that such consequential or incidental damages that are either (A) (i) reasonably foreseeable and (ii) attributable to the matter which constituted a breach giving rise to the right to such indemnification, or (B) assessed against an Indemnified Party in connection with a Third Party Claim; provided, however, that to the extent Damages are in the form of lost profits, Damages shall not include any Tax gross-up payment to account for any Taxes that may be attributable to the receipt of such Damages.

“Deductible Amount” means an amount equal to three hundred and five thousand dollars ($305,000).

“Disclosure Letter” means the disclosure letter prepared by the Seller Companies relating to this Agreement, as it may be amended from time to time in accordance with the terms of this Agreement.

“Employee Plans” means each pension, retirement, profit sharing, deferred compensation, bonus, phantom stock, restricted stock, stock option, stock-based incentive, stock purchase or other incentive plan, severance pay plan or policy, supplemental executive retirement plan or policy, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or wellness plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by a Seller Company or any of its ERISA Affiliates and under which it may have liability and under

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which employees or former employees of the ASO Business or their dependents or beneficiaries are eligible to participate or derive a benefit.

“Environmental Laws” means any and all past, present or future applicable federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, ordinances, rules, regulations, orders, writs, injunctions, decrees, permits, or other legally binding requirements of any Governmental Authority that relate to protection of human health, to the extent relating to handling or exposure to Hazardous Substances, and the environment or that impose requirements, liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, emission, cleanup, Release, Remedial Actions, transport or handling of hazardous materials, wastes or substances, including “hazardous wastes” as regulated under the Resource Conservation and Recovery Act of 1976, as amended, Hazardous Substances as regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, “chemical substances” as regulated under the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” laws, and, to the extent related to handling or exposure to “hazardous materials” as regulated under the Occupational Safety and Health Act of 1970, as amended, and similar state laws.

“Environmental Liabilities” means all costs, claims, liabilities or obligations to the extent incurred or relating to Environmental Laws or Hazardous Substances, whether vested or unvested, contingent or fixed, actual or related to a recognized environmental condition existing as of the Closing, including liabilities and obligations related to (i) Remedial Actions or Releases of Hazardous Substances, “hazardous wastes” as regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and/or “hazardous materials” as defined by the Occupational Safety and Health Act of 1970, as amended, (ii) personal injury, wrongful death, economic loss or property damage claims, (iii) claims for natural resource damages, (iv) violations of Environmental Laws or (v) any Damages with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization which is a member of a controlled group of organizations with any of the Seller Companies, within the meaning of Code Sections 414(b), (c), (m) or (o).

“Escrow Agent” means Citibank, N.A.

“Excluded Assets” means:

(i)          all cash and cash equivalents of the Seller Companies;

(ii)         all refunds of Taxes and all prepaid Income Taxes (A) arising from or with respect to the Transferred Assets prior to the Closing, or (B) arising from or with respect to the operations of the ASO Business for periods (or portions thereof) ending on or prior to the Closing Date or (C) with respect to which the Seller Companies have an obligation to indemnify the Buyer Companies;

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(iii)        except to the extent taken into account in the determination of the Final Net Working Capital Amount or as otherwise provided in this Agreement, all assets of the Seller Companies used exclusively in ASTC’s Spacetech Business Unit;

(iv)        all Contracts in the name of ASTC that do not relate in any respect to the ASO Business or otherwise are set forth in Section A-2 of the Disclosure Letter;

(v)         all capital stock or any other securities of any Seller Company or any other Subsidiary of ASTC;

(vi)        all Intellectual Property owned, licensed or otherwise used by ASO or AFH not constituting a Transferred Asset and the software programs set forth in Section A-3 of the Disclosure Letter;

(vii)       all assets relating to Employee Plans except to the extent Exhibit D provides for the transfer of such assets to Buyer or to a trust associated with a corresponding plan sponsored by Buyer;

(viii)      all documents containing any attorney-client, work product or other applicable privilege relating to Sheppard Mullin Richter & Hampton LLP’s representation of the Seller Companies in connection with the Contemplated Transactions;

(ix)         all Tax Returns and all other internal corporate and Tax records of the Seller Companies; and

(x)          all assets related to Excluded Liabilities.

“Excluded Liabilities” means all liabilities and obligations of the Seller Companies, any other Affiliate of ASTC or any ERISA Affiliate, of any kind, character or description, whether liquidated or unliquidated, known or unknown, in each case other than the Assumed Liabilities, including, without limitation, the following:

(i)          all liabilities or obligations for any Tax in respect of any period (or portion thereof) ending on or before the Closing Date;

(ii)         all liabilities or obligations, whether presently in existence or arising after the date of the Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued and however documented) to the Seller Companies relating to or arising out of the financing of the ASO Business or the transfer of cash to or from the ASO Business;

(iii)        all liabilities or obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by the Seller Companies in connection with the Contemplated Transactions;

(iv)        all liabilities for Indebtedness;

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(v)         any Damages or other recovery related to any litigation involving the Seller Companies;

(vi)        all liabilities or obligations expressly retained by the Seller Companies pursuant to Exhibit D;

(vii)       all liabilities and obligations relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any product sold or service provided by the ASO Business prior to the Closing Date;

(viii)      all liabilities and obligations relating to warranty obligations or services with respect to any product sold or service provided by the ASO Business prior to the Closing Date;

(ix)         all liabilities and obligations in respect of employees of the ASO Business, and beneficiaries and dependents of employees of the ASO Business, arising prior to or on the Closing Date, including under Employee Plans, except to the extent otherwise provided to be assumed by Buyer in accordance with Exhibit D; and

(x)          all Environmental Liabilities arising from facts, circumstances or conditions first occurring prior to the Closing (for clarity, it is understood that Seller Companies are not liable or responsible for Environmental Liabilities arising from facts, circumstances or conditions first occurring after the Closing Date).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Acquisition Regulation” means Title 48, Chapter 1, of the U.S. Code of Federal Regulations.

“GAAP” means U.S. Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“Government Bid” means a Bid that, if accepted, would result in a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order or other contractual arrangement of any kind, between such Person and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

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“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “chemical substances” in the Toxic Substances Control Act, as amended, (iv) petroleum products, as defined by the ASTM Standard E1527-13, (v) asbestos and asbestos-containing materials, and (vi) “hazardous materials” as defined by the Occupational Safety and Health Act of 1970, as amended.

“Income Taxes” means Taxes on net income, net profits, gross receipts or capital or similarly based, regardless of how such Tax is denominated by a Governmental Authority, but shall not include sales, use, personal or real property Tax.

“Indebtedness” means with respect to any Person at the time of determination and without duplication, (i) all funded indebtedness (as defined by GAAP) for borrowed money or in respect of loans and advances or the issuance and sale of debt securities; (ii) any capitalized lease obligations as determined in accordance with GAAP and any obligations under synthetic lease obligations and sale leaseback obligations, whether secured or unsecured; (iii) any indebtedness under any credit agreement or facility or obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business so long as such trade accounts payable are payable and paid within 60 days of the date the payment is due; (v) any obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vi) any obligations in respect of letters of credit or similar instruments issued or accepted by banks or financial institutions for the account of any Person (including surety bonds and off-balance sheet financing); (vii) all interest, indemnities, premiums, penalties, fees and other obligations related to any of the foregoing; and (viii) all direct or indirect guarantees (or arrangements having the economic effect of a guarantee) in connection with the foregoing.

“Indemnity Escrow Amount” means an amount equal to six million, one hundred thousand dollars ($6,100,000).

“Information Privacy and Security Laws” means all Applicable Laws concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, the Gramm-Leach-Bliley Act, the Federal Trade Commission Act, the Privacy Act of 1974, state social security number protection laws, state data breach notification laws, state consumer protection laws, the European Union Directive 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act.

“Intellectual Property” means all (i) issued patents and all provisional and pending patent applications, copyrights, technology, know-how, processes, trade secrets, inventions (including inventions conceived prior to the Closing Date but not documented as of the Closing Date), proprietary data, formulae, research and development data and computer software programs,

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(ii) trademarks, logos, trade names, service marks and service names, (iii) registrations, applications, recordings, licenses and common-law rights relating thereto, and (iv) other United States, state and foreign intellectual property.

“Interest Rate” means (i) from the Closing Date until and including the day that is three (3) months after the Closing Date, the three (3)-month Nonfinancial Commercial Paper Rate published by the Federal Reserve as statistical release H.15 (519) Selected Interest Rates (http://www.federalreserve.gov/releases/h15/current/default.htm#fn3) on the last Monday preceding the Closing Date, and (ii) for each subsequent three (3)-month period thereafter, the three (3)-month Nonfinancial Commercial Paper Rate published by the Federal Reserve on the last Monday preceding the day that is three (3) months after the previous adjustment date. If such date is not a Business Day, or if the Federal Reserve does not publish an appropriate rate on such date, the rate shall be determined on the next day a rate is published by the Federal Reserve.

“International Trade Laws and Regulations” means U.S. and other Applicable Laws concerning the importation of merchandise, the export or re-export of products, services or technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including U.S. Code, Title 13, Chapter 9, Collection and Publication of Foreign Commerce and Trade Statistics administered by the U.S. Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the U.S. Customs and Border Protection, regulations issued or enforced by the U.S. Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the U.S. Department of Treasury Office of Foreign Assets Control, the FCPA, the anti-boycott regulations and guidelines administered by the U.S. Department of Commerce, the anti-boycott regulations and guidelines administered by the U.S. Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, anti-dumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries, where applicable, implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other applicable laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the U.S. statutes and regulations described above.

“License Agreement” means the Trademark License Agreement substantially in the form contemplated by Attachment VIII to this Agreement.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset, and (ii) with respect to real property, any title defects, encumbrances or easements and restrictions.

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“Lockheed Martin Deal Team” means the individuals set forth in Section 5.01(a) of the Disclosure Letter.

“Material Adverse Effect” means (i) with respect to the ASO Business, a material adverse effect on the assets, liabilities, financial condition or results of operations of the ASO Business taken as a whole, or (ii) with respect to any Person, a material adverse effect on the assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect: (A) changes in the economy, financial markets or political conditions, whether resulting from acts of terrorism or war or otherwise, affecting the U.S. economy or the industry in which the ASO Business operates; (B) any adverse change, effect, event, occurrence, state of facts or development resulting from any change in regulatory conditions or change in Applicable Laws affecting the industry in which the ASO Business operates or changes in the interpretation of such Applicable Laws by Governmental Authorities; (C) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (D) any change in GAAP; (E) any earthquake or other natural disaster; (F) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; (G) any change in the stock price of ASTC (but not including the reason or reasons for such change); or (H) any failure of any of the Seller Companies to meet any forecasts or projections (but not including the reason or reasons for such failure); except in the case of foregoing clauses (A), (B), (D) or (F) to the extent that any such change, effect, event or occurrence affects the ASO Business disproportionately to other companies in the industry.

“NASDAQ” means the NASDAQ Stock Market.

“Net Working Capital” means (i) all Transferred Assets that are “current” assets, minus (ii) all Assumed Liabilities of the ASO Business, calculated in accordance with the Accounting Principles.

“Net Working Capital Threshold” means one million, seven hundred and ninety-one thousand, one hundred and twenty-five hundred dollars ($1,791,125).

“Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Payoff Amount” means the amount of Indebtedness of the Seller Companies relating to that certain Loan Agreement, dated as of October 21, 2010, as amended by Amendment No. 1 to Loan Agreement dated October 11, 2013, among ASTC, ASO, AFH and American Bank, N.A., and all other Loan Documents (as such term is defined in the Loan Agreement), as of 11:59 p.m. Eastern time on the day prior to the Closing Date.

“Payoff Letter” means the letter in customary form and reasonably satisfactory to Buyer relating to the Payoff Amount.

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“Permitted Liens” means any of the following:

(i)          statutory Liens or landlords’, carriers’, workmen’s, warehousemen’s, repairmen’s, mechanic’s, suppliers’, materialmen’s, or other like Liens arising in the ordinary course of business with respect to amounts not yet due or overdue for a period of 60 days or amounts being contested in good faith by appropriate Proceedings;

(ii)         with respect to Taxes, assessments and other governmental charges not yet due for amounts being contested in good faith by appropriate Proceedings;

(iii)        with respect to Real Property, any Liens that do not impair the use of such Real Property for its current use;

(iv)        with respect to the Owned Real Property, Liens for real estate taxes not yet due and payable;

(v)         with respect to Transferred Assets other than the Real Property, Liens in favor of a customer of the ASO Business arising in the ordinary course of business; and

(vi)        Liens disclosed in Section A-4 of the Disclosure Letter.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including demographic information, (ii) social security numbers and/or (iii) any information that is regulated or protected by one (1) or more Information Privacy and Security Laws.

“Proceeding” means governmental, judicial or adversarial proceedings (public or private), litigation, suits, arbitration, actions, causes of action or governmental investigations.

“Proscribed Country” means any of those countries against which any U.S. Governmental Authority imposes a general policy of denial for licenses and other approvals or authorizations for exports and imports of hardware, software, technical data, proposals and services subject to the ITAR. Such countries include those against which the United States maintains an arms embargo and other countries identified in Section 126.1 of the ITAR (22 C.F.R. Section 126.1), including Afghanistan, Burma, Belarus, China, Cote d’Ivoire, Cuba, Cyprus, Democratic Republic of Congo, Eritrea, Fiji, Haiti, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Somalia, Sri Lanka, Sudan, Syria, Venezuela, Vietnam and Zimbabwe.

“Purchase Price” means sixty-one million dollars ($61,000,000).

“Real Property” means the Owned Real Property and the Leased Real Property.

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“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances from any source into or upon the environment at, on, under, or from any Owned Real Property or Leased Real Property.

“Remedial Action” means any investigation, clean-up, removal action, restoration, repair, response action, corrective action, abatement, monitoring, sampling and analysis, reclamation, closure or post-closure action, or remediation of contamination, the Release or threatened Release of Hazardous Substances or environmental damage, including investigations, response, removal and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, clean up requirements under the Toxic Substances Control Act, and clean-up requirements under similar state Environmental Laws.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Required Shareholder Vote” means the affirmative vote of two-thirds (2/3) of the outstanding shares of ASTC common stock to approve this Agreement and the Contemplated Transactions under Applicable Law and ASTC’s amended and restated articles of incorporation and bylaws.

“Spacetech Business Unit” means ASTC’s business unit which is a technology incubator designed to commercialize space industry technology which is operated through Astrogenetix Corporation and 1st Detect Corporation.

“Subcontract Pending Novation” means the Subcontract Pending Novation, substantially in the form attached as Attachment IV to this Agreement.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Superior Proposal” means an Acquisition Proposal which the ASTC Board determines in its reasonable judgment (after consultation with its financial advisor and outside legal counsel) (i) is more favorable from a financial point of view to ASTC’s shareholders than the terms of this Agreement (as such terms may be modified in response to any Acquisition Proposal by Buyer in its sole discretion prior to the determination that such Acquisition Proposal was a Superior Proposal), and (ii) is reasonably likely to be consummated, taking into account any third party financing required to be obtained to consummate the transaction contemplated by such offer.

“Tax Authority” shall mean a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns (including information returns), filings, declarations, reports, questionnaires, estimates and statements regarding Taxes, including any attachment or schedule thereto.

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“Taxes” means all taxes, and any customs, charges, fees, levies, imposts or other assessments with respect thereto, including all gross receipts, income, sales, use, ad valorem, value added, capital stock, transfer, franchise, registration, license, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, estimated, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum and property taxes, tariffs and customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to such amounts, whether disputed or not, and any interest in respect of such penalties or additions to tax, whether disputed or not.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, general warranty deed contemplated by Section 9.01, the assignment and assumption agreement and the consent and estoppel certificate relating to the Leased Real Property contemplated by Section 9.02, the Subcontract Pending Novation, the License Agreement and any other written agreement signed by the applicable Seller Companies and the applicable Buyer Companies that is expressly identified as a “Transaction Document” hereunder, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferred Assets” means, other than the Excluded Assets, all of the assets, properties, rights, licenses, permits, Contracts, Real Property, causes of action and business of every kind and description as the same shall exist on the Closing Date, wherever located, real, personal or mixed, tangible or intangible, owned, leased or licensed by a Seller Company, whether or not reflected in the books and records thereof, and held or used in the conduct of the ASO Business as the same shall exist on the Closing Date, including all direct or indirect right, title and interest of the Seller Companies in, to and under:

(i)          the rights and interests of the Seller Companies in the Owned Real Property;

(ii)         the rights and interests of the Seller Companies in the Leased Real Property;

(iii)        other than Intellectual Property and rights and interests therein (which shall constitute Transferred Assets only to the extent set forth in clause (xi) below), all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) owned by any Seller Company that are used or held for use in or necessary for the conduct of the ASO Business;

(iv)        all Contracts, including Government Contracts (other than leases of Leased Real Property, which leases shall constitute Transferred Assets as set forth in clause (ii) above) to which any Seller Company is a party and which relate to the ASO Business;

(v)         all Bids, including Government Bids, made by any Seller Company that relate to the ASO Business;

(vi)        all accounts receivable and notes receivable of any Seller Company that arise out of or in connection with any Contract relating to the ASO Business;

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(vii)       all deposits and all expenses that have been prepaid by a Seller Company that are necessary for the conduct of the ASO Business or relate to any Transferred Asset or, including lease and rental payments;

(viii)      all of any Seller Company’s rights, claims, credits, causes of action or rights of set-off against Persons other than Seller Companies that have arisen from or in connection with the conduct of the ASO Business or relate in any way to the Transferred Assets;

(ix)         all Intellectual Property developed by, used or held for use in or necessary for the conduct of the ASO Business;

(x)          all right, title and interest in and to the name “Astrotech” and all derivations thereof;

(xi)         all Transferred Proprietary Information;

(xii)        all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by, or granted to, or held or used by, a Seller Company that are used or held for use in or necessary for the conduct of the ASO Business;

(xiii)       excepting all Tax Returns and all other internal Tax records of the Seller Companies, all business books, records, files and papers, whether in hard copy or computer format, of a Seller Company that are used or held for use in or necessary for the conduct of the ASO Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present or former employees, documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating to the conduct of the ASO Business at any time prior to the Closing;

(xiv)      all insurance proceeds (except to the extent relating to Excluded Assets or Excluded Liabilities) arising out of or related to damage, destruction or loss of any Transferred Assets to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Closing Date; and

(xv)       all software programs, documentation and other related materials, including licenses from the licensor of the software, for (A) software embedded in any hardware or equipment that is a Transferred Asset or that is used in a separate computer to operate such hardware or equipment, and (B) operating system software and commercial off-the-shelf software installed in any computer, workstation, personal digital assistant, cell phone or other communications device that is a Transferred Asset.

“Transferred Proprietary Information” means all confidential or proprietary information, including technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data and computer software programs of any third party other than a Seller Company that has been provided or disclosed to, or is maintained by, the ASO Business pursuant to Contracts of the ASO Business (including Government Contracts), other than any such information subject to attorney-client,

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work product or other applicable privilege relating to Sheppard Mullin Richter & Hampton LLP’s representation of the Seller Companies in connection with the Contemplated Transactions.

“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

(b)          “To the knowledge,” “known by,” or “known” (and any similar phrase) means, with respect to any Seller Company, to the actual knowledge of Thomas B. Pickens III, Don M. White Jr. and Eric Stober, after reasonable inquiry of those employees of the Seller Companies whom they in good faith believe have knowledge of the matter in question.

(c)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Principles	Section 2.05(a)
AFH	Preamble
Agreement	Preamble
Allocation Arbiter	Section 2.03(b)(ii)
ASO	Preamble
ASO Employees	Section D.01
ASO Unaudited Trial Balances	Section B.06(a)
Asset Acquisition Statement	Section 2.03(b)(i)
ASTC	Preamble
ASTC Board	Section 5.01(a)
Audited Financial Statements	Section B.06(b)
Baseline Representations	Section 11.01(a)
Board Recommendation	Section 5.01(a)
Buyer	Preamble
Buyer Claims	Section 11.02(b)
Buyer Companies	Preamble
Buyer Expense Reimbursement	Section 12.03(a)
Buyer Indemnified Parties	Section 11.02(b)
Buyer Welfare Plans	Section D.07(a)
Change in Recommendation	Section 5.02(a)(iv)
Claim Notice	Section 11.03(a)
Claim Response	Section 11.03(b)
Closing	Section 2.02
Difference	Section 2.05(d)
Environmental Permits	Section B.14(a)
Estimated Adjusted Purchase Price	Section 2.05(a)
Estimated Net Working Capital Amount	Section 2.05(a)
Estimated Net Working Capital Statement	Section 2.05(a)
Exchange Act	Section 5.01(c)
Exchange Consideration	Section 2.03(a)
Final Closing Statement	Section 2.05(b)
Final Determination	Section 11.03(b)

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Final Net Working Capital Amount	Section 2.05(b)
Financial Obligations Payments	Section 13.14
Fundamental Representations	Section 11.01(b)
Indemnified Claim	Section 11.03(a)
Indemnified Party	Section 11.03(a)
Indemnifying Party	Section 11.03(a)
Inactive Employees	Section D.01
ITAR	Section B.03
Leased Real Property	Section B.08(b)
Lockheed Martin	Preamble
LTD Recipient	Section D.01
MAE Acknowledgement	Section 10.04(c)
Novation Agreements	Section 7.05
OFAC	Section B.28(g)
Opening Statement	Section B.06(a)
Owned Real Property	Section B.08(a)
Pre-Closing Tax Period	Section 7.06(c)
Prior Event Disclosure	Section 10.04(a)
Proposed Closing Statement	Section 2.05(b)
Proposed Final Net Working Capital Amount	Section 2.05(b)
Proxy Statement	Section 5.01(a)
Real Property Lease	Section 9.02
Revised Asset Acquisition Statement	Section 2.03(b)(i)
SEC	Section 5.01(a)
Seller Companies	Preamble
Seller Indemnified Parties	Section 11.02(a)
Seller Indemnifying Party	Section 11.03(c)
Seller LTD Plan	Section D.01
Seller Savings Plan	Section D.05
Seller Welfare Plans	Section D.07(a)
Special Meeting	Section 5.01(e)
Subsequent Event Disclosure	Section 10.04(a)
Successor Savings Plan	Section D.05
Surviving Representations or Pre-Closing Covenants	Section 11.01
Termination Fee	Section 12.03(b)
Third Party Claim	Section 11.03(a)
Transfer Taxes	Section 7.06(b)
Transferred Employee	Section D.01
Type (i) Claims	Section 11.04(c)
Type (ii) Claims	Section 11.04(c)
Type (iii) Claims	Section 11.04(c)
Transition Period	Section D.02
Unaffiliated Accounting Firm	Section 2.05(b)
Underlying Proprietary Information	Section 2.06(b)
WARN	D.10

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EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

(Attached)

Exhibit B

REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

The Seller Companies, jointly and severally, hereby represent and warrant to the Buyer Companies that, except as set forth in the correspondingly numbered section or subsection of the Disclosure Letter:

B.01    Corporate Existence and Power. ASTC is a corporation duly incorporated and validly existing under the laws of the State of Washington and each other Seller Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all corporate power and authority required to carry on the ASO Business as now conducted. Each Seller Company is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on the ASO Business as now conducted, except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect on the ASO Business.

B.02    Corporate Authorization.

(a)          The execution, delivery and performance by each Seller Company of each of the Transaction Documents to which it is a party and the consummation by each Seller Company of the Contemplated Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on its part, and no other corporate proceedings on the part of the Seller Companies, respectively, and no shareholder votes other than (i) the Required Shareholder Vote and (ii) approval by the sole shareholders of each of ASO and AFH are necessary to adopt or authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been validly executed and delivered by each Seller Company and, assuming the due authorization, execution and delivery by each Buyer Company, constitutes, and each of the other Transaction Documents will constitute, a legal, valid and binding obligation of each Seller Company, enforceable against such Seller Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an action at law or in equity).

(b)          The ASTC Board has, except with respect to a Change in Recommendation effected in compliance with Section 5.02(e) after the date of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring the advisability of this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, (iii) determining this Agreement and the Contemplated Transactions to be advisable, fair to and in the best interests of ASTC and ASTC’s shareholders and (iv) recommending that ASTC’s shareholders approve this Agreement.

B.03    Governmental Authorization.   The execution, delivery and performance by each Seller Company of the Transaction Documents to which it is a party require no action by or in

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respect of, or consent or approval of, or filing with, any Governmental Authority other than: (a) compliance with any applicable requirements and filings under the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended (the “ITAR”); (b) compliance with the applicable requirements, if any, of the Exchange Act, including the filing of the Proxy Statement relating to the adoption by ASTC’s shareholders of this Agreement, (c) compliance with the rules and regulations of NASDAQ, (d) the provision of a notification of the Contemplated Transactions to the Federal Trade Commission and the General Counsel of the Department of Defense at least 30 days prior to the Closing and (e) the actions, consents, approvals, permits or filings set forth in Section B.03 of the Disclosure Letter or otherwise expressly referred to in this Agreement.

B.04    Non-Contravention.   Except as set forth in Section B.04 of the Disclosure Letter, the execution, delivery and performance of the Contemplated Transactions by the Seller Companies do not and will not (a) contravene or conflict with the charter or bylaws of such Seller Company, (b) assuming compliance with the matters referred to in Section B.03(a), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon the Seller Companies or (c) assuming compliance with the matters referred to in Section B.03, constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit relating to the ASO Business to which a Seller Company is entitled under, any material Contract binding upon such Seller Company and relating to the ASO Business or by which any of the Transferred Assets is or may be bound, or any material license, franchise, permit or similar authorization held by a Seller Company relating to the ASO Business.

B.05    Information in the Proxy Statement.   None of the information supplied by ASTC for inclusion in the Proxy Statement or any other document used by ASTC to make any solicitation in connection with the Contemplated Transactions will, at the time filed with the SEC or distributed to ASTC’s shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

B.06    Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a)          The Seller Companies have previously provided (y) the unaudited trial balance containing all balance sheet accounts of the ASO Business at December 31, 2013 (the “Opening Statement”) and (z) the unaudited quarterly trial balance containing all income statement and balance sheet accounts of the ASO Business for the fiscal years ended June 30, 2013, June 30, 2012 and June 30, 2011 (collectively with the Opening Statement, the “ASO Unaudited Trial Balances”). The ASO Unaudited Trial Balances (i) have been prepared from the books and records of the ASO Business, (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods presented (except for the lack of periodic adjustments which are not material in the aggregate and except for the absence of footnote disclosures), and (iii) fairly present in all material respects the financial condition and results of operation of the ASO Business for the periods presented.

(b)          ASTC has filed with the SEC audited consolidated balance sheets and statements of income and cash flows of ASTC and its Subsidiaries for the fiscal years ended June

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30, 2013, June 30, 2012 and June 30, 2011 (the “Audited Financial Statements”). Except as set forth in the notes thereto, the Audited Financial Statements (i) have been prepared from the books and records of ASTC, (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods presented and (iii) fairly present in all material respects the financial condition and results of operations of ASTC and its Subsidiaries for the periods presented.

(c)          Except (i) for liabilities disclosed (or provided for) in the Opening Statement, and (ii) for liabilities incurred in the ordinary course of business since the date of the Opening Statement, there are no liabilities of the ASO Business of a nature required to be accrued for or reserved against in a balance sheet of the ASO Business prepared in accordance with GAAP.

(d)          As of December 31, 2013 and at all times thereafter, there are and have been no significant deficiencies or material weaknesses in the design or operation of ASTC’s internal control over financial reporting which, as of the date of such deficiency or weakness, was reasonably likely to adversely affect ASTC’s ability to record, process, summarize and report financial information. ASTC maintains internal accounting controls sufficient to provide reasonable assurance that: (i) the Seller Companies maintain no off-the-book accounts; (ii) transactions are executed in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iv) access to assets is permitted only in accordance with management’s general or specific authorization; and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

B.07    Absence of Certain Changes.   Since June 30, 2013, there has not been any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to result in a Material Adverse Effect on the ASO Business. Except for matters that would be permitted in accordance with Section 5.03 if they occurred after the date of this Agreement, since June 30, 2013, the Seller Companies have conducted the ASO Business in all material respects in accordance with the historical and customary operating practices related to the conduct of the ASO Business.

B.08    Real Property.

(a)          Section B.08(a) of the Disclosure Letter identifies all real property owned in whole or in part by the Seller Companies which is used in or occupied by the ASO Business (the “Owned Real Property”). AFH has good and valid fee simple title to such Owned Real Property, free and clear of Liens other than Permitted Liens and there are no outstanding options, rights of first offer, rights of first refusal or similar preferential rights to purchase such Owned Real Property or any portion thereof or interest therein.

(b)          Section B.08(b) of the Disclosure Letter identify all leases, subleases, licenses or other agreements (including any and all assignments, amendments, renewals and extensions thereto) under which the Seller Companies use, occupy or have the right to use or occupy leased real property in the conduct of the ASO Business (the “Leased Real Property”).

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With respect to the Leased Real Property (i) ASO holds a valid and existing leasehold or subleasehold interest under the Real Property Lease, (ii) to the knowledge of ASO, the Real Property Lease is legal, valid, binding and enforceable against the ASO and the third-party lessor party thereto, (iii) the Real Property Lease is in full force and effect, (iv) neither ASO nor, to the knowledge of the Seller Companies, any other party to the Real Property Lease is in material breach or default thereunder, and to the knowledge of the Seller Companies, no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, (v) ASO has not subleased, licensed or otherwise granted any Person the right to use or occupy the premises leased pursuant to the Real Property Lease, (vi) ASO has not collaterally assigned or granted any other Lien in the Real Property Leases or any interest therein, except in connection with such collateral assignments that will be released on or prior to the Closing Date, (vii) provided that the Secretary of the Air Force provides a consent to assignment of the Real Property Lease, the Contemplated Transactions will not result in a breach of or default under the Real Property Lease and, to the knowledge of ASO, will not otherwise cause the Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (viii) neither ASO nor any prior tenant under the Real Property Lease has made any alterations, improvements or changes to the leased premises which must be removed at the end of the lease term or which the applicable landlord has the option to have removed, and (ix) to the knowledge of the Seller Companies, the landlord under the Real Property Lease is not in default under any mortgage or deed of trust filed against the leased premises. Seller Companies have made available to Buyer complete and correct copies of the Real Property Lease, including any amendments or extensions thereto.

(c)          The Owned Real Property and tracts of land subject to the Real Property Lease together constitute all of the parcels and tracts of land used by the ASO Business.

(d)          To the knowledge of the Seller Companies, there does not exist any actual or threatened condemnation or eminent domain proceedings that affect the Owned Real Property, the parcels of land subject to the Real Property Lease or any material part thereof.

(e)          To the knowledge of the Seller Companies and except as set forth in Section 10.02(j) of the Disclosure Letter, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in or on the Real Property (the “Improvements”) are in good condition and repair, subject to normal wear and tear, and sufficient for the operation of the ASO Business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the ASO Business as currently conducted thereon.

(f)          To the knowledge of the Seller Companies the use and operation of the Real Property is in compliance in all material respects with all applicable zoning requirements

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and there are no violations, nor has any Seller Company received any notice of any violations, of any Applicable Laws, zoning restrictions, regulations or ordinances affecting the Real Property. The Real Property has access to a public street, sufficient for the uses under which the Real Property is currently made, and is served by all utilities necessary and sufficient to operate the Real Property as currently operated.

(g)          No insurance claims have been made in the past three (3) years with respect to the Owned Real Property and no such claims are pending.

(h)          No real property tax appeals are pending with respect to the Owned Real Property.

(i)          To the knowledge of the Seller Companies, there are no pending or threatened, judicial, municipal or administrative proceedings affecting any Real Property in any material respect or in which any Seller Company is or will be a party by reason of such Seller Company’s ownership, lease or operation of the Real Property or any portion thereof, including, proceedings for or involving collections, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on any Real Property or by reason of the condition, use of, or operations on, any Real Property.

(j)          To the knowledge of the Seller Companies, (i) the Seller Companies do not use the property adjacent to the Owned Real Property for the benefit of the Owned Real Property for any purpose, including, storm drainage, utility service or access to the Owned Real Property or in any way necessary for the operation or use of the Owned Real Property and (ii) storm water flowing from the Owned Real Property drains onto a location permitted by Applicable Law and pursuant to permits issued by the applicable Governmental Authority (to the extent legally required).

(k)          The Owned Real Property is not in violation in any material respect of any recorded easements, restrictions, rights-of-way, covenants, conditions, judgments or other matters affecting title to the Owned Real Property.

(l)          With respect to the Real Property, Seller Companies have not obtained any Tax (real or personal) incentives, abatements, reductions, concessions or similar economic development incentives from any Governmental Authority.

(m)         To the knowledge of the Seller Companies, the Real Property has water supply, storm and sanitary sewage facilities, gas, electricity, fire protection, means of ingress and egress to and from public roads and required public utilities adequate to conduct the ASO Business as it is presently being conducted at the Real Property.

(n)         To the knowledge of the Seller Companies, there are no ongoing and unresolved boundary or water drainage disputes with the owners of any property adjacent to the Owned Real Property.

B.09    Litigation and Regulatory Action.   There is no Proceeding pending against, or to the knowledge of the Seller Companies, threatened against or affecting, the ASO Business or any Transferred Asset before any Governmental Authority. There is no Proceeding pending against,

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or to the knowledge of the Seller Companies, threatened against or affecting, a Seller Company before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions or if adversely determined, would reasonably be expected to impair the ability of such Seller Company to consummate the Contemplated Transactions. All claims asserted in the case captioned John Porter v. Astrotech Corporation, Cause No. D-1-GN-13-000107 and all claims asserted in the case captioned John Porter v. Thomas B. Pickens, III, Cause No. D-1-GN-13-000651 have been fully and unconditionally settled.

B.10    Material Contracts.

(a)          Except as set forth in Section B.10(a) of the Disclosure Letter, for the Real Property Lease and for Government Contracts or Government Bids that are covered by Section B.19, the Seller Companies, with respect to the ASO Business, are not parties to or otherwise bound by or subject to:

(i)          any Contract that provides for payment to the ASO Business for the provision of goods or the performance of services in an amount in excess of five hundred thousand dollars ($500,000) annually;

(ii)         any Contract requiring payments by the ASO Business in excess of one hundred and fifty thousand dollars ($150,000) annually;

(iii)        any written employment, consulting or sales representative Contract not terminable on thirty (30) days’ notice or less without cost, or any severance agreement;

(iv)        any Contracts between a Seller Company, on the one hand, and any of its Affiliates, officers or directors, on the other hand (other than any Contract covered by Section B.10(a)(iii));

(v)         any Contracts for the repair, maintenance or service of any of a Seller Company’s assets where the annual service charge to such Seller Company under any such Contract exceeds one hundred thousand dollars ($100,000);

(vi)        any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, marketing consulting or advertising Contracts;

(vii)       any Contract in effect on the date of this Agreement relating to the disposition or acquisition other than in the ordinary course of business of the assets of, or any interest in, any business enterprise;

(viii)      any Contracts that purport to limit, curtail or restrict the right of any Seller Company in any material respect (A) to engage or compete in any line of business or sell, supply, license or distribute any product or service, in each case, in any geographic area, with any Person or during any period of time (or pursuant to which a benefit or right is required to be given or would be lost as a result of so competing, engaging, selling, supplying or distributing), or (B) to solicit or hire any Person or group of Persons (other than Contracts of a

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Seller Company entered into in the ordinary course of business pursuant to which such Seller Company agreed not to solicit or hire the employees of a customer);

(ix)         any material Contract that grants any Person other than a Seller Company any (A) “most favored nation” or similar preferred pricing rights, (B) rights of first refusal, rights of first negotiation or similar rights or that materially limits the ability of such Seller Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (C) right to require such Seller Company to purchase all or any portion of the ASO Business’s requirements from any third party, or similar provision or (D) obligates the ASO Business to provide maintenance and/or support for more than one (1) year following the Closing Date;

(x)          any Contract obligating a Seller Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person (A) that contains “earn-out” provisions or other contingent payment obligations that are payable after the date of this Agreement or (B) that contains ongoing non-competition or indemnification obligations or other ongoing material obligations of a Seller Company, in each case in respect of the ASO Business;

(xi)         any material original equipment manufacturer, partnership, joint marketing, joint development or joint venture Contract; and

(xii)        any Contracts that are used both by ASO Business and by the Spacetech Business Unit (or any other business units of the Seller Companies).

(b)          Each Contract required to be disclosed in Section B.10(a) of the Disclosure Letter is a legal, valid and binding obligation of the applicable Seller Company enforceable against such Seller Company in accordance with its terms, and the applicable Seller Company is not in default and has not failed to perform any material obligation thereunder, and, to the knowledge of such Seller Company, there does not exist any event, condition or omission which would constitute a breach or default (whether by lapse of time or notice or both) by any other Person.

(c)          Neither the Seller Companies nor any of their Subsidiaries is party to any “standstill” agreement with any third parties.

B.11    Licenses and Permits.   Set forth in Section B.11(a) of the Disclosure Letter are all material licenses, permits and similar authorizations (and an indication of the expiration date of each) held by the Seller Companies in respect of the ASO Business. The Seller Companies possess all material licenses, permits and similar authorizations required by Applicable Law to conduct the ASO Business in substantially the same manner as the ASO Business has heretofore been conducted. The Seller Companies (i) are and at all times have been in material compliance with all licenses, permits and other authorizations required by all Applicable Laws applicable to the Seller Companies and the ASO Business, (ii) have not received written notice of the pending or threatened revocation, suspension, lapse or limitation of any such license, permit or other authorization from any Governmental Authority, and (iii) have not received any written notice from any Governmental Authority of any violation or alleged violation of such licenses, permits

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or other authorizations. All material reports, filings and returns required to be filed by or on behalf of a Seller Company with any Governmental Authority have been filed and, when filed, were correct and complete in all material respects.

B.12    Finders’ Fees.   There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of a Seller Company that might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the Contemplated Transactions.

B.13    Compliance with Laws.

(a)          Except for violations or infringements that are not and would not reasonably be expected to be, material to the ASO Business, the operation of the ASO Business is in compliance with Applicable Law. No Seller Company or any direct or indirect Subsidiary of ASTC (i) has or have been charged with or been under investigation with respect to a material violation of any Applicable Law, (ii) has received any written or, to the knowledge of the Seller Companies, oral communication from any Governmental Authority or any other Person regarding any actual or alleged material violation of, or failure to comply in all material respects with, any Applicable Law, and no Governmental Authority has indicated that it intends to initiate a Proceeding asserting that a Seller Company is not in material compliance with any Applicable Law.

(b)          No Seller Company nor any Affiliate or Representative has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, in violation of any Applicable Law, whether in money, property, or services to obtain favorable treatment in securing business for such Seller Company, to obtain special concessions or for special concessions already obtained, for or in respect of such Seller Company, or (ii) established or maintained any fund or asset with respect to such Seller Company that has not been recorded in the books and records of such Seller Company.

(c)          Each item set forth in Section B.13(c) of the Disclosure Letter has been certified as compliant by the applicable Governmental Authority.

B.14    Environmental Compliance.

(a)          Except as reserved against or referred to in the Opening Statement, the Seller Companies and the ASO Business, are and have been in material compliance with all applicable Environmental Laws, and have obtained all material permits, licenses and other approvals, exemptions and authorizations that are required under applicable Environmental Laws (“Environmental Permits”).

(b)          Section B.14(b) of the Disclosure Letter sets forth (i) a true and complete list of all Environmental Permits, all of which are valid and in full force and effect, and (ii) to the extent permitted under Applicable Law, a true and complete list of all Environmental Permits that are transferable and do not requires consent, notification, or other action to remain in full force and effect following consummation of the Contemplated Transactions.

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(c)          There are no facts, circumstances or conditions existing, initiated or occurring prior to the Closing Date, which have resulted or are reasonably likely to result in liability with respect to the ASO Business, the Owned Real Property or Leased Real Property under Environmental Laws or with respect to Hazardous Substances.

(d)          None of the following are present at any of the Owned Real Property, or to the knowledge of Seller Companies, at the Leased Real Property: (i) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Substances; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; (vi) lead-based paint; or (vii) asbestos-containing materials.

(e)          There has been no known Release of Hazardous Substances at, on, under, or from any Owned Real Property or Leased Real Property, nor was there such a known Release at any real property formerly owned, operated or leased by the Seller Companies with respect to the ASO Business during the period of such ownership, operation, or tenancy, in each case such that could reasonably be expected to result in liability for Remedial Actions with respect to such Hazardous Substances.

(f)          With respect to the ASO Business, the Seller Companies have not arranged, by Contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that the Seller Companies are or could reasonably expect to become liable for Remedial Actions of such location pursuant to Environmental Laws.

(g)          The Seller Companies have furnished to the Buyer Companies copies of all environmental assessments, reports, audits and other material documents in their possession or under their control that relate to the ASO Business’s compliance with Environmental Laws or the environmental condition of the Owned Real Property and the Leased Real Property.

(h)          Except for Section B.03 (Governmental Authorization), Section B.06 (Financial Statements; No Undisclosed Liabilities; Internal Controls), Section B.07 (Absence of Certain Changes), Section B.08 (Real Property), Section B.10 (Material Contracts), Section B.16 (Taxes), Section B.19 (Government Contracts and Government Bids) and Section B.23 (Sufficiency of Assets; Title), this Section B.14 sets forth the sole and exclusive representations and warranties governing matters arising under or relating to Environmental Laws, and no other representations or warranties shall be deemed to address or cover any matter arising under or relating to any Environmental Laws.

B.15    Intellectual Property.   The Intellectual Property that constitutes a Transferred Asset is all of the Intellectual Property used in the conduct of the ASO Business as heretofore conducted. No Seller Company has any outbound licenses in respect of the Transferred Assets or the conduct of the ASO Business. To the knowledge of the Seller Companies:

(a)          a Seller Company owns, free and clear of all Liens other than Permitted Liens, and subject to any licenses and other rights granted by the Seller Companies prior to the Closing Date, all right, title and interest in such Intellectual Property; and

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(b)          the use of such Intellectual Property in connection with the operation of the ASO Business as heretofore conducted does not conflict with, infringe upon or violate the intellectual property rights of any other Persons.

B.16    Taxes.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect on the ASO Business, (i) all Tax Returns required to be filed by the Seller Companies with any Tax Authority in respect of the Transferred Assets or the operations of the ASO Business have been filed or will be filed in accordance with all Applicable Laws, and (ii) all Taxes owed by the Seller Companies (whether or not show on any Tax Return) in respect of the Transferred Assets or the ASO Business have been paid in full.

(b)          Except as would not reasonably be expected to have a material and adverse effect on the ASO Business, there are no pending audits or investigations for any liability in respect of the ASO Business. No Seller Company has received any written notice that any (i) claims have been asserted with respect to the Transferred Assets or the operations of the ASO Business for any Taxes, (ii) proposals or deficiencies for any Taxes are being asserted, proposed or threatened with respect to the Transferred Assets or the operations of the ASO Business, or (iii) audit or investigation of any return or report of Taxes is currently underway, pending or threatened with respect to the Transferred Assets or the operations of the ASO Business.

(c)          No Seller Company has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes with respect to the Transferred Assets or the operations of the ASO Business. There are no outstanding requests by any Seller Company for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return with respect to the Transferred Assets or the operations of the ASO Business.

(d)          To the knowledge of the Seller Companies, no Seller Company is required to file a Tax Return in any jurisdiction in which such Seller Company does not file a Tax Return. No Seller Company has not received any written notice that any claim has ever been made by a Governmental Authority in a jurisdiction in which such Seller Company does not file Tax Returns that such Seller Company is or may be subject to taxation by that jurisdiction.

(e)          No Seller Company is a party to any Tax allocation, Tax sharing agreement or Tax indemnification agreement with a Person other than one of the Seller Companies or is liable for Taxes of any Person other than one of the Seller Companies under Treasury Regulations Section 1.1502-6 or any analogous provision of Applicable Law, or as a transferee or successor, by Contract, or otherwise, with respect to a liability for which the Buyer Companies will be held liable, or to which the Transferred Assets will be subject, in each case following the Closing as a result of the Contemplated Transactions.

B.17    Seller Company Employees; Labor Matters.

(a)          Section B.17(a) of the Disclosure Letter sets forth a correct and complete

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list of all employees of the Seller Companies who work for the ASO Business as of May 23, 2014, which list sets forth for each such employee the following: (i) name; (ii) title or position; (iii) hire date or date of commencement of employment; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to such individual; and (vii) to the extent such employee provides services to any other business of ASTC, the nature of such services and the percentage of such employee’s time devoted to the ASO Business. Except to the extent caused by the Closing Date occurring between normal paydays and except for any other employment terms providing for deferred or contingent accrual or payment of compensation, all commissions, bonuses and other compensation due and payable to employees of the Seller Companies for services performed on or prior to the Closing Date shall have been paid in full as of the Closing Date. Each employee listed in Section B.17(a) of the Disclosure Letter has entered into a confidentiality and assignment agreement, copies of which have been provided to Lockheed Martin.

(b)          With respect to the ASO Business:

(i)          no Seller Company is a party to, or bound by, any collective bargaining agreement, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Seller Companies, attempting to represent any Seller Company employee;

(ii)         there is not presently existing, and during the last two (2) years there has not been, nor, to the knowledge of the Seller Companies, is there presently threatened (A) any strike, material slowdown, picketing, labor dispute or work stoppage, or B) any material charge, grievance Proceeding or other claim against or affecting the Seller Companies relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority;

(iii)        there is no lockout of any employees of the Seller Companies currently in effect and no such action is presently contemplated by the Seller Companies;

(iv)        no officer or management-level employee of the Seller Companies has given written notice to the applicable Seller Company that any such employee intends to terminate or materially modify his or her employment with the Seller Company; and

(v)         there is not presently existing, and during the last three (3) years there has not been, nor to the knowledge of the Seller Companies, is there presently threatened (A) any charge or complaint with the Equal Employment Opportunity Commission or equivalent state fair employment practices agency, the Office of Federal Contract Compliance Programs, or the Wage and Hour Division of the U.S. Department of Labor or a state equivalent, (B) an audit by the Office of Federal Contract Compliance Programs or (C) a complaint filed or ongoing litigation in state or federal court regarding an employment matter.

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B.18    Employee Benefit Matters.

(a)          Section B.18(a) of the Disclosure Letter lists each Employee Plan. The Seller Companies have made available to the Buyer Companies true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody each material Employee Plan, plus descriptions of any material Employee Plan that has not been reduced to writing.

(b)          With respect to the ASO Business:

(i)          since January 1, 2006, neither the Seller Companies nor any of its ERISA Affiliates has contributed to or had any liability to a multi-employer plan, as defined in Section 4001(a)(3) of ERISA, a multiple employer plan, as defined in Section 413(c) of the Code, or a defined benefit plan within the meaning of Section 3(35) of ERISA;

(ii)         no liability has been or, to the knowledge of the Seller Companies, is expected to be incurred by any Seller Company under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to any Employee Plan and, to the knowledge of the Seller Companies, no event, transaction or condition has occurred or exists with respect to any Employee Plan that could result in any liability under such provisions of the Code or ERISA to the Buyer Companies following the Closing;

(iii)        no Employee Plan is subject to Section 412 of the Code;

(iv)        each Employee Plan has been established and administered in all material respects in accordance with its terms and in compliance with Applicable Law;

(v)         the Seller Companies have classified all individuals who perform services for them correctly under the Employee Plans, ERISA and the Code as common law employees, independent contractors or leased employees;

(vi)        each Employee Plan intended to qualify under Section 401 of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so qualified and nothing has occurred that would adversely affect the qualified status of any such Employee Plan;

(vii)       Except as set forth in Section B.18(b) of the Disclosure Letter, the consummation of the Contemplated Transactions will not (A) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (B) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual, (C) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an excess parachute payment as defined in Section 280G(b)(1) of the Code or (D) constitute or involve a non-exempt prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, constitute or involve a breach of fiduciary responsibility, as defined in Section 502(l) of ERISA, or otherwise violate Part 4 of Subtitle B of Title I of ERISA; and

(viii)      there are no actions, claims or investigations by a Governmental Authority pending or, to the knowledge of the Seller Companies, threatened, against any

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Employee Plan or any administrator, fiduciary or sponsor thereof with respect to the ASO Business, other than benefit claims arising in the normal course of operation of such Employee Plan.

B.19    Government Contracts and Government Bids.

(a)          With respect to each Government Contract and each Government Bid that, if accepted, would result in a Government Contract to which any Seller Company is a party with respect to the ASO Business, (i) to the knowledge of the Seller Companies, during the two (2)-year period prior to the date of this Agreement, such Seller Company has complied in all material respects with all requirements of all Applicable Laws pertaining to such Government Contract or Government Bid; (ii) to the knowledge of such Seller Companies, all representations and certifications made by such Seller Company set forth in such Government Contract or Government Bid were complete and correct as of their effective date; (iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified such Seller Company in writing that such Seller Company has breached in any material respect or violated any Applicable Law pertaining to such Government Contract or Government Bid; and (iv) to the knowledge of the Seller Companies, no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and no U.S. Government customer or prime contractor has indicated that it may exercise any such termination right as a result of the Contemplated Transactions or otherwise.

(b)          With respect to the ASO Business, to the knowledge of the Seller Companies, none of its employees, consultants or agents is (or during the last two (2) years has been) (i) debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Authority, (ii) the subject of a finding of material non-compliance, non-responsibility or ineligibility for government contracting or for any reason is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, or (iii) currently proposed for, or has been subject to suspension, debarment or exclusion proceedings.

(c)          There are (i) no outstanding claims or requests for equitable adjustment against any Seller Company with respect to the ASO Business by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes with respect to the ASO Business between any Seller Company, on the one hand, and a Governmental Authority, on the other hand, under the Contract Disputes Act or between any Seller Company, on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(d)          To the knowledge of the Seller Companies, the ASO Business’s cost accounting system and the associated entries reflected in the ASO Business’s financial records with respect to Government Contracts and Government Bids is in compliance in all material respects with applicable regulations and legal requirements, and has not been determined by the U.S. Government’s Defense Contract Audit Agency to be inadequate for accumulating and billing costs under Government Contracts.  To the knowledge of the Seller Companies, during

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the two (2)-year period prior to the date of this Agreement, there has been no finding of fraud or any claim of any material liability as a result of defective pricing, labor mischarging or improper payments on the part of the ASO Business.

B.20    Government Furnished Property or Equipment.   The Seller Companies do not possesses any personal property, equipment or fixtures loaned, bailed or otherwise furnished to such Seller Company by or on behalf of any Governmental Authority.

B.21    Security Clearances.   Section B.21 of the Disclosure Letter sets forth a true, correct and complete list of all facility security clearances held by the Seller Companies and all personnel security clearances held by the Representatives of the Seller Companies in connection with the ASO Business. The Seller Companies hold and at all relevant times held at least a “satisfactory” rating from the Defense Security Service with respect to the facility security clearances. The clearances set forth in Section B.21 of the Disclosure Letter are all of the facility and personnel security clearances necessary to conduct the ASO Businesses as currently being conducted.

B.22    Accounts Receivable.   All accounts receivable and notes receivable of the Seller Companies that constitute Transferred Assets (a) arose out of arm’s-length transactions actually made in the ordinary course of business of the Seller Companies, (b) are the valid and, to the knowledge of the Seller Companies, legally binding obligations of the parties obligated to pay such amounts (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Applicable Laws of general applicability relating to or affecting creditors’ rights), (c) to the knowledge of the Seller Companies, are not subject to any counterclaim or setoff, (d) fully reflect all returns, allowances and promotions, and (e) to the knowledge of the Seller Companies, are not in dispute. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Opening Statement in accordance with GAAP. The Seller Companies have not canceled, or agreed to cancel, in whole or in part, any accounts receivable reflected on or created since the Opening Statement. Section B.22 of the Disclosure Letter contains an aged schedule of accounts receivable of the Seller Companies applicable to the ASO Business as of the date that is no later than five (5) Business Days prior to Closing.

B.23    Sufficiency of Assets; Title.

(a)          The Transferred Assets constitute all of the assets used in the conduct of the ASO Business and are sufficient for the conduct of the ASO Business as presently conducted and are in good condition and sufficient for their intended purpose, subject to normal wear and tear. Without limiting the generality of the foregoing, there are no assets that are used by any other business of ASTC (other than the ASO Business) and held in any entity other than the Seller Companies which are also used or held for use in or necessary for the conduct of the ASO Business.

(b)          The Seller Companies have good, valid and marketable title to, or, in the case of Leased Real Property, valid leasehold interests in, all of the Transferred Assets, free and clear of any Liens other than Permitted Liens.

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B.24    Indebtedness.   Section B.24 of the Disclosure Letter sets forth the amount of any such outstanding Indebtedness as of the date hereof and the party to whom such Indebtedness is owed.

B.25    Customers and Suppliers; Backlog.

(a)          No Seller Company has received written notice of any termination, cancellation or material change of terms (or substantial reduction of use or supply of product or service) by any material supplier or customer relating to its business relationship with such Seller Company. To the knowledge of the Seller Companies, no such termination, cancellation or modification has been threatened by any such supplier or customer, except in each case where such termination, cancellation or modification would not materially and adversely affect the ASO Business.

(b)          Section B.25(b) of the Disclosure Letter sets forth, with respect to each Contract of the ASO Business (including each Government Contract) that constitutes a Transferred Asset having unfilled backlog, as of May 23, 2014, the reasonable good faith estimate by management of the ASO Business of the dollar amount of the backlog of the ASO Business thereunder (calculated consist with past practice), the name of the customer, a brief description of the products and services to be provided, the period of performance for the base period and any options properly exercised and any dollar amounts included which are unfunded by any Governmental Authority or any customer in respect of undelivered orders.

B.26    Related Party Transactions.   Section B.26 of the Disclosure Letter describes each business relationship (excluding employee compensation and benefits paid or provided in the ordinary course of business and other ordinary incidents of employment), including any amounts owed by either party existing on the date of this Agreement between a Seller Company, on the one hand, and any Affiliate of such Seller Company, or any director or employee of such Seller Company or any director or employee of such Affiliate of such Seller Company, on the other hand that relate to any Transferred Asset or the ASO Business.

B.27    Powers of Attorney.   There are no outstanding powers of attorney executed on behalf of the Seller Companies in respect of the ASO Business or Transferred Assets.

B.28    Exports.   With respect to the ASO Business:

(a)          each Seller Company and its Representatives has been for the past five (5) years and is currently in compliance with all applicable International Trade Laws and Regulations, and there are no Proceedings pending, reasonably expected or, to the knowledge of the Seller Companies, threatened between a Seller Company and any Governmental Authority under any of the applicable International Trade Laws and Regulations;

(b)          each Seller Company has prepared and timely applied for all import and export licenses required in accordance with all applicable International Trade Laws and Regulations and has had and has all necessary authority under the International Trade Laws and Regulations to conduct its business as presently conducted in all material respects including (i) necessary permits for any export transactions, (ii) necessary permits and clearances for the

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disclosure of information to “Foreign Persons” as such term is defined in Section 120.16 of the ITAR and (iii) necessary registrations with any Governmental Authority having authority to implement applicable International Trade Laws and Regulations;

(c)          each Seller Company has made available to Buyer true, correct and complete copies of all issued and pending import and export licenses, and all other documentation necessary to evidence compliance with, all applicable International Trade Laws and Regulations, if any;

(d)          the Seller Companies have not maintained and do not currently maintain employees, brokers, distributors, resellers, agents, consultants, sales or marketing representatives or assets of any kind in any jurisdiction outside of the U.S.;

(e)          the Seller Companies have not (i) engaged, directly or indirectly, in any sales transaction in any jurisdiction outside of the United States or (ii) paid any sales commission or other compensation to any Representative with respect to any sales transaction or marketing campaign in any jurisdiction outside the United States;

(f)          each Seller Company has been and is currently in compliance with all Applicable Laws relating to export control and trade embargoes, and the Seller Companies have not, directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to “Foreign Persons,” as such term is defined in Section 120.16 of the ITAR, located in the United States) any goods, software, technology or services in violation of applicable International Trade Laws and Regulations;

(g)          unless authorized in writing by the U.S. government, the Seller Companies have not engaged in any transactions, or otherwise dealt with any Person with whom United States Persons are prohibited from dealing under applicable International Trade Laws and Regulations, including Proscribed Countries, countries subject to economic sanctions maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), any Person designated by OFAC on the list of Specially Designated Nationals and Blocked Persons (or entities directly owned or controlled by or acting for or on behalf of a Specially Designated National), any Person designated by the U.S. Commerce Department’s Bureau of Industry and Security on the Denied Persons List, Unverified List or Entity List, any Person designated by the U.S. Department of State’s Directorate of Defense Trade Controls on the List of Statutorily Debarred Parties or any instrumentality, agent, entity or individual that, to the knowledge of the Seller Companies, is acting on behalf of, or directly or indirectly owned or controlled by, any of the countries or Persons described above;

(h)          the Seller Companies have not participated directly or indirectly in any boycotts or other practices in violation of the Export Administration Regulations (15 C.F.R. part 760) or penalized under Section 999 of the Code; and

(i)          to the extent required by Applicable Law in connection with the conduct of the ASO Business, the Seller Companies have been and are registered with the Directorate of Defense Trade Controls, U.S. Department of State as an entity that engages in the U.S. in the business of either manufacturing or exporting “defense articles” or furnishing

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“defense services,” as those terms are defined in the ITAR, and the Seller Companies have not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120, except pursuant to a valid license or other valid legal authorization and otherwise in accordance with Applicable Law.

B.29    Ethical Practices; FCPA.   The Seller Companies have not offered or given, and none of its Representatives, nor any joint venture partner, teammate or agent of such Seller Company, or any other Person acting on behalf of any of the foregoing, has offered or given on such Seller Company’s behalf, anything of value, including facilitating or “grease” payments, to: (a) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or other Person; or (b) any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof, candidate for political office or other Person: (i) for the purpose of influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) for the purpose of inducing such Person to use his, her or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; (iii) for the purpose of securing any improper advantage; in the case of each of clauses (i), (ii) and (iii), in order to assist such Seller Company in obtaining or retaining business for or with, or directing business to, any Person; or (iv) where such payment would constitute a bribe, kickback or illegal or improper payment. Neither the Seller Companies nor any of their Representatives (in a manner for which the respective Seller Company could be held responsible) has violated or is in violation of any provision of the FCPA, or any Applicable Law of similar effect.

B.30    Privacy and Security.

(a)          To the extent the Seller Companies engage in Activities Involving Personal Information in connection with the ASO Business, such Activities Involving Personal Information comply in all material respects with, and do not violate in a material respect, (i) any Contract to which a Seller Company is party in connection with the ASO Business, (ii) applicable Information Privacy and Security Laws and (iii) the consents and authorizations that apply to such Activities Involving Personal Information.  The Seller Companies have all material authority, consents and authorizations to receive, use and disclose the Personal Information in their possession or under their control in connection with the operation of the ASO Business.  The Seller Companies have posted, in accordance with Information Privacy and Security Laws, privacy policies governing their use of Personal Information on its websites and any mobile applications made available by the Seller Companies and have complied at all times with such privacy policies and all former published privacy policies.

(b)          There has been no data security breach of any computer systems or networks of the Seller Companies in connection with the ASO Business, and there has been no unauthorized use or disclosure of any Personal Information in the possession, control or maintenance of the Seller Companies, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or

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Governmental Authorities is required under any applicable Information Privacy and Security Laws.

(c)          Each Seller Company has entered into a business associate agreement as required by and in accordance with the Health Insurance Portability and Accountability Act of 1996, in each case in which the Seller Company (i) is acting as a “Business Associate” (as defined in 45 C.F.R. § 160.103) or (ii) provides access to “Protected Health Information” (as defined in 45 C.F.R. § 160.103) to a third party, in each case as required by, and in conformity with, applicable Information Privacy and Security Laws and the terms of its Contracts.

(d)          No Seller Company (i) is under investigation by any Governmental Authority for a violation of any Information Privacy and Security Laws, (ii) has received any notices or audit requests from any Governmental Authority relating to any such violations or (iii) has acted in a manner that would trigger a notification or reporting requirement under any Contract or any Information Privacy and Security Laws related to the collection, use, disclosure or security of Personal Information.

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EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF THE BUYER COMPANIES

(Attached)

EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF THE BUYER COMPANIES

The Buyer Companies, jointly and severally, hereby represent and warrant to the Seller Companies that:

C.01    Corporate Existence and Power.   Lockheed Martin is a corporation duly incorporated, and Buyer is a limited liability company duly organized, and, in each case, validly existing and in good standing under the laws of the states or jurisdiction of its incorporation or organization and has all corporate power and authority required to carry on its business as now conducted. Each Buyer Company is or will be as of the Closing Date duly qualified to do business as a foreign corporation or limited liability company, respectively, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities (after giving effect to the Contemplated Transactions) make such qualification necessary to carry on its business (after giving effect to the Contemplated Transactions), except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect on such Buyer Company.

C.02    Corporate Authorization.   The execution, delivery and performance by each Buyer Company of each of the Transaction Documents to which it is a party and the consummation by each Buyer Company of the Contemplated Transactions are within its corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company action on its part. No shareholder vote of any Buyer Company is required in connection with, and the sole member of Buyer and an authorized officer of Lockheed Martin, respectively, have, approved the Contemplated Transactions. Each of the Transaction Documents to which any Buyer Company is a party constitutes or will constitute at Closing a legal, valid and binding agreement of the applicable Buyer Company, enforceable against it in accordance with its terms except (a) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a Proceeding at law or in equity.

C.03    Governmental Authorization.   The execution, delivery and performance by each Buyer Company of the Transaction Documents to which it is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than: (a) compliance with any applicable requirements and filings with the Defense Security Service of the U.S. Department of Defense under the National Industrial Security Program Operating Manual; (b) compliance with any applicable requirements and filings under the ITAR; (c) compliance with the applicable requirements, if any, of the Securities Act of 1933 and the Exchange Act, (d) compliance with the rules and regulations of the New York Stock Exchange, and (e) the provision of a notification of the Contemplated Transactions to the Federal Trade

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Commission and the General Counsel of the Department of Defense at least 30 days prior to the Closing.

C.04    Non-Contravention.   The execution, delivery and performance of the Transaction Documents by the Buyer Companies do not and will not (a)(i) contravene or conflict with the certificate of incorporation or formation, charter or bylaws, operating agreement or other constituent documents of any Buyer Company, (ii) assuming compliance with the matters referred to in Section C.02, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon or applicable to any Buyer Company, or (iii) assuming compliance with the matters referred to in Section C.02, constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which any Buyer Company is entitled under any provision of any Contract binding upon a Buyer Company or any license, franchise, permit or other similar authorizations held by any Buyer Company, except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Buyer Companies or which would not, individually or in the aggregate, reasonably be expected to impair any Buyer Company’s ability to consummate the Contemplated Transactions or (b) result in the creation of any Lien upon any of the properties or assets of any Buyer Company.

C.05    Litigation.   There is no Proceeding pending against, or to the knowledge of the Buyer Companies, threatened against or affecting, a Buyer Company before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions or if adversely determined, would reasonably be expected to impair the ability of such Buyer Company to consummate the Contemplated Transactions.

C.06    No Vote/Approval Required.   No vote or approval of any holders of any equity interest of any Buyer Company is necessary to approve this Agreement or the Contemplated Transactions.

C.07    Information in the Proxy Statement.   None of the information supplied by the Buyer Companies specifically for inclusion in the Proxy Statement or any other document used by ASTC to make any solicitation in connection with the Contemplated Transactions will, at the time it is provided by the Buyer Companies, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

C.08    Finder’s Fees.   There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of a Buyer Company or any of its Affiliates that might be entitled to any fee or commission from a Seller Company or any of its Affiliates upon consummation of the Contemplated Transactions.

C.09    Financing.   The Buyer Companies have (and at the Closing will have) on deposit all of the funds available as and when needed to enable consummation of the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents

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EXHIBIT D

EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

(Attached)

EXHIBIT D

EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

D.01    General.   Buyer shall offer employment as of the Closing Date to the employees of Seller Companies listed In Section D.01 of the Disclosure Letter (as such section of the Disclosure Letter is updated in accordance with the last sentence of this Section D.01), which shall identify each ASO Employee and each Inactive Employee, including employees on vacation and approved leave of absence who are actively employed by a Seller Company in connection with the ASO Business as of the Closing Date (each, an “ASO Employee”). In addition, with respect to any Seller Company employee who is not actively employed in connection with the ASO Business prior the Closing Date due to an approved leave of absence (including long-term disability leave) or who has any right immediately prior to the Closing Date under Applicable Law, plan, policy, contractual arrangement, or otherwise to employment, reemployment, reinstatement, or reactivation by Seller Companies and who was employed by Seller Companies in connection with the ASO Business prior to his or her commencement of leave or termination of employment (each, an “Inactive Employee”), Buyer shall offer employment to each such Inactive Employee on the date such leave ends or the date such Inactive Employee becomes eligible for reemployment, reactivation, or reinstatement. Any ASO Employee or Inactive Employee who accepts Buyer’s offer of employment as described above is referred to in this Agreement as a “Transferred Employee.” Any Inactive Employee who, immediately prior to the Closing Date, either (a) is currently receiving long-term disability benefits under a long-term disability plan of a Seller Company (a “Seller LTD Plan”) or (b) has been approved for receipt of long-term disability benefits under a Seller LTD Plan, and any individual who, but for the receipt of long-term disability benefits, would be a Seller Company employee (each, an “LTD Recipient”) shall be treated as a Transferred Employee if and when such LTD Recipient recovers from his or her disabling condition and returns to active service with Buyer or its Affiliates. Nothing herein shall require Buyer or any Affiliate to reemploy an LTD Recipient, or shall require the Seller Companies to continue to employ a Person meeting the criteria set forth in the preceding sentence, except to the extent such Person has a right to reemployment or reactivation under Applicable Law. No later than five (5) Business Days prior to Closing, the Seller Companies shall deliver to Buyer (y) an updated Section D.01 to the Disclosure Letter setting forth (A) the current active employees of the ASO Business as of such date, including any employees hired by Seller Companies in connection with the ASO Business between the date of this Agreement and the date on which such updated Section D.01 to the Disclosure Letter is delivered to Buyer, and (B) Inactive Employees, and (z) with respect to each such employee of Seller Companies named on the list delivered under subclause (y), such employee’s accrued but unused vacation as of such date.

D.02    Transition Period.   Buyer or its Affiliates shall maintain, for the period commencing at Closing through the first anniversary of the Closing Date (the “Transition Period”), base salary and annual cash bonus opportunities that are at least equal to the base salary and annual cash bonus opportunities provided to each Transferred Employee; provided that such Transferred Employee remains in a position within the ASO Business comparable to that he or she held immediately prior to the Closing Date without regard to changes in titles to conform to Buyer’s structure.

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D.03    Benefit Plans.   Except as otherwise provided in Section D.05 and Section D.07 below, Buyer and the Seller Companies further agree that during the Transition Period, Buyer or one of its Affiliates shall, in Buyer’s sole discretion, (a) permit Transferred Employees to participate in employee benefit plans, programs, arrangements and compensation policies and practices (other than the aforementioned base salary and annual cash bonus opportunities and excluding any plan or program providing equity-based compensation, stock options, change in control incentive compensation or non-qualified deferred compensation) maintained by Buyer from time to time that are available to similarly situated employees of Buyer who are hired after the Closing Date, (b) permit Transferred Employees to continue to participate in employee benefit plans, programs, arrangements and compensation policies and practices (other than the aforementioned base salary and annual cash bonus opportunities and excluding any plan or program providing equity-based compensation, stock options, change in control incentive compensation or non-qualified deferred compensation) that are substantially similar to the Employee Plans on the Closing Date or (c) arrange for Transferred Employees to participate in a combination of plans under a combination of clauses (a) and (b); provided that no Transferred Employee shall participate in a defined benefit plan sponsored by Buyer unless required under the terms of a collective bargaining agreement. Nothing in this Agreement shall require Buyer or any of its Affiliates to continue to employ any particular Transferred Employee following the Closing Date, or shall be construed to prohibit Buyer or the Selling Companies from amending or terminating any of their respective employee benefit plans, programs, arrangements or compensation policies or practices following the Closing. Nothing in this Agreement shall require Buyer to permit Transferred Employees to participate in any plan that is frozen to new hires as of the Closing Date.

D.04    Service Credit.   Buyer shall provide each Transferred Employee with credit for all years of service such Transferred Employee provided to the Seller Companies prior to the Closing Date under any compensation and benefit plans, programs and policies maintained by Buyer that may become applicable to such Transferred Employee after the Closing Date for the purposes of eligibility, vesting, and contributions to a defined contribution plan, subject to offsets for previously accrued benefits and to avoid the duplication of benefits.

D.05    Savings Plan.   As soon as practicable after the Closing, Buyer or one of its Affiliates shall establish one (1) or, at Buyer’s option, more than one (1) individual account plan for the benefit of the Transferred Employees or otherwise make immediate participation in such a plan available to such Transferred Employees (the “Successor Savings Plan” or, if there is more than one (1) plan, each, a “Successor Savings Plan”). Such Successor Savings Plan, or each such Successor Savings Plan, shall be designed and administered to satisfy the qualification requirements under Section 401(a) of the Code and to provide for elective deferrals (as such deferrals are described in Section 402(g)(3)(A) of the Code) by participants under Section 401(k) of the Code and for matching contributions (as described in Section 401(m)(4)(A)(ii) of the Code) by Buyer with respect to such elective deferrals, and Buyer shall provide to ASTC evidence reasonably satisfactory to ASTC that the Successor Savings Plan, or each such Successor Savings Plan, satisfies at least in form such qualification requirements before ASTC authorizes any direct rollovers to a Successor Savings Plan from ASTC’s savings plan (the “Seller Savings Plan”). The terms of the Successor Savings Plan, or each such Successor Savings Plan, shall provide that the Transferred Employees, to the extent they are eligible to

D-2

participate, shall have the right to make direct rollovers to such plan of their accounts in the Seller Savings Plan, and any notes evidencing loans made to such Transferred Employees and, further, shall provide during the Transition Period for elective deferrals by participants and matching contributions by Buyer at rates which are no less favorable than the rates in effect under the Seller Savings Plan immediately prior to the Closing Date with respect to the Transferred Employees who participated in each such plan (subject to Applicable Law). However, if Buyer reasonably determines that a direct rollover from the Seller Savings Plan to a Successor Savings Plan is impermissible under Section 401(k) of the Code, Buyer may cause the Successor Savings Plan, or each such Successor Savings Plan, to accept a transfer of assets and liabilities with respect to the Transferred Employees from the Seller Savings Plan at such time and in such form as determined by Buyer. Finally, if any Transferred Employee has a loan that remains outstanding under the Seller Savings Plan after the Closing Date, Buyer and Seller Companies shall cooperate to make payroll deductions available to such Transferred Employee so that he or she can continue to repay such loan under the Seller Savings Plan through payroll deductions until such loan is paid in full, such loan is no longer held under the Seller Savings Plan or such Transferred Employee is no longer employed by any Buyer Company, whichever comes first, and Buyer shall cause the prompt transfer of such payroll deductions to ASTC for transmittal to the Seller Saving Plan in accordance with such procedures as agreed upon by ASTC and Buyer.

D.06    Accrued Vacation.   With respect to any accrued but unused vacation time that any Transferred Employee is eligible to take pursuant to the vacation policy maintained by Seller Companies applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall allow such Transferred Employee to use such accrued and unused vacation time during that individual’s employment with Buyer and if such employment is terminated after the Closing Date prior to a Transferred Employee’s use of all such accrued and unused vacation time, Buyer shall provide such individual employee with equivalent compensation in lieu of such vacation time. Notwithstanding the foregoing, to the extent that such vacation time for any Transferred Employee exceeds the capped amounts permitted under Lockheed Martin’s standard policies, Lockheed Martin may elect to compensate such Transferred Employee by payment in lieu of compensated vacation time for the full amount of such excess or to require that such Transferred Employee use such excess within a reasonable period of time after the Closing Date. For the avoidance of doubt, none of the Buyer Companies shall pay, or be obligated to pay, any amounts with respect to the accrued but unused vacation time of any Transferred Employee to the extent such amount has been accrued in the Final Net Working Capital Amount and the applicable employee has elected to use such accrued and unused vacation time during that individual’s employment with Buyer.

D.07    Continuation of Benefits; Health and Welfare Plans; Other.

(a)          Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts, as of the Closing Date, medical, vision, dental, flexible spending account, accident, life, short-term disability, long-term disability and such other employee welfare benefit plans as it deems appropriate for the Transferred Employees (the “Buyer Welfare Plans”). Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them

D-3

during the plan year of ASTC’s medical, vision, dental, life, accident or disability plans or similar arrangements (whether or not insured) maintained for the benefit of employees in the Business and their dependents and other beneficiaries under each such plan or similar arrangement (the “Seller Welfare Plans”) in accordance with the corresponding Seller Welfare Plans. As soon as practicable after the Closing Date, ASTC shall deliver to Buyer a list of the Transferred Employees who had credited service or an account balance under a Seller Welfare Plan, together with each such Transferred Employee’s service, co-payment amounts, deductible and out-of-pocket limits, or account balances under such plan. After adopting the Buyer Welfare Plans, Buyer shall have the ability to amend or terminate those plans in accordance with Section D.03.    This Agreement does not impose any requirement on Buyer to provide post-retirement medical or other post-retirement welfare plan coverage to any Transferred Employee, except to the extent required under the group health plan continuation coverage provisions of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(b)          With respect to any ASO Employee (and any dependent or beneficiary of an ASO Employee), Seller Companies shall (i) retain all liabilities and obligations arising under Seller Welfare Plans to the extent that such liabilities or obligations relate to claims incurred on or prior to the Closing Date, and (ii) retain any liabilities or obligations arising under any worker’s compensation laws to the extent such liabilities or obligations relate to claims incurred prior to or on the Closing Date and have not been paid before the Closing Date. Buyer shall assume all of the liabilities and obligations of Seller Companies under Seller Welfare Plans or worker’s compensation laws with respect to any such ASO Employee (and any dependent or beneficiary of any such ASO Employee) to the extent that such liabilities and obligations relate to claims incurred after the Closing Date. Seller Companies, Buyer, their respective Affiliates, and the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims incurred under the Seller Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims. For purposes of this paragraph (b), a claim shall be deemed to be incurred when the service giving rise to the claim is provided or, with respect to claims under worker’s compensation laws, when the incident giving rise to the expense occurs.

D.08    Insurance Policies.   The Seller Companies shall maintain in force until their expiration on June 30, 2014 the following insurance policies: (a) directors and officers’ liability; (b) excess directors and officers liability; (c) non-indemnifiable loss directors and officers liability; and (d) employment practices liability. Buyer reserves the right to require the Seller Companies to extend and renew such insurance policies after such date if necessary.

D.09    No Third Party Beneficiaries.   No provision of this Exhibit D or any other provision in the Transaction Documents shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller Companies or of any of its Affiliates in respect of continued employment (or resumption of employment) with Seller Companies or Buyer Companies or any of their Affiliates, and no provision of this Exhibit D shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any employee

D-4

benefit plan, program, arrangement or compensation policies or practices which may be established by Buyer or any of its Affiliates.

D.10    WARN and any Corresponding State Laws.   Buyer shall make any filings and shall deliver any notices required in connection with the transactions contemplated herein under the Worker Adjustment Retraining and Notification Act, 29 U.S.C. §2101, et seq. (“WARN”) or any similar state or local law so that the Seller Companies shall have no liability under WARN or any similar state or local law as a result of the transactions contemplated hereby. Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of the Seller Companies, to defend the Seller Companies from and against any liability, obligation or cost under WARN or any similar state or local law, to any employee of the Seller Companies who is found to have suffered an “employment loss” under WARN following Closing, and any and all other liabilities, obligations and costs, including attorneys’ fees, arising out of or resulting from any such employment loss or Buyer’s failure to employ such employees, serve sufficient notice, or provide pay in lieu of notice pursuant to WARN or any similar state or local law.

D-5

ATTACHMENT I

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made as of the ____ day of __________, 2014, by and between Astrotech Corporation, a Washington corporation (“ASTC”), its wholly-owned subsidiary Astrotech Space Operations, Inc., a Delaware corporation (“ASO”) and ASO’s wholly-owned subsidiary Astrotech Florida Holdings, Inc., a Florida corporation (together with ASTC and ASO, “Transferors”), on the one hand, and Elroy Acquisition Company, LLC, a Delaware limited liability company (“Transferee”), on the other hand.

W I T N E S S E T H:

WHEREAS, Transferors and Transferee (together with Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”)) are parties to an Asset Purchase Agreement dated as of May 28, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, Transferors have agreed to transfer, sell, convey, assign and deliver to Transferee all of the assets held, owned or used by Transferors to conduct the ASO Business (as defined in the Asset Purchase Agreement) and to assign certain liabilities associated with the ASO Business to Transferee, and Transferee has agreed to receive such assets and to assume such liabilities; and

WHEREAS, Transferors and Transferee desire to enter into this Agreement simultaneously with the Closing to effect certain transactions referred to in and contemplated by the Asset Purchase Agreement;

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the parties contained herein, payment by Transferee of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01      Definitions.  Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Asset Purchase Agreement.

ARTICLE II

TRANSFERRED ASSETS

Section 2.01      Transfer of Assets.  Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Asset Purchase Agreement, Transferors hereby sell, transfer, convey, assign and deliver to Transferee, and Transferee hereby receives, acquires and accepts from Transferors, all of Transferors’ right, title and interest in, to and under the Transferred Assets.  Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Asset Purchase Agreement, Transferee hereby accepts all risk of loss with respect to the Transferred Assets.

Section 2.02      Assignment of Contracts and Rights.  Notwithstanding the provisions of Section 2.01, the transactions contemplated by this Agreement are subject to and limited by the provisions of Section 2.06 of the Asset Purchase Agreement.

ARTICLE III

ASSUMED LIABILITIES

Section 3.01      Assumption of Liabilities.  Effective at the Closing, upon the terms and subject to the conditions of this Agreement and the Asset Purchase Agreement, Transferee hereby assumes and agrees to perform, pay, satisfy and discharge in accordance with their terms, only the Assumed Liabilities.

ARTICLE IV

MISCELLANEOUS

Section 4.01      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other party except that Transferee may transfer its rights and obligations under this Agreement to another Subsidiary of Lockheed Martin.

Section 4.02      Entire Agreement.  This Agreement, together with the other Transaction Documents and any other agreements contemplated hereby or thereby (including the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter hereof.

Section 4.03      Conflicts with Asset Purchase Agreement.  This Agreement shall be subject in all respects to the Asset Purchase Agreement and shall be construed so as to carry out the intentions of the parties thereto as expressed in the Asset Purchase Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern.  The parties hereto acknowledge and agree that this Agreement (for the avoidance of doubt) shall be considered a Transaction Document under the Asset Purchase Agreement.

Section 4.04      Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 4.05      Jurisdiction.  Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the U.S. District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.  Without limiting the foregoing, the Transferors and the

Transferee agree that service of process upon such party at the address referred to in Section 13.01 of the Asset Purchase Agreement, together with written notice of such service to such party, shall be deemed effective service of process upon such party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 4.06      Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall not become effective until and unless (a) the Asset Purchase Agreement is executed and delivered by all parties thereto, and (b) each party hereto has received a counterpart hereof signed by the other parties hereto.

Section 4.07      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.  To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Transferors and Transferee agree that this Agreement should be read, insofar as practicable, to implement the purposes and intent of the prohibited or unenforceable provision.

Section 4.08      Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 4.09      Third Party Beneficiaries.  Lockheed Martin is an intended third party beneficiary of this Agreement and shall have all rights to enforce this Agreement as if a party hereto.  Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ASTROTECH CORPORATION

By:
Name:
Title:

ASTROTECH SPACE OPERATIONS, INC.

By:
Name:
Title:

ASTROTECH FLORIDA HOLDINGS, INC.

By:
Name:
Title:

ELROY ACQUISITION COMPANY, LLC

By:
Name:
Title:

[Signature page to Bill of Sale, Assignment and Assumption Agreement]

ATTACHMENT II

FORM OF WARRANTY DEED

STATE OF FLORIDA

COUNTY OF BREVARD

This Warranty Deed is made as of the __ day of _________, 2014, by and between Astrotech Florida Holdings, Inc., a Florida corporation (“Grantor”), and Elroy Acquisition Company, LLC (“Grantee”). The terms Grantor and Grantee shall be used as neuter singular designation of the parties hereto, their personal representatives, heirs, successors and assigns.

W I T N E S S E T H:

That the Grantor, for _________ ($____) and other valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto the Grantee in fee simple, all that certain lot or parcel of land situated in Brevard County, Florida, and more particularly described as follows:

For legal description, see Exhibit A attached hereto and made a part hereof.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto belonging to the Grantee in fee simple, subject to the reservations, exceptions and limitations contained herein.

And the Grantor covenants with the Grantee, that Grantor is seized of the premises in fee simple, has the right to convey the same in fee simple, that title is marketable and free and clear of all encumbrances, and that Grantor will warrant and defend the title against the lawful claims of all persons whomsoever except for the exceptions hereinafter stated.

Title to the property hereinabove described is conveyed subject to the following exceptions:

See Schedule A attached hereto and made a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal.

ASTROTECH FLORIDA HOLDINGS, INC.
Witness
Name:	By:
Name:
Title:
Witness
Name:

After recording return to:

[_________________]

[_________________]

[_________________]

STATE OF FLORIDA

COUNTY OF BREVARD

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgements, personally appeared _______________ well known to me to be the ___________________ of the corporation in whose name the foregoing instrument was executed, and that they severally acknowledged executing the same for such corporation, and that the seal affixed thereto is the true corporate seal of said corporation, and that I relied upon the following form of identification of the above named person ____________________ and that an oath (was)(was not) taken.

WITNESS my hand and official seal in the County and State last aforesaid this ____ day of _______________, 2014.

Notary Public

My Commission Expires:

[Signature Page to Warranty Deed]

EXHIBIT A

Legal Description of Real Property

PARCEL 1:

A Parcel of land lying in Section 33, Township 22 South, Range 35 East, and in Sections 3 and 4, Township 23 South, Range 35 East, Brevard County, Florida, being more particularly described as follows: Begin at the Southeast corner of Lot 7, Block 3 of NORTH BREVARD INDUSTRIAL PARK, as recorded in Plat Book 23, page 96, of the Public Records of Brevard County, Florida and run North 58 degrees 57'12" West, along the South line of said Lot 7, Block 3, a distance of 400.99 feet to the Southwest corner of said lot; thence North 31 degrees 02'48" East, along the West line of said lot, a distance of 241.66 feet to a point on the southerly right of way of White Drive (a 66 foot right of way) as shown on said plat of NORTH BREVARD INDUSTRIAL PARK; thence North 58 degrees 57'12" West, a distance of 66.0 feet to a point on the Easterly right of way line of State Road No. 407; thence South 31 degrees 02'48" West, along said Easterly right of way line, a distance of 1770.25 feet to a point on the centerline of Addison Canal; thence South 69 degrees 37'03" East, along said centerline a distance of 612.69 feet; thence South 78 degrees 00'17" East, along said centerline, a distance of 1009.14 feet; thence North 00 degrees 09'38" East, perpendicular to the South line of said NORTH BREVARD INDUSTRIAL PARK, a distance of 1265.23 feet to a point on the Southeasterly extension of said South line of Lot 7, Block 3; thence North 58 degrees 57'12" West, along said Southeasterly extension, a distance of 439.50 feet to the Point of Beginning.

LESS AND EXCEPT that property deeded to the City of Titusville in Warranty Deed recorded Official Records Book 2547, Page 2636, more particularly described as follows:

A parcel of land lying in Sections 3 and 4, Township 23 South, Range 35 East, Brevard County, Florida, being more particularly described as follows: Begin at the Southeast corner of Lot 7, Block 3 of NORTH BREVARD INDUSTRIAL PARK, as recorded in Plat Book 23, page 96 of the Public Records of Brevard County, Florida, said corner being the Point of Beginning and run South 58 degrees 57'12" East a distance of 334.69 feet to a point on a curve having a 758.62 radius curving to the right; thence, Westerly along the arc of said curve through a central angle of 24 degrees 04'36", a distance of 318.79 feet to a point of tangency; thence North 58 degrees 57'12" West for a distance of 492.19 feet to a point on the Easterly right of way line of State Road No. 407; thence North 31 degrees 02'48" East along said Easterly right of way line a distance of 307.66 feet to a point on the Southerly right of way line of White Drive (a 66.00 foot right of way) as shown on said plat of NORTH BREVARD INDUSTRIAL PARK; thence South 58 degrees 57'12" East for a distance of 66.00 feet to a point; thence South 31 degrees 02'48" West for a distance of 241.66 feet to a point; thence South 58 degrees 57'12" East for a distance of 400.99 feet to the Point of Beginning.

AND

PARCEL 2:

A Parcel of land lying in Section 3, Township 23 South, Range 35 East, Brevard County, Florida, being more particularly described as follows:

Begin at the Southeast corner of Lot 7, Block 3 of NORTH BREVARD INDUSTRIAL PARK, as recorded in Plat Book 23, Page 96 of the Public Records of Brevard County, Florida and run South 58 degrees 57'12" East for a distance of 25.20 feet to a point, said point being the point of curvature of a 692.62 foot radius curve to the left having a tangent bearing of South 58 degrees 57'12" East; thence Easterly along the arc of said curve through a central angle of 30 degrees 53'10" a distance of 373.37 feet to a point of tangency; thence South 00 degrees 09'38" West for a distance of 66.00 feet to a point; said point being the Point of Beginning; thence South 00 degrees 09'38" West a distance of 48.45 feet to a point; thence North 58 degrees 57'12" West a distance of 104.81 feet to a point on a curve to the left having a radius of 758.62 feet; thence Easterly along the arc of said curve through a central angle of 06 degrees 48'34" a distance of 90.16 feet to a point, said point being the Point of Beginning.

AND

PARCEL 3:

A Parcel of land lying in Section 3, Township 23 South, Range 35 East, Brevard County, Florida, being more particularly described as follows:

Commence at the Northeast corner of Lot 1, Block 3, of NORTH BREVARD INDUSTRIAL PARK, as recorded in Plat Book 23, Page 96 of the Public Records of Brevard County, Florida, and run South 00 degrees 03'37" West along the west right of way line of Grissom Parkway, a distance of 997.94 feet to the Point of Beginning; thence continue South 00 degrees 03'37" West along said west right of way line, a distance of 635.18 feet to the northeast corner of lands of Southern Bell Telephone; thence North 89 degrees 56'23" West along the north line of said lands, a distance of 100.00 feet; thence South 00 degrees 03'37" West, along the west line of said lands, a distance of 158.15 feet to a point on the centerline of Addison Canal; thence South 71 degrees 43'09" West, along said centerline, a distance of 153.74 feet; thence South 87 degrees 42'20" West, a distance of 351.57 feet; thence North 78 degrees 00'17" West, along said centerline; a distance of 709.27 feet to a point on the East line of lands of Astrotech Space Operation, Inc.; thence North 00 degrees 09'38" East, along the east line of said lands, a distance of 711.74 feet; thence South 89 degrees 50'22" East, a distance of 1289.66 feet to the Point of Beginning.

SCHEDULE A

EXCEPTIONS

1.	Taxes and assessments for the year 2014 and subsequent years, which are not yet due and payable.

2.	Easement contained in Warranty Deed recorded in Official Records Book 2279, page 1531 and rerecorded in Official Records Book 2290, page 1447.

3.	Easement in favor of Florida Power & Light Company recorded in Official Records Book 2479, page 638.

4.	Drainage Easement in favor of the City of Titusville, Florida, recorded in Official Records Book 2547, page 2634.

5.	Easement in favor of Florida Power & Light Company recorded in Official Records Book 2482, page 573.

6.	Easement in favor of Florida Power & Light Company recorded in Official Records Book 4334, page 751.

7.	Sewer Line Easement in favor of the City of Titusville, Florida, recorded in Official Records Book 4482, page 1635.

8.	Rights of others to use the waters of any water body extending from the insured land onto other.

All references in this Schedule A to “Official Records Book” are to the Official Records Book of Brevard County, Florida

ATTACHMENT III-A

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (together with the Exhibit hereto, this “Assignment”) is made as of the __ day of __________, 2014, by and between Astrotech Space Operations, Inc., a Delaware corporation (“Assignor”), and Elroy Acquisition Company, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Lease No. SPCVAN-2-94-0001 dated as of December 10, 1993 and effective as of October 1, 1993 (the “Original Lease”), by and between the Secretary of the Air Force on behalf of the Department of the Air Force (the “Government”) and Astrotech Space Operations, L.P. (“Original Tenant”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of February 5, 1997, by and between Original Tenant and Assignor (under its former name Spacehab Acquisition Corp.), the Original Lease was assigned to Assignor and Assignor assumed the Original Lease;

WHEREAS, the Original Lease was amended and extended by that certain Lease Extension, dated as of September 30, 2013, by and between the Government and Assignor (together with all exhibits thereto and the Original Lease, the “Lease”);

WHEREAS, pursuant to the Lease, attached hereto as Exhibit A, Assignor leases from the Government certain land located at the Vandenberg Air Force Base in California on the terms and conditions set forth therein;

WHEREAS, together with certain of their respective Affiliates, Assignor and Assignee have entered into that certain Asset Purchase Agreement dated as of May 28, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, Assignor has agreed to transfer, sell, convey, assign and deliver to Assignee all of the assets held, owned or used by Assignor to conduct the ASO Business (as defined in the Asset Purchase Agreement) and to assign certain liabilities associated with the ASO Business to Assignee, and Assignee has agreed to receive such assets and to assume such liabilities; and

WHEREAS, in connection therewith, Assignor desires to assign, transfer and set over to Assignee, and Assignee desires to have assigned, transferred and set over to it from Assignor, all of Assignor’s right, title and interest in the Lease;

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the parties contained herein, payment by Assignee of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions.  Capitalized terms used in this Assignment but not defined herein shall have the meanings given to them in the Asset Purchase Agreement.

ARTICLE II

ASSIGNMENT

Section 2.01     Assignment.  Subject to the terms and conditions of the Lease and the Asset Purchase Agreement, Assignor assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Lease (and any security deposit held by the Landlord), from and after the date hereof through the remainder of the term of the Lease, including any renewal or extension thereof.

Section 2.02     Acceptance of Assignment.  Subject to the terms and conditions of the Lease and the Asset Purchase Agreement, Assignee accepts such assignment, transfer and setting over of the Lease and assumes and agrees to perform and observe all of the undertakings, obligations, liabilities and covenants of Assignor under the Lease arising after the date hereof through the remainder of the term of the Lease, including any renewal or extension thereof, except that Assignee shall not assume or agree to pay, discharge or perform any liabilities arising out of any breach by Assignor of any provision of the Lease. As required under Section 20.1.3 of the Lease, (a) Assignee hereby agrees to assume all of the Assignor’s obligations and responsibilities under the Support Agreement attached to the Lease as Exhibit D to the extent provided thereunder, and (b) Sections 10 and 24 of the Lease are incorporated herein by reference.

ARTICLE III

MISCELLANEOUS

Section 3.01     Successors and Assigns.  The provisions of this Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Assignment without the prior written consent of the other party except that Assignee may transfer its rights and obligations under this Assignment to another Subsidiary of Lockheed Martin without such consent. Assignee acknowledges that any further assignment of the Lease by Assignee shall require the prior written consent of the Government in each instance and any such assignment or attempt thereat without such consent will be null and void.

Section 3.02     Governing Law.  This Assignment shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 3.03     Counterparts; Effectiveness.  This Assignment may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Assignment shall not become effective until and unless (a) the Asset Purchase Agreement is executed and delivered by all parties thereto, and (b) each party hereto has received a counterpart hereof signed by the other party hereto.

Section 3.04     Conflicts with Lease.  In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Lease, the terms and conditions of the Lease shall govern.

Section 3.05     Conflicts with Asset Purchase Agreement.  This Assignment shall be subject in all respects to the Asset Purchase Agreement and shall be construed so as to carry out the intentions of the parties thereto as expressed in the Asset Purchase Agreement. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern. The parties hereto acknowledge and agree that this Assignment (for the avoidance of doubt) shall be considered a Transaction Document.

[Signature page follows]

IN WITNESS WHEREOF, the parties caused this Assignment to be duly executed by their respective authorized representatives on the day and year first above written.

ASTROTECH SPACE OPERATIONS, INC.

By:
Name:
Title:

ELROY ACQUISITION COMPANY, LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption of Lease]

EXHIBIT A

LEASE

(Attached)

ATTACHMENT III-B

FORM OF CONSENT AND ESTOPPEL CERTIFICATE

This Consent and Estoppel Certificate (together with the Exhibit hereto, this “Certificate”) is made as of the __ day of _________, 2014 by the Secretary of the Air Force on behalf of the Department of the Air Force (the “Government”) to and in favor of Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Lease No. SPCVAN-2-94-0001 dated as of December 10, 1993 and effective as of October 1, 1993 (the “Original Lease”), by and between the Government and Astrotech Space Operations, L.P. (the “Original Tenant”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of February 5, 1997, by and between the Original Tenant and Astrotech Space Operations, Inc. (“Tenant”) (under its former name Spacehab Acquisition Corp.), the Original Lease was assigned to Tenant and Tenant assumed the Original Lease;

WHEREAS, the Original Lease was amended and extended by that certain Lease Extension, dated as of September 30, 2013, by and between the Government and Tenant (as amended and extended, and as the same may be from time to time further amended, supplemented, extended or otherwise modified, the “Lease”);

WHEREAS, pursuant to the Lease, Tenant now leases from the Government certain land located at the Vandenberg Air Force Base in California on the terms and conditions set forth therein (the “Premises”);

WHEREAS, together with certain of their respective affiliates, Tenant and Buyer are parties to an Asset Purchase Agreement, dated as of May 28, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, Tenant has agreed to transfer, sell, convey, assign and deliver to Buyer all of the assets held, owned or used by Tenant to conduct the ASO Business (as hereinafter defined) and to assign certain liabilities associated with the ASO Business to Buyer, and Buyer has agreed to receive such assets and to assume such liabilities; and

WHEREAS, in connection therewith, Tenant desires to assign, transfer and set over to Buyer, and Buyer desires to have assigned, transferred and set over to it from Tenant, all of Tenant’s right, title and interest in the Lease;

NOW, THEREFORE, in connection with the proposed assignment by Tenant of all right, title and interest in and to the Lease to Buyer (the “Contemplated Transfer”), the Government hereby acknowledges and agrees that Buyer and any lender may rely upon the certifications and statements contained herein in connection with the Contemplated Transfer. Accordingly, the Government hereby certifies and confirms as follows:

ARTICLE I

DEFINITIONS

Section 1.01      Definitions.  Capitalized terms used in this Certificate shall have the meanings given to them in this Certificate. As used in this Certificate, the following term has the meaning set forth below:

(a)       “ASO Business” means the business and operations of Astrotech Corporation’s Astrotech Space Operations business unit, which consists of (i) ownership, operation and maintenance of spacecraft processing facilities in Titusville, Florida and Vandenberg Air Force Base, California, (ii) supporting government and commercial customers processing complex communication, earth observation and deep space satellite launches, (iii) designing and building spacecraft processing equipment and facilities and (iv) providing propellant services including designing, building and testing propellant service equipment for fueling spacecraft.

ARTICLE II

CONSENT AND ESTOPPEL

Section 2.01      Government Status.  The Government is the landlord under the Lease.

Section 2.02      Tenant Status.  Tenant is in occupancy of the Premises and is the lessee under the Lease.

Section 2.03      Lease Attached.  Attached hereto as Exhibit A is a true and correct copy of the Lease.

Section 2.04      No Amendments.  The Lease is in full force and effect and has not been modified, assigned, sub-leased, supplemented, amended or otherwise changed, except as set forth in Exhibit A.  There are no other agreements, whether written or oral, between the Government and Tenant or any of their respective affiliates affecting or relating to the Premises or Tenant’s obligation to pay direct costs under the Lease.

Section 2.05      Term of Lease.  The Lease commenced on October 1, 1993 and is scheduled to expire on September 30, 2018.

Section 2.06      Absence of Default.  To the Government’s knowledge, neither the Government nor Tenant is in default under the Lease, neither the Government nor Tenant has failed to perform any obligation under the Lease, and there does not exist any event, condition or omission which would constitute a breach or default (whether by lapse of time or notice or both) of the Lease by any other person.

Section 2.07      No Termination Action.  Neither Tenant nor the Government has commenced any action or given or received any notice for the purposes of terminating the Lease.

Section 2.08      Amount Due.  The current amount of (monthly/yearly) direct costs payable to the Government pursuant to the Lease is in the amount of ______ dollars ($______).  The direct costs have been paid to date.

Section 2.09      Costs Paid.  Any and all additional costs and other fees due and owing by Tenant pursuant to the Lease have been paid to date.

Section 2.10      Consent; Waiver of Termination Rights; Approvals.  The Government hereby consents to the Contemplated Transfer and from and after the consummation of the closing of the transactions contemplated by the Asset Purchase Agreement shall recognize Buyer as the lessee under the Lease.  Any provisions of the Lease applicable to such transaction and assignment of the Lease have been satisfied or are hereby deemed waived.  The Government hereby waives any right it may have to terminate the Lease as a result of the Contemplated Transfer.  The Government has obtained all required approvals from any third party in connection with its consent to the Contemplated Transfer.

Section 2.11      Release.  Upon assignment of the Lease from Tenant to Buyer, Tenant shall be released from all further obligations under the Lease arising from and after such assignment.

ARTICLE III

MISCELLANEOUS

Section 3.01      Notice.  Upon receipt by the Government of confirmation that the Contemplated Transfer has been completed, the Lease is amended to reflect that all notices, requests and other communications to the Tenant thereunder shall be in writing (including telecopy or similar writing) and shall be given to:

LMC Properties, Inc. 100 S. Charles Street, Suite 1400 Baltimore, Maryland 21201 Attention: Lease Administration Telecopy: (410) 468-1079
with a copy (which shall not constitute notice) to:	Lockheed Martin Corporation 6801 Rockledge Drive Bethesda, Maryland 20817 Attention: Director of Corporate Development Telecopy: (301) 897-6557
and
Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 Attention: David A. Gibbons Telecopy: (410) 659-2701

or to such other address or telecopy number and with such other copies, as the Tenant thereunder may hereafter specify for the purpose of notice.

Section 3.02      Governing Law.  This Certificate shall be construed in accordance with and governed by the law of the State of Maryland (without regard to the choice of law provisions thereof).

Section 3.03      Authority.  The individual executing this Certificate on behalf of the Government has the authority to do so on behalf of the Government and to bind the Government to the terms hereof.

Section 3.04      Diligence. The statements in this Certificate are based solely upon a reasonably diligent review of the Government’s lease file as of the date of issuance.  An inspection of the Premises has not been conducted for the purpose of this Certificate.

Section 3.05      Absence of Waiver. This Certificate shall not be construed as a waiver of any rights, benefits, or interests the Government has under the above-referenced Lease, except as provided in Section 2.10 of this Certificate.

[Signature page follows]

IN WITNESS WHEREOF, I have hereunto set my hand by authority of the Secretary of the Air Force on the day and year first above written.

By:
Name:
Title:

[Signature Page to Consent and Estoppel Certificate]

EXHIBIT A

LEASE

(Attached)

ATTACHMENT IV

FORM OF SUBCONTRACT PENDING NOVATION

This Subcontract Pending Novation (together with the Schedule hereto, this “Agreement”) is made as of the ____ day of __________, 2014, by and between Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), Astrotech Corporation, a Washington corporation, and Astrotech Space Operations, Inc., a Delaware corporation (collectively, “Sellers”). Buyer and Sellers are sometimes referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, together with certain of their respective Affiliates, Buyer and Sellers are parties to an Asset Purchase Agreement dated as of May 28, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, Sellers and their Affiliate Astrotech Florida Holdings, Inc., a Florida corporation, have agreed to transfer, sell, convey, assign and deliver to Buyer all of the assets held, owned or used to conduct the ASO Business and to assign to Buyer certain specified liabilities associated with the ASO Business, and Buyer has agreed to receive such assets and assume such liabilities;

WHEREAS, the Government Contracts identified in Schedule A attached hereto (the “Subject Contracts”) constitute Transferred Assets (as defined in the Asset Purchase Agreement) and the Subject Contracts will be assigned to Buyer in connection with the Closing of the Contemplated Transactions, subject to Applicable Law;

WHEREAS, pending the execution of novation agreements and receipt of any required consents for novation of the Subject Contracts to Buyer, the applicable Seller shall remain party to each Subject Contract; and

WHEREAS, the Parties desire to enter into this Agreement to effect a subcontracting of the rights and obligations under the Subject Contracts to Buyer pending novation of such Subject Contracts, all in accordance with the terms and conditions of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the parties contained herein, payment by Buyer of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions.   Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Asset Purchase Agreement.

ARTICLE II
COVENANTS

Section 2.01     Mutual Covenants.   The Parties hereby mutually covenant and agree that, to the extent permitted by the Subject Contracts and Applicable Law:

(a)          Sellers hereby award this Agreement to Buyer for the performance of all of the obligations of Sellers under the Subject Contracts following the Closing Date, including the statements of work and task orders issued under the Subject Contracts, to the extent such Subject Contracts have not yet been fully performed by Sellers as of the Closing Date, and Buyer hereby accepts this award.

(b)          Buyer shall inure to all rights and benefits conferred or accruing under the Subject Contracts, including all payments to be made under the Subject Contracts, whether such rights and benefits are conferred or accrue before, on or after the Closing Date. Sellers shall promptly pay to Buyer, when received, all monies received by the applicable Seller under each Subject Contract and any claim, right or benefit arising thereunder regardless of whether such payment relates to the performance of the applicable Subject Contract prior to, on or after the Closing Date.

Section 2.02     Seller Covenants.   Each Seller hereby covenants and agrees with Buyer that:

(a)          If requested in writing by Buyer, such Seller shall send a request in writing, in a form and substance reasonably satisfactory to Buyer and in accordance with Applicable Law, including the assignment of payment provisions contained in the Federal Acquisition Regulation, to all account debtors party to the Subject Contracts, including agencies of the U.S. Government, requesting each of them to make payment on all receivables due in respect of each such Subject Contract directly to the financing institution or other institution as permitted by the Federal Acquisition Regulation and designated by Buyer, provided that the fulfillment of such request is not prohibited by the terms of such Subject Contract or Applicable Law.

(b)          In the event Sellers shall receive any payments relating to a Subject Contract, the applicable Seller shall promptly, but in no event later than two (2) Business Days after receipt of such payments, transfer such payments to Buyer or to a financial institution or other institution designated by Buyer. Sellers hereby grant to Buyer a limited power of attorney authorizing Buyer to prepare, execute and submit invoices under the Subject Contracts in the name of the applicable Seller.

(c)          Sellers (i) authorize Buyer to act as agent on behalf of Sellers for purposes of performing and administering the Subject Contracts, including executing documents, discussing matters with customers and taking all other actions Buyer deems necessary or desirable in connection with its performance of the Subject Contracts, and (ii) grant to Buyer a limited power of attorney to make such changes and amendments in the terms of the Subject Contracts, in the name of the applicable Seller, as Buyer deems necessary or desirable in order to assure that Buyer receives all benefits, including economic benefits, of the Subject Contracts.

(d)          Sellers shall not take any action or fail to take any action in connection with any of the Subject Contracts that would affect or diminish, in any way, any of Sellers’ rights or obligations thereunder or the rights or obligations of Buyer under this Agreement without the prior written consent of Buyer. Sellers shall not terminate or enter into any amendment or modification of any of the Subject Contracts without the prior written consent of Buyer.

(e)          To the extent not already in Buyer’s possession, Sellers shall deliver to Buyer the full and complete contract file maintained by the applicable Seller for each Subject Contract.

(f)          Without limiting the rights of Buyer and its Affiliates under the Asset Purchase Agreement, Sellers hereby indemnify each of Buyer, its Affiliates and its Representatives (together with their respective successors and permitted assigns) against, and agrees to defend and hold them harmless from, any and all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or Representatives of any of them (“Losses”) arising out of, resulting from or related to any action or omission of Sellers in connection with the performance or administration of any of the Subject Contracts or the other transactions contemplated by this Agreement, excluding any Losses arising out of, resulting from or related to (i) any action or omission of Buyer in connection with the performance or administration of any of the Subject Contracts or (ii) any breach of this Agreement by Buyer.

(g)          Each of the Sellers, jointly and severally, shall use their respective best efforts to cause the Subject Contracts to be novated to Buyer as soon as practicable after the date of this Agreement.

Section 2.03     Buyer Covenants.   Buyer hereby covenants and agrees with Sellers that:

(a)          Buyer shall take such timely action as Buyer deems reasonably necessary to enable Sellers to perform each Subject Contract and to protect any rights of the applicable Seller that may exist or accrue under any such Subject Contract.

(b)          Buyer agrees to perform, on behalf of Sellers, all the requirements, responsibilities and obligations of each Subject Contract, to the extent permissible under the terms of each Subject Contract and Applicable Law, in accordance with all terms and conditions in or incorporated by reference into, and all Applicable Laws and regulations applicable to, each such Subject Contract.

(c)          For each Subject Contract, if any, that prohibits the other party to such Subject Contract from making payments as designated by Buyer, Buyer shall prepare all invoices to be submitted by the applicable Seller to the other party to such Subject Contract. Buyer shall submit all such invoices in the name of such Seller.

(d)          Without limiting the rights of Sellers and their Affiliates under the Asset Purchase Agreement, Buyer hereby indemnifies each of Sellers, their Affiliates and their Representatives (together with their respective successors and permitted assigns) against, and agrees to defend and hold them harmless from, any and all Losses arising out of, resulting from or related to any material action or omission of Buyer in connection with the performance or administration of any of the Subject Contracts or the other transactions contemplated by this Agreement occurring after the Closing Date, excluding any Losses arising out of, resulting from or related to (i) any action or omission of a Seller in connection with the performance or administration of any of the Subject Contracts or (ii) any breach of this Agreement by a Seller.

(e)          Buyer shall reasonably consult and cooperate with Sellers in their efforts to cause the Subject Contracts to be novated to Buyer.

ARTICLE III
MISCELLANEOUS

Section 3.01     Term.   The term of this Agreement shall begin on the Closing Date and shall continue with respect to each Subject Contract until the earlier to occur of (a) novation or completed assignment of all rights and obligations under the Subject Contract to Buyer, or (b) the satisfaction of all of the applicable Seller’s obligations under, and the receipt of final payment of all amounts payable under, the Subject Contract; provided, however, that the provisions of Section 2.01 (Mutual Covenants), Section 2.03 (Buyer Covenants), Section 3.01 (Term), Section 3.06 (Entire Agreement), Section 3.08 (Governing Law), Section 3.09 (Jurisdiction), and Section 3.13 (Third Party Beneficiaries) shall survive any termination of this Agreement.

Section 3.02     Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Buyer:	Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attention: Senior Vice President, General Counsel and
Corporate Secretary
Telecopy: (301) 897-6013

with copies (which shall not	Lockheed Martin Corporation
constitute notice) to:	6801 Rockledge Drive
Bethesda, Maryland 20817
Attention: Director of Corporate Development
Telecopy: (301) 897-6557

and
Hogan Lovells US LLP

100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attention: David A. Gibbons
Telecopy: (410) 659-2701

if to Sellers:	c/o Astrotech Corporation
401 Congress Avenue, Suite 1650
Austin, Texas 78701
Attention: Thomas B. Pickens III, Chief Executive Officer
Email: tpickens@astrotechcorp.com

with a copy (which shall not	Sheppard Mullin Richter & Hampton LLP
constitute notice) to:	30 Rockefeller Plaza
New York, New York 10112
Attention: John R. Hempill
Email: jhempill@sheppardmullin.com

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective: (a) on the day delivered (or if that day is not a Business Day, or if delivered after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier; (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day); or (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 3.02.

Section 3.03     Amendments; Waivers.

(a)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 3.04     Successors and Assigns.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Buyer may transfer or assign any or all of its rights, interests and obligations under this Agreement to one or more of its Affiliates without Sellers’ prior written consent. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder or modify the rights of the Parties hereunder. Any attempted assignment, delegation or transfer in violation of this Section 3.04 shall be null and void.

Section 3.05     Construction.   As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections and the Schedule shall be deemed references to Articles and Sections of and the Schedule to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof or the Schedule hereto. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 3.06     Entire Agreement.   This Agreement, together with the other Transaction Documents and any other agreements contemplated hereby or thereby (including the Confidentiality Agreement), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 3.07     Conflicts with Asset Purchase Agreement.   This Agreement shall be subject in all respects to the Asset Purchase Agreement and shall be construed so as to carry out the intentions of the parties thereto as expressed in the Asset Purchase Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern. The Parties acknowledge and agree that this Agreement (for the avoidance of doubt) shall be considered a Transaction Document under the Asset Purchase Agreement.

Section 3.08     Governing Law.   This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 3.09     Jurisdiction.   Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, Sellers and Buyer agree that service of process upon such Party at the address referred to in Section 3.02, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 3.10     Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall not become effective until and unless (a) the Asset Purchase Agreement is executed and delivered by all parties thereto, and (b) each Party has received a counterpart hereof signed by the other Party.

Section 3.11     Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Sellers and Buyer agree that this Agreement should be read, insofar as practicable, to implement the purposes and intent of the prohibited or unenforceable provision.

Section 3.12     Captions.   The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 3.13     Third Party Beneficiaries.   Lockheed Martin Corporation is an intended third party beneficiary of this Agreement and shall have all rights to enforce this Agreement as if a party hereto. Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 3.14      Disclaimer of Agency.   The relationship established hereunder shall be solely that of contractor and subcontractor. Except as otherwise provided in this Agreement, nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ELROY ACQUISITION COMPANY, LLC

By:
Name:
Title:

ASTROTECH CORPORATION

By:
Name:
Title:

ASTROTECH SPACE OPERATIONS, INC.

By:
Name:
Title:

[Signature Page to Subcontract Pending Novation]

SCHEDULE A

SUBJECT CONTRACTS

[To be provided at Closing.]

ATTACHMENT V

FORM OF VOTING AGREEMENT

This Voting Agreement (together with the Exhibit and Schedules hereto, this “Agreement”) is made as of the __ day of ________, 2014, by and among Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”), Lockheed Martin’s wholly-owned subsidiary Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer,” and, together with Lockheed Martin, the “Buyer Companies”), and Thomas B. Pickens III (“Stockholder”), a shareholder of Astrotech Corporation, a Washington corporation (“ASTC”).

W I T N E S S E T H:

WHEREAS, the Buyer Companies, on the one hand, and ASTC, its wholly-owned subsidiary Astrotech Space Operations, Inc., a Delaware corporation (“ASO”) and ASO’s wholly-owned subsidiary Astrotech Florida Holdings, Inc., a Florida corporation (together with ASTC and ASO, the “Seller Companies”), on the other hand, have entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of May 28, 2014, pursuant to which, among other things, Seller Companies have agreed to transfer, sell, convey, assign and deliver to Buyer all of the assets held, owned or used by Seller Companies to conduct the ASO Business and to assign certain liabilities associated with the ASO Business to Buyer, and Buyer has agreed to receive such assets and to assume such liabilities;

WHEREAS, as a condition and an inducement to the Buyer Companies’ willingness to enter into the Asset Purchase Agreement, the Buyer Companies have required that Stockholder agrees to, and Stockholder has agreed to, enter into this Agreement with respect to all common stock, no par value, of ASTC (the “ASTC Common Stock”) that Stockholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of record;

WHEREAS, Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the ASTC Common Stock set forth opposite Stockholder’s name on Schedule A attached hereto; and

WHEREAS, the Buyer Companies desire that each Stockholder agree, and each Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of his ASTC Common Stock, and to vote his ASTC Common Stock in a manner so as to facilitate consummation of the Contemplated Transactions;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the parties contained herein, in order to induce Lockheed Martin and Buyer to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          As used in this Agreement, the following terms have the meanings set forth below:

(a)          “Acquisition Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

(b)          “Acquisition Transaction” means any transaction or series of transactions involving:

(i)          any merger, consolidation, share exchange, business combination tender offer, exchange offer or other similar transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of the securities of any Seller Company representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of ASTC, or (B) in respect of any other Seller Company, or (C) in which any securities of any Seller Company other than ASTC are issued or sold;

(ii)         any sale by ASTC of securities representing more than a twenty percent (20%) interest in the total outstanding voting securities of ASTC or any sale by ASTC or any of its Affiliates of any securities of any other Seller Company; or

(iii)        any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets of any Seller Company which constitute Transferred Assets.

(c)          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

(d)          “Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any governmental authority (including without the Securities Act of 1933 and the Exchange Act, and all rules and regulations promulgated thereunder) applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

(e)          “ASO Business” means the business and operations of ASTC’s Astrotech Space Operations business unit, which consists of (i) ownership, operation and maintenance of spacecraft processing facilities in Titusville, Florida and Vandenberg Air Force Base, California, (ii) supporting government and commercial customers processing complex communication, earth observation and deep space satellite launches, (iii) designing and building spacecraft processing equipment and facilities and (iv) providing propellant services including designing, building and testing propellant service equipment for fueling spacecraft.

(f)          “Board Recommendation” means the recommendation of ASTC’s Board of Directors (the “ASTC Board”) that ASTC’s shareholders vote to adopt the Asset Purchase Agreement at the Special Meeting.

(g)          “Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(h)          “Change in Recommendation” means: (i) withdrawal or modification of the Board Recommendation in a manner adverse to Buyer or adoption of a resolution to withdraw or modify the Board Recommendation in a manner adverse to Buyer; (ii) failure to announce publicly, within ten (10) Business Days after a tender offer or exchange offer relating to securities of ASTC shall have been commenced, that the ASTC Board recommends rejection of such tender or exchange offer; (iii) failure to issue, within ten (10) Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (iv) entry into any letter of intent, term sheet, agreement in principle, memorandum of understanding or similar document or any contract (other than a confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished by or on behalf of ASTC) contemplating or otherwise relating to any Acquisition Transaction.

(i)          “Contemplated Transactions” means the transactions contemplated by the Asset Purchase Agreement and the ancillary agreements thereto.

(j)          “Expiration Time” means the earliest to occur of (i) the approval and adoption of the Asset Purchase Agreement at the Special Meeting, (ii) such date and time as the Asset Purchase Agreement shall be terminated in accordance with its terms pursuant to Article XII thereof, (iii) a material amendment to the Asset Purchase Agreement that Stockholder voted against in his capacity as a member of the ASTC Board, and (iv) the termination of this Agreement by mutual written consent of the parties hereto.

(k)          “Lien” means any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind.

(l)          “Permitted Transfer” means, in each case, with respect to Stockholder, so long as (i) such Transfer is in accordance with Applicable Law and (ii) Stockholder is and at all times has been in compliance with this Agreement, any Transfer of ASTC Common Stock by Stockholder (A) to an Affiliate of Stockholder, (B) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family or (C) to any devisee or heir by operation of law or otherwise, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) becomes a party to this Agreement subject to the restrictions applicable to Stockholder and otherwise becomes a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Stockholder from his obligations under this Agreement.

(m)          “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a governmental authority or any department or agency thereof.

(n)          “Proceeding” means governmental, judicial or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, demands, claims, actions, causes of action or investigations.

(o)          “Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

(p)          “Special Meeting” means the special meeting of ASTC shareholders duly called and convened for the purpose of obtaining the affirmative vote of two-thirds of the outstanding shares of ASTC Common Stock that is required to approve the Asset Purchase Agreement and the transactions contemplated therein under Applicable Law and ASTC’s amended and restated articles of incorporation and bylaws.

(q)          “Transfer” means (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any ASTC Common Stock (or any security convertible or exchangeable into ASTC Common Stock) or interest in any ASTC Common Stock, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

ARTICLE II
AGREEMENT TO RETAIN THE ASTC COMMON STOCK

Section 2.01      Transfer and Encumbrance of the ASTC Common Stock. Other than a Permitted Transfer, hereafter until the Expiration Time, Stockholder agrees, with respect to any

ASTC Common Stock beneficially owned by Stockholder, not to (a) Transfer any such ASTC Common Stock, or (b) deposit any such ASTC Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such ASTC Common Stock or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

Section 2.02      Additional Purchases or Acquisitions of ASTC Common Stock.   Stockholder agrees that any ASTC Common Stock that Stockholder purchases or otherwise acquires or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New ASTC Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if such stock constituted the ASTC Common Stock.

Section 2.03     Unpermitted Transfers.   Any Transfer or attempted Transfer of any ASTC Common Stock in violation of this ARTICLE II shall, to the fullest extent permitted by Applicable Law, be null and void ab initio.

ARTICLE III
AGREEMENT TO VOTE AND APPROVE; IRREVOCABLE PROXY

Section 3.01     Agreement to Vote and Approve.   Hereafter until the Expiration Time, at every meeting of the shareholders of ASTC called with respect to any of the following matters, including the Special Meeting, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote all of the ASTC Common Stock and any New ASTC Common Stock owned by Stockholder (a) in favor of the Asset Purchase Agreement and the Contemplated Transactions, and (b) against any Acquisition Proposal.

Section 3.02      Irrevocable Proxy.   By execution of this Agreement, Stockholder does hereby appoint and constitute Susan E. Costlow, and any one or more other individuals designated by Buyer, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of Stockholder’s rights with respect to the ASTC Common Stock beneficially owned by Stockholder (and any New ASTC Common Stock), to vote such ASTC Common Stock (and any New ASTC Common Stock) solely with respect to the matters set forth in Section 3.01; provided, however, that the foregoing shall only be effective if Stockholder fails to be counted as present, to consent or to vote Stockholder’s ASTC Common Stock (or New ASTC Common Stock), as applicable, in accordance with Section 3.01. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by Stockholder with respect to its ASTC Common Stock. Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Stockholder hereby represents and warrants to the Buyer Companies as follows:

Section 4.01     Due Authority. Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.02. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against him in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the ASTC Common Stock set forth on Schedule A hereto applicable to Stockholder constitutes community property under Applicable Law, Stockholder’s spouse has consented to the execution of this Agreement and has agreed to be bound by the terms and conditions hereof by executing a Spousal Consent in the form attached hereto as Exhibit A and incorporated herein by reference.

Section 4.02     Ownership of the ASTC Common Stock.   As of the date hereof, Stockholder (a) is the beneficial or record owner of the ASTC Common Stock indicated on Schedule A hereto opposite Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent Stockholder from performing his obligations under this Agreement, and (b) has either sole or shared voting power over all of the ASTC Common Stock owned beneficially or of record by Stockholder. As of the date hereof, Stockholder does not own, beneficially or of record, (y) any capital stock or other securities of ASTC other than the ASTC Common Stock set forth on Schedule A opposite Stockholder’s name or (z) any rights to purchase or acquire any shares of ASTC Common Stock, except as set forth on Schedule A opposite Stockholder’s name.

Section 4.03     No Conflict; Consent.

(a)      The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Applicable Laws applicable to shareholder or his Common Stock (or any New ASTC Common Stock); or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the ASTC Common Stock beneficially owned by Stockholder pursuant to any contracts or other instruments or obligations to which Stockholder is a party or by which Stockholder is bound.

(b)      Other than any filing required on Schedule 13D or Schedule 13G or under Section 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, is required by or with respect to

Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

Section 4.04     Absence of Litigation.   Except as set forth on Schedule B, there is no Proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of his Affiliates or properties or assets (including the ASTC Common Stock beneficially owned by the Stockholder) at law or in equity that could reasonably be expected to impair or adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE V
TERMINATION

Section 5.01     Termination.   This Agreement shall terminate and shall have no further force or effect immediately following the Expiration Time.

ARTICLE VI
MISCELLANEOUS

Section 6.01     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

(a)      if to the Buyer Companies, to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

with copies (which shall not constitute notice) to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Director of Corporate Development
Telecopy: (301) 897-6557

and

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

Attention: David A. Gibbons

Telecopy: (410) 659-2701

or to such other address or telecopy number and with such other copies, as the Buyer Companies may hereafter specify for the purpose by notice to the other parties.

(b)          if to Stockholder, to Stockholder’s address of record on file with the SEC or such other address as Stockholder may have furnished to the Buyer Companies in writing in accordance herewith, or to such other address or telecopy number and with such other copies, as the Buyer Companies may hereafter specify for the purpose by notice to the other parties; provided that notices of change of address shall be effective upon receipt.

Each such notice, request or other communication shall be effective: (i) on the day delivered (or if that day is not a Business Day, or if delivered after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day) when (A) delivered personally against receipt or (B) sent by overnight courier; (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day); or (iii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 6.01.

Section 6.02     Amendments.   Any provision of this Agreement may be amended prior to the closing of the transactions contemplated by the Asset Purchase Agreement if, and only if, such amendment is in writing and signed by all parties to this Agreement; provided, however, that entry into a joinder to this Agreement in connection with a Permitted Transfer shall not constitute an amendment pursuant to the foregoing.

Section 6.03     Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other party except that Buyer may transfer its rights and obligations under this Agreement to another subsidiary of Lockheed Martin.

Section 6.04     Entire Agreement.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.05     Specific Performance; Injunctive Relief.   Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

Section 6.06     Governing Law.   This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 6.07     Jurisdiction.   Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the U.S. District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, the Buyer Companies and the Stockholder agree that service of process upon such party at the address referred to in Section 6.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 6.08     Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall not become effective until and unless (a) the Asset Purchase Agreement is executed and delivered by all parties thereto, and (b) each party hereto has received a counterpart hereof signed by the other parties hereto.

Section 6.09     Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Buyer Companies and the Stockholder agree that this Agreements should be read, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 6.10     Captions.   The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.11     Expenses.   All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

Section 6.12     Action in Stockholder Capacity Only.   No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of a Seller Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of such Seller Company. The parties acknowledge and agree that this Agreement is entered into by Stockholder solely in his, her or its capacity as the beneficial owner or record holder of ASTC Common Stock and nothing in this Agreement shall restrict, limit or affect (or require Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by Stockholder or his designees or Representatives who are a director, trustee, officer or fiduciary of a Seller Company in his, her or its capacity as a director, trustee, officer or fiduciary of such Seller Company. Neither Stockholder nor any of his designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by Stockholder or his designees or Representatives acting in his, her or its capacity as a director, trustee, officer or fiduciary of a Seller Company, it being understood that any action taken (or failure to take action) by Stockholder or its designees or Representatives in such capacity to approve a Change in Recommendation shall have no effect on the obligations of Stockholder under this Agreement as the record holder or beneficial owner of ASTC Common Stock if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 6.12 shall in any way modify, alter or amend any of the terms of the Asset Purchase Agreement.

Section 6.13     Publication and Disclosure.   Stockholder consents to and authorizes the publication and disclosure by ASTC and Lockheed Martin of Stockholder’s identity and holdings of the ASTC Common Stock, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Asset Purchase Agreement and consummation of the Contemplated Transactions, including any filings required under the Exchange Act. As promptly as practicable, the Stockholder shall notify ASTC or Lockheed Martin, as applicable, of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

Buyer Companies:	Stockholder:

LOCKHEED MARTIN CORPORATION	THOMAS B. PICKENS III

By:
Name:
Title:

ELROY ACQUISITION COMPANY, LLC

By:
Name:
Title:

[Signature Page to Voting Agreement]\

SCHEDULE A

Name of Stockholder	ASTC Common Stock	Shares Subject to Options	Total	Percentage of Class
Thomas B. Pickens III	3,733,746	212,500	3,946,246	20.0%

SCHEDULE B

LITIGATION

None.

EXHIBIT A

SPOUSAL CONSENT

The undersigned, the lawful spouse of Thomas B. Pickens III, a party to the foregoing Voting Agreement (the “Voting Agreement”), has read and hereby acknowledges the contents of said Voting Agreement and hereby consents to the execution and performance of said Voting Agreement by the undersigned’s spouse. This Spousal Consent is given with respect to any and all interests that the undersigned may have in or with respect to the subject matter of said Voting Agreement, including, without limitation, the undersigned’s community property interest, if any, in any of the ASTC Common Stock (as such term is defined in the Voting Agreement) covered thereby. The undersigned acknowledges that the undersigned has been afforded the opportunity to consult with an attorney with respect to the Voting Agreement and this Spousal Consent, and that the undersigned has either done so and hereby executes this Spousal Consent with the advice of such counsel, or the undersigned knowingly waived such right without any duress or coercion.

Dated
(Signature)

(Printed Name)

ATTACHMENT VI

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

________, 2014

Reference is hereby made to that certain Asset Purchase Agreement, dated as of May 28, 2014, by and between Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”) and its wholly owned subsidiary Elroy Acquisition Company, LLC, a Delaware limited liability company (the “Buyer” and, together with Lockheed Martin, the “Buyer Companies”), and Astrotech Corporation, a Washington corporation (the “Company”), the Company’s wholly-owned subsidiary, Astrotech Space Operations, Inc., a Delaware corporation (“ASO”), and ASO’s wholly-owned subsidiary, Astrotech Florida Holdings, Inc., a Florida corporation (together with the Company and ASO, the “Seller Companies”) (the “Asset Purchase Agreement”). Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee, upon any disposition of a “United States real property interest” (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. For United States tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity.

To inform Buyer that withholding of tax is not required upon the transfer of the assets of the Seller Companies as contemplated by the Asset Purchase Agreement, the undersigned, on behalf of ________ (the “Transferor”), hereby certifies the following:

1.	The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The Transferor is not a disregarded entity, as such term is defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).

3.	The Transferor’s U.S. employer identification number is ___-__________.

4.	The Transferor’s office address is:

___________________
___________________
___________________

The Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Non-Foreign Status is executed as of the date first written above.

TRANSFEROR

By:
Name:
Title:

[Signature Page to Certificate of Non-Foreign Status]

ATTACHMENT VII

FORM OF ESCROW AGREEMENT

This Escrow Agreement (together with the Schedules hereto, this “Escrow Agreement”) is made as of the ___ day of ______, 2014, by and among Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), Astrotech Corporation, a Washington corporation (“ASTC”) and Citibank, N.A. (the “Escrow Agent”).

WHEREAS, the above-named parties desire that ASTC and Buyer appoint Escrow Agent with the duties and responsibilities and upon the terms and conditions provided in Schedule A attached hereto and made apart hereof;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
RIGHTS AND DUTIES OF ESCROW AGENT

Section 1.01         Rights and Duties of Escrow Agent.   The above-named parties agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

(a)          The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto, except as may be specifically provided in Schedule A attached hereto. This Escrow Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Escrow Agreement or any other agreement, instrument or document.

(b)          The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.

(c)          Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, attorneys' fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Escrow Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from its willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction. The Escrow Agent shall have the further right at any time and from time to time to charge, and reimburse itself from, the property held in escrow hereunder.

(d)          The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses and in addition, the Escrow Agent shall have the right to reimburse itself for such fees, disbursements and expenses from the property held in escrow hereunder.

(e)          The Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property.

(f)          The Escrow Agent shall invest the property held in escrow in such a manner as directed in Schedule A attached hereto, which may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein. The Escrow Agent and its affiliates are authorized to receive, directly or indirectly, fees or other profits or benefits for each service, task or function performed, in addition to any fees as specified in Schedule B attached hereto, without any requirement for special accounting related thereto.

The parties to this Escrow Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed, by Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

(g)          The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Escrow Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Escrow Agreement.

(h)          In the event of any disagreement between/among any of the parties to this Escrow Agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 30 calendar days’ notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

(i)          The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

(j)          Notice to the parties shall be given as provided in Schedule A attached hereto.

ARTICLE II
INTEREST

Section 2.01         Interest.   The Escrow Agent shall make payments of income earned on the escrowed property as provided in Schedule A attached hereto. Each such payee shall provide to the Escrow Agent an appropriate W-9 form for tax identification number certification or a W-8 form for non-resident alien certification. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the escrowed property.

ARTICLE III
RESIGNATION AND TERMINATION

Section 3.01         Resignation and Termination.   The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 30 calendar days’ written notice to the parties to the Escrow Agreement herein. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents to any successor escrow agent agreeable to the parties, subject to this Escrow Agreement herein. Buyer and ASTC may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice (signed by both Buyer and ASTC) along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective upon the appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrowed Funds and to deliver the same to a successor escrow agent as shall be appointed by Buyer and ASTC, as evidenced by a joint written notice with the Escrow Agent or in accordance with a court order. If a successor escrow agent has not been appointed prior to the expiration of 30 calendar days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement.

ARTICLE IV
FEES; INSTRUCTIONS

Section 4.01         Fees.   The Escrow Agent shall receive the fees provided in Schedule B attached hereto. In the event that such fees are not paid to the Escrow Agent within 30 calendar days of presentment to the party responsible for such fees as set forth in said Schedule B, then the Escrow Agent may pay itself such fees from the property held in escrow hereunder. Once fees have been paid, no recapture or rebate will be made by the Escrow Agent.

Section 4.02         Instructions to Escrow Agent.   In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule A attached hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent's sole obligation is to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent's published savings account rate in effect in New York, New York.

ARTICLE V
MISCELLANEOUS

Section 5.01         Amendments.   Any modification of this Escrow Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the parties hereto.

Section 5.02         Governing Law; Jurisdiction.   This Escrow Agreement shall be governed by the law of the State of New York in all respects. The parties hereto irrevocably and unconditionally submit to the jurisdiction of a federal or state court located in the Borough of Manhattan, City, County and State of New York, in connection with any proceedings commenced regarding this Escrow Agreement, including but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Escrow Agreement, and all parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings, without regard to any principles of conflicts of laws, and irrevocably waive any objection to venue of inconvenient forum.

Section 5.03         Counterparts.   This Escrow Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Escrow Agreement. Facsimile signatures on counterparts of this Escrow Agreement shall be deemed original signatures with all rights accruing thereto.

Section 5.04         Force Majeure.   The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

Section 5.05         Publications.    No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

CITIBANK, N.A., as Escrow Agent

By:
Name:
Title:

ELROY ACQUISITION COMPANY, LLC

By:
Name:
Title:

ASTROTECH CORPORATION

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SEC Shareholder Disclosure Rule 14b-2: SEC Rule 14b-2 directs us to contact you to request authorization to provide your name, address and share position with respect to the referenced account to requesting companies whose stock you have voting authority over. Under the Rule, we must make the disclosures for accounts opened after December 28, 1986, if requested, unless you specifically object to disclosure. Hence, failure to respond will be deemed consent to disclosure. Thank you for assisting us in complying with this SEC rule.

☐	Yes, we are authorized to release your name, address and share positions

☐	No, we are not authorized to release your name, address and share positions.

(Signature)	(Date)

Reference Account No.:

Citi Private Bank is a business of Citigroup Inc. (“Citigroup”), which provides its clients access to a broad array of products and services available through bank and non-bank affiliates of Citigroup. Not all products and services are provided by all affiliates or available at all locations.

Investment Products: •No Bank Guarantee •Not FDIC Insured •May Lose Value

Citigroup Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup Inc. and its affiliates. These materials are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Custody Services are provided by Citibank N.A.

Citi and Citi with Arc Design are registered service marks of Citigroup Inc. or its affiliates.

© 2014 Citigroup Inc. All rights reserved.

Citibank, N.A. Member FDIC

SCHEDULE A

This “Schedule A” is the Schedule A referred to in that certain Escrow Agreement dated _________, 2014 (the Escrow Agreement, including this schedule and any other schedules and/or exhibits attached hereto, all of the terms and conditions of which are incorporated herein by reference, in each case as amended and/or supplemented from time to time in accordance with the terms hereof, the “Escrow Agreement”) by and among Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), Astrotech Corporation, a Washington corporation (“ASTC”), and Citibank, N.A. (the “Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Lockheed Martin, Buyer, ASTC, ASO and AFH are parties to that certain Asset Purchase Agreement dated as of May 28, 2014 (the “Purchase Agreement”).

WHEREAS, upon execution hereof, Buyer will place the Escrow Amount into the Escrow Account (each term as hereinafter defined) pursuant to Section 2.04 of the Purchase Agreement.

WHEREAS, the Buyer and ASTC desire Escrow Agent to act as escrow agent as provided herein, and Escrow Agent is willing to so act.

I.                 Description of Transaction

Article I.     The parties hereto hereby appoint Citibank, N.A. as the escrow agent for the Escrowed Funds (as hereinafter defined) and direct Citibank, N.A., as the escrow agent, to open and maintain a separate escrow account (the “Escrow Account”), in each case upon the terms and conditions set forth in this Escrow Agreement. Citibank, N.A. hereby accepts such appointment as the escrow agent for the Escrowed Funds and agrees to open and maintain the Escrow Account and to act as the escrow agent for the Escrowed Funds, in each case upon the terms and conditions set forth in this Escrow Agreement.

Article II.    Promptly upon execution of this Escrow Agreement, Buyer shall deposit six million, one hundred thousand dollars ($6,100,000) (the “Escrow Amount”) via wire transfer of immediately available funds to the Escrow Account. The amount of all deposits in the Escrow Account minus any distributions therefrom hereunder are collectively referred to as the “Escrowed Funds”. The Escrow Agent shall have no duty to solicit the delivery of any property into the Escrow Account.

The Escrow Agent is not a party to any other provisions, covenants or agreements as may exist between the other parties hereto and shall not distribute or release the Escrowed Funds except in accordance with the express terms and conditions of this Escrow Agreement.

II.               Investment Instructions

Unless otherwise instructed in writing by Buyer and ASTC, the Escrow Agent shall invest and reinvest the Escrowed Funds in a “noninterest-bearing transaction account” insured by the Federal Deposit Insurance Corporation to the applicable limits. The Escrowed Funds shall at all times remain available for distribution in accordance with Section III below.

The Escrow Agent is authorized to establish a noninterest-bearing transaction account for the Escrowed Funds and to transfer cash balances between the Escrow Account and its respective noninterest-bearing transaction account as necessary to facilitate transactions as contemplated by this Escrow Agreement. The parties hereto acknowledge that a monthly account statement will be issued for the noninterest-bearing transaction account in addition to the monthly account statement for the Escrow Account.

III.              Disbursement Instructions

The Escrow Agent shall retain the Escrowed Funds in the Escrow Account and shall not disburse the Escrowed Funds or any portion thereof except as follows:

(A) pursuant to joint written instructions signed by Buyer and ASTC instructing the Escrow Agent to release a portion or portions of the Escrowed Funds to such party or parties in such amount or amounts specified in such joint written instructions;

(B) pursuant to a certified copy of a final judgment of a court of competent jurisdiction directing that (i) a Buyer Indemnified Party shall be entitled to any Damages from any Seller Company pursuant to Article XI of the Purchase Agreement or (ii) any Seller Company is entitled to all or a portion of the Escrowed Funds pursuant to the terms of the Purchase Agreement, in each case of (i) and (ii), as to which the time for appeal of the judgment shall have expired and no appeal shall be pending;

(C) within three (3) Business Days after the 18-month anniversary of this Agreement (the period from the date of this Agreement to such 18-month anniversary, the “Claims Period”), the Escrow Agent shall release to ASTC the then-remaining Escrowed Funds minus any amounts in respect of any pending claims pursuant to Section IV below; or

(D) as provided in Section IV below.

IV.             Claims Against the Escrow Account

(A)  Buyer may deliver a certificate signed by Buyer (the “Notice of Claim”) to the Escrow Agent on or before the last day of the Claims Period, with contemporaneous delivery to ASTC.  The Notice of Claim shall contain the Claim Notice required by Section 11.03 of the Purchase Agreement.

A-2

No delay in providing such Notice of Claim within the Claims Period shall affect any Buyer Indemnified Party’s rights hereunder or under the Purchase Agreement, unless (and then only to the extent that) the Seller Companies are prejudiced thereby.

(B)  Following a Final Determination, Buyer and ASTC shall deliver written notice to the Escrow Agent instructing the Escrow Agent to distribute some or all of the Escrow Fund in accordance with the terms of such Final Determination.

V.              Termination of the Escrow Account

This Escrow Agreement, the duties of the Escrow Agent and the Escrow Account shall automatically terminate upon the payment in full by the Escrow Agent of the Escrowed Funds as directed herein.

VI.             Notices

Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties):

If to Buyer:
Name:	Lockheed Martin Corporation
Address:	6801 Rockledge Drive
Bethesda, Maryland 20817

Attn:	Senior Vice President, General Counsel and Corporate Secretary
Telephone:	301-897-6697
Facsimile:	301-897-6013

With a copy to:
Name:	Hogan Lovells US LLP
Address:	100 International Drive, Suite 2000
Baltimore, Maryland 21202

Attn:	David A. Gibbons
Telephone:	410-659-2767
Facsimile:	410-659-2701

If to ASTC:

Name:	Astrotech Corporation
Address:	401 Congress Avenue, Suite 1650

A-3

Austin, Texas 78701

Attn:	Thomas B. Pickens III, Chief Executive Officer
Email:	tpickens@astrotechcorp.com

With a copy to:
Name:	Sheppard Mullin Richter & Hampton LLP
Address:	30 Rockefeller Plaza
New York, New York 10112-0015

Attn:	John R. Hempill
Telephone:	212-634-3073
Facsimile:	212-655-1713

If to the Escrow Agent

Name:	Citibank, N.A.
Address:	Citi Private Bank
153 East 53rd Street, 21st Floor
New York, New York 10022

Attn:	William T. Lynch, Director
Telephone:	212-783-7108
Facsimile:	212-783-7131

VII.            Account Statements and Advices

Unless instructed otherwise in writing by the party in question, the Escrow Agent shall prepare monthly account statements for the Escrow Account and deliver such statements to all parties listed in Section VI above. All such parties shall also receive advices for all transactions in the Escrow Account as any such transactions occur.

VIII.          Authorized Persons of ASTC and the Buyer

The Escrow Agent shall be authorized to take instructions jointly from each of the individuals listed on the Certificate of Incumbency attached to the Escrow Agreement as Schedule C (or any successors of such individuals who have assumed the positions of the individuals listed in Schedule C) from on behalf of ASTC and Buyer with respect to the Escrowed Funds. The persons listed on Schedule C shall also be the designated callback authorized individuals of ASTC and Buyer, respectively, to be notified by the Escrow Agent, upon the release of all or a portion of the Escrowed Funds from the Escrow Account.

IX.             Certificate of Incumbency

A Certificate of Incumbency for each of ASTC and Buyer shall be provided to the Escrow Agent upon execution of this Escrow Agreement.

A-4

X.               Fee Information

ASTC and Buyer shall each be responsible for, and agrees to promptly pay the Escrow Agent, upon request from the Escrow Agent, 50% of Escrow Agent’s compensation as set forth on Schedule B to the Escrow Agreement for its services as escrow agent hereunder, and to reimburse the Escrow Agent for all costs and expenses in connection with the performance of its duties and obligations hereunder, including reasonable attorneys’ fees incurred by the Escrow Agent.

XI.             Tax Information

The party to whom any interest is paid shall be responsible for, and the taxpayer on all taxes due on, the interest or income earned on the Escrowed Funds for the calendar year in which such interest or income is earned. A W-9 for each party signing the Escrow Agreement shall be provided to the Escrow Agent upon execution of this Escrow Agreement.

A-5

SCHEDULE B

ESCROW AGENT FEE SCHEDULE

Prepared for:

Project Elroy Escrow Account,

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

WAIVED

Administration Fee

To cover maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement.

WAIVED

Contingent upon the Escrowed Funds being deposited in a noninterest-bearing transaction deposit account insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the applicable limits.

1099 Tax Preparation Fee

To cover preparation of Forms 1099-INT for either escrow parties for each calendar year:

WAIVED

Transaction Fees

To oversee all required disbursements from escrow account, including disbursements to the escrow parties, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

WAIVED

Legal Fees

At Cost, when applicable.

If applicable, legal fees associated with the review of the Escrow Agreement by Escrow Agent’s external counsel will be forwarded to the party responsible for payment of Escrow Agents fees and expenses as established in the Escrow Agreement.

B-1

Other Fees

$2,500 per amendment, when necessary

Date Submitted:           May 28, 2014

B-2

SCHEDULE C

AUTHORIZED PERSONS OF ASTC AND BUYER

ASTC

Thomas B. Pickens III

Chief Executive Officer

(512) 485-9522

Eric Stober

Chief Financial Officer

(512) 485-9521

Buyer

Susan E. Costlow

Director, Corporate Development

301-897-6359

Rena Whitney

Director, Global Treasury Operations

301-897-6340

Ramon Cordero

Director, Cash Management

301-897-6025

C-1

ATTACHMENT VIII

FORM OF TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (together with the Exhibit hereto, this “Agreement”) is made as of the ____ day of __________, 2014, by and between Elroy Acquisition Company, LLC, a Delaware limited liability company (“Licensor”) and Astrotech Corporation, a Washington corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, together with certain of their respective Affiliates, Licensor and Licensee are parties to an Asset Purchase Agreement dated as of May 28, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, Licensee and its subsidiary Astrotech Space Operations, Inc., a Delaware corporation (“ASO”) and ASO’s subsidiary Astrotech Florida Holdings, Inc., a Florida corporation, agreed to transfer, sell, convey, assign and deliver to Licensor all of the assets held, owned or used to conduct the ASO Business, including all right, title and interest in and to the name ASTROTECH and all derivations thereof, and to assign to Licensor certain specified liabilities associated with the ASO Business, and Licensor has agreed to receive such assets and assume such liabilities; and

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Licensor desires to grant and Licensee desires to accept a license to use the Trademark as set forth on Exhibit A hereto (the “Trademark”) solely in combination with the name “Astrotech Corporation” (the “Tradename”) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the parties contained herein, payment by Licensor of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions.  Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Asset Purchase Agreement.

ARTICLE II

OWNERSHIP OF MARK

Section 2.01         Ownership of Mark.

(a)          Licensee agrees and acknowledges that, as between Licensor and Licensee Licensor is the owner of all right, title, and interest throughout the world in and to the name “ASTROTECH” and the registered trademark set forth on Exhibit A to this Agreement (the “Mark”), and that Licensor has the exclusive right to use, register, and license the name “ASTROTECH” and the Mark throughout the world. Licensee acknowledges and agrees that, as between Licensor and Licensee, the registration for Licensor’s Mark listed on Exhibit A is valid and owned by Licensor.

(b)          Licensee agrees that, as between Licensor and Licensee, all current and future trademark and service mark registrations for the name “ASTROTECH” and the Mark are to be owned by Licensor worldwide. Licensee agrees that it will take no action to interfere with Licensor’s registration and/or use of the name “ASTROTECH” and the Mark anywhere throughout the world. Except as provided in Section 4.02(b), Licensee agrees that it will not apply to register the name “ASTROTECH” or the Mark as a trademark or service mark in its own name anywhere in the world.

(c)          Licensee shall not at any time do any act or thing that could reasonably be expected to result in the material impairment of any rights of Licensor in and to the name “ASTROTECH” or to the Mark, and Licensee specifically agrees never to challenge the validity or Licensor’s ownership of the Mark. It is understood and agreed that Licensee, any Affiliate of Licensee or any other party shall not acquire and shall not claim any title to the name “ASTROTECH” or to the Mark by virtue of the Trademark License or through Licensee’s use of the name “ASTROTECH” or the Mark, and Licensee agrees that all use of the Mark by Licensee shall at all times inure to the benefit of Licensor as a licensed use on behalf of Licensor.

Section 2.02         Ownership of Goodwill.  Licensee further agrees that, as between Licensor and Licensee, Licensor is the owner of the goodwill attaching to the Mark and agrees that the name “ASTROTECH” and the Mark shall remain vested in the Licensor both during the term of this Agreement and thereafter.

ARTICLE III

LICENSE

Section 3.01         License.  In accordance with Section 2.01(d) of the Asset Purchase Agreement and subject to Licensee’s compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, worldwide, royalty-free, paid-up, personal, non-transferable (except as provided in Section 8.03) and limited exclusive license, without the right to sublicense, to use and display the name “ASTROTECH” and the Mark set forth on Exhibit A to this Agreement only as a part of the Tradename in connection with Licensee’s operations as a parent holding company for its Spacetech Business Unit and any related business units, including in respect of Licensee’s obligations under Applicable Law as a public company whose stock trades on NASDAQ. Licensee shall not in any way use the name “ASTROTECH” separately from the Tradename, including but not limited to as a shortened form for the Tradename, orally or in writing, or as a telephone greeting. The license granted in this Section 3.01 shall be known as the “Trademark License.” Further, Licensee shall not use the Mark except for the purposes set forth herein. Licensee shall not use, display, publish or distribute any materials containing the Mark in any way that could be threatening, obscene, harassing or unlawful, or that in any way could be disparaging to Licensor, its Affiliates, suppliers, customers, related parties or licensors. Licensee agrees that use of the Mark for the purposes set forth herein will be of a nature and quality conforming to standards presently promoted and/or rendered by Licensee in relation to its own trademarks/service marks. For the avoidance of doubt, Licensor retains all right, title and interest in and to the “ASTROTECH” name and the Mark, and may continue to use it in any manner that it desires, except in combination with the Tradename as provided in this Agreement.

Section 3.02         Registration of the Agreement.  Licensee agrees that it shall by itself or through its authorized Representatives and at its sole cost and expense apply to the appropriate authorities to record or register this Agreement in the registers of trade marks, or other appropriate official office, in each country where such registration is required and facilities are available to record the Licensee as a permitted user of the Mark where Licensee intends to do business and use the Mark in such country beyond the date that is 60 days after the Closing Date. Licensor shall cooperate, as reasonably requested by Licensee and at Licensee’s expense, in arranging for such recordings and/or entries, or in varying or canceling the same in the event of amendments to, or termination of, this Agreement for any reason. Upon termination or expiration of this Agreement with respect to Licensee, Licensee shall notify Licensor and any of the authorities where such termination or expiration applies to this Agreement and this Agreement has been recorded of its cessation and require cancellation of any entry in such register.

ARTICLE IV

REGISTRATION OF MARKS

Section 4.01         Registration by Licensor.

(a)          In the event that the name “ASTROTECH” is not registered in any country where Licensor wishes to register that name as a trademark, Licensor may, at Licensor’s sole discretion, apply to register such name in such country for services and/or goods in the appropriate International Classes at Licensor’s expense. In the event that Licensor does so, Licensor agrees to take all available steps to obtain such registrations in its own name.

(b)          Licensor shall maintain all registrations for the Mark and shall file replacement applications for registration of the Mark in those countries and jurisdictions where both (i) Licensee is conducting business in respect of its Spacetech Business Unit and using the Mark, and (ii) a registration has become or will become vulnerable to cancellation based on non-use of the Mark for a certain period as determined by the Applicable Law of that country or jurisdiction. In the event that Licensor would not maintain a particular registration for the Mark or file a particular replacement application in any country but for the requirements of the preceding sentence, Licensee shall reimburse Licensor for all costs and expenses, including but not limited to attorney’s fees and official filing fees, incurred by Licensor to maintain such registration or to file such replacement application. In the event that Licensee ceases to do business in any country or jurisdiction in which Licensee is using the Mark, or wishes to discontinue use of the Mark in a country or jurisdiction, Licensee shall provide to Licensor prompt written notice of such action.

Section 4.02         Cooperation of Licensee.

(a)          In the event that the Licensor decides to apply for registration of the name “ASTROTECH” in any country as the first user thereof (through Licensee’s use) pursuant to Section 4.01(a), Licensee, at the expense of Licensor, shall render to Licensor all reasonable assistance towards the obtaining of a registration.

(b)          If, at the time when Licensor desires to apply for registration or has so applied, Licensee is deemed in law to be the proprietor of the Marks so as to make it necessary for the application to be made or proceeded with in the name of Licensee, Licensee will at the request and expense of Licensor make or proceed with such application and do all acts and execute all documents necessary for obtaining registration in the name of Licensee and thereupon Licensee shall assign such registration, in the event a registration issues, to Licensor.

Section 4.03         Applicability of Agreement.  On the registration of the Mark in a new country in the name of Licensor pursuant to this ARTICLE IV, Licensee shall be entitled to the like rights under such registration as are granted by this Agreement and, to the extent Licensee elects to use the Mark in such new country, Licensee shall, at the expense of Licensee, do all acts and execute all documents for establishing Licensee as a licensee thereunder and, where applicable under Section 3.02, for the registration of Licensee’s permitted use at the applicable trademark registry.

Section 4.04         Expansion of Licensee’s Business.  In the event Licensee expands its Spacetech Business Unit into a country or jurisdiction where Licensor does not own a registration for the Mark or such registration has or registrations have become vulnerable to cancellation, then Licensor shall, at Licensee’s expense and within 30 days of written notice from Licensee of such expansion, file an application for registration of the Mark in that country or jurisdiction.

ARTICLE V

LIMITATION OF LIABILITY AND INDEMNITY

Section 5.01         LIMITATION OF LIABILITY.  THE MARK IS PROVIDED TO LICENSEE “AS IS.” LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING NON-INFRINGEMENT, WITH RESPECT TO THE MARK. EXCEPT FOR LIABILITY ARISING FROM LICENSOR’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY MATTER WHATSOEVER RELATING TO THE USE BY LICENSEE OF THE MARK.

Section 5.02         Indemnification by Licensee.

(a)          Licensee shall indemnify, defend and hold harmless Licensor and its Representatives and Affiliates from and against any and all costs, liabilities, causes of action (including without limitation products liability actions and tort actions) and expenses, including, without limitation, interest, penalties, attorney and third party fees, and all amounts paid in the investigation, defense and/or settlement of any Proceeding, that relate in any way to (a) the provision or promotion of goods or services by Licensee under the Tradename or the Mark in connection with the provision or promotion of goods or services and/or (b) any liabilities or obligations arising from Licensee’s failure to comply with the terms of this Agreement.

(b)          If any claim or action is asserted against Licensor that would entitle Licensor to indemnification pursuant to Section 5.02(a) (a “Trademark Proceeding”), Licensor shall give written notice thereof to Licensee promptly, but in no event later than 15 days after Licensor learns of the existence of such Trademark Proceeding. Licensee shall have the right to employ counsel reasonably acceptable to Licensor to defend any such Trademark Proceeding, or to compromise, settle or otherwise dispose of the same, if Licensee deems it advisable to do so, all at the expense of Licensee. Licensee shall not settle, or consent to the entry of any judgment in, any Trademark Proceeding without obtaining an unconditional release of Licensor from all liability with respect to all claims underlying such Trademark Proceeding. Licensor and Licensee will fully cooperate with each other in any such Trademark Proceeding and shall make available to each other any books or records useful for the defense of any such Trademark Proceeding, or any other legal proceeding relating to the Mark where such cooperation is reasonably needed.

ARTICLE VI

INFRINGEMENT CLAIMS

Section 6.01         Notice.  Each Party shall provide the other Party hereto with prompt notice of any alleged, actual or threatened infringement or other improper use of the name “ASTROTECH” of which such Party becomes aware. Upon discovery of such infringement, the Parties agree to confer and decide upon an appropriate course of action.

Section 6.02         Prosecution.  Licensor retains the right, but not the obligation, to take action to institute and prosecute any actions for any infringement or alleged infringement and otherwise to take appropriate action. Any actions taken under this clause of the Agreement shall be at Licensor’s discretion, expense, and under Licensor’s control, except as stated in the following sentence. Licensee agrees to fully cooperate with Licensor in connection therewith at Licensor’s expense. Recovery of damages from any such action shall be solely for the account of Licensor.

ARTICLE VII
TERM AND TERMINATION

Section 7.01         Term.  The term of this Agreement (the “Term”) shall begin on the Closing Date and shall be perpetual unless terminated in accordance with the provisions of this ARTICLE VII.

Section 7.02         Termination for Convenience.  This Agreement may be terminated for convenience by Licensee in its discretion.

Section 7.03         Termination for Breach.  Except as otherwise provided herein, this Agreement may be immediately terminated by Licensor in its sole but reasonable discretion upon any material breach by Licensee of any material provision of this Agreement in the event that any such breach is not cured by Licensee within thirty (30) days of Licensee’s receipt of written notice from Licensor of such breach.

Section 7.04         Immediate Termination.  Licensor may terminate this Agreement immediately upon written notice thereof to the Licensee (a) upon any event of bankruptcy or judicial or administrative declaration of insolvency of Licensee, (b) in the event of any winding up or other termination of the business activities of Licensee undertaken in connection with Licensee’s use of the Mark or (c) upon the cessation of use of the Mark by Licensee in connection with its corporate name.

Section 7.05          Effect of Termination.  Upon any termination of this Agreement with respect to Licensee, the Trademark License will terminate immediately, and Licensee shall immediately (or as soon as reasonably practicable under the circumstances) cease all use of the name “ASTROTECH” and the Marks in any manner whatsoever. Licensee will immediately (or as soon as reasonably practicable under the circumstances) notify all applicable Governmental Authorities of such termination in accordance with Section 3.02. Unless agreed otherwise by the Parties at the time of termination or expiration of this Agreement, Licensee shall destroy all materials that bear the name “ASTROTECH” or return them to Licensor within 30 days. Within 30 days of termination of this Agreement, Licensee shall provide written notice to Licensor certifying that it has fully complied with all of its termination obligations under this Section 7.05. Licensee agrees that in the event of any termination or expiration of this Agreement, it will not thereafter on its own behalf attempt to register or to use any trademark or service mark confusingly similar to the name “ASTROTECH.”

Section 7.06         Survival.  The provisions in ARTICLE II, Section 3.02, Section 4.02, ARTICLE V, ARTICLE VII , Section 8.01, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.10, Section 8.11, Section 8.12 and Section 8.13 shall survive the termination or expiration of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01         Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Licensor:	Elroy Acquisition Company, LLC 6801 Rockledge Drive Bethesda, Maryland 20817 Attention: Senior Vice President, General Counsel and Corporate Secretary Telecopy: (301) 897-6013
with copies (which shall not constitute notice) to:	Lockheed Martin Corporation 6801 Rockledge Drive Bethesda, Maryland 20817

Attention: Director of Corporate Development Telecopy: (301) 897-6557 and
Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 Attention: David A. Gibbons Telecopy: (410) 659-2701
if to Licensee:	c/o Astrotech Corporation 401 Congress Avenue, Suite 1650 Austin, Texas 78701 Attention: Thomas B. Pickens III, Chief Executive Officer Email: tpickens@astrotechcorp.com
with a copy (which shall not constitute notice) to:	Sheppard Mullin Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 Attention: John R. Hempill Email: jhempill@sheppardmullin.com or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective: (a) on the day delivered (or if that day is not a Business Day, or if delivered after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier; (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day); or (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 8.01.

Section 8.02         Amendments; Waivers.

(d)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(e)          No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 8.03         Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Licensee may not assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Licensor, such consent will not be unreasonably withheld. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement by Licensee shall relieve Licensee of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 8.03 shall be null and void.

Section 8.04         Construction.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections and the Schedule shall be deemed references to Articles and Sections of and the Schedule to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof or the Schedule hereto. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 8.05         Entire Agreement.  This Agreement, together with the other Transaction Documents and any other agreements contemplated hereby or thereby (including the Confidentiality Agreement), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 8.06         Conflicts with Asset Purchase Agreement.  This Agreement shall be subject in all respects to the Asset Purchase Agreement and shall be construed so as to carry out the intentions of the parties thereto as expressed in the Asset Purchase Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern. The Parties acknowledge and agree that this Agreement (for the avoidance of doubt) shall be considered a Transaction Document under the Asset Purchase Agreement.

Section 8.07         Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 8.08         Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, Sellers and Buyer agree that service of process upon such Party at the address referred to in Section 8.01, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 8.09         Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall not become effective until and unless (a) the Asset Purchase Agreement is executed and delivered by all parties thereto, and (b) each Party has received a counterpart hereof signed by the other Party.

Section 8.10         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Sellers and Buyer agree that this Agreement should be read, insofar as practicable, to implement the purposes and intent of the prohibited or unenforceable provision.

Section 8.11         Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.12         Specific Performance.  Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

Section 8.13         Third Party Beneficiaries.  Lockheed Martin Corporation is an intended third party beneficiary of this Agreement and shall have all rights to enforce this Agreement as if a party hereto. Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ELROY ACQUISITION COMPANY, LLC

By:
Name:
Title:

ASTROTECH CORPORATION

By:
Name:
Title:

[Signature Page to Trademark License Agreement]

EXHIBIT A

ASTROTECH MARK

The ASTROTECH Mark that is the subject of the Agreement is set forth in the following table. There are no pending or published trademark applications for the ASTROTECH Mark.

Registered Trademark for “ASTROTECH”

Country	United States
Class

IC 035. US 100 101 102. G & S: Coordination with NASA and the Air Force for government-supplied support in connection with the launch of space vehicles, namely, aircraft crew scheduling services.

IC 037. US 100 103 106. G & S: Aircraft repair and maintenance, namely, solid-rocket motor installation.

IC 038. US 100 101 104. G & S: Transmission of information by electronic communications networks, namely, transmission of communications for spacecraft command and control through launch.

IC 039. US 100 105. G & S: Cargo handling, namely, cargo off-load and on-load support; Transportation and storage of goods, namely, storage and transportation of liquid propellants.

IC 040. US 100 103 106. G & S: Satellite launch processing services, namely, hardware processing and encapsulation in the nature of assembly of spacecraft and spacecraft components in clean room facilities for others; Custom manufacturing in the field of space operations, namely, custom manufacturing for the International Space Station and Space Shuttle cargo, namely, modules, handrails, cargo transport bags.

IC 042. US 100 101. G & S: Scientific research, namely, sampling and analysis of propellants and gases; Engineering and design in the field of space operations, namely, space vehicles, computer hardware, and computer software.

Application #	77629482
Filing Date	12/09/2008
Registration #	3756669
Registration Date	03/09/2010
Renew Date	03/09/2016

News Release

LOCKHEED MARTIN TO ACQUIRE ASTROTECH SPACE OPERATIONS BUSINESS

FROM ASTROTECH CORPORATION

Satellite Launch Services Provider Strengthens Space Systems Portfolio

BETHESDA, Md., May 29, 2014 – Lockheed Martin [NYSE: LMT] has entered into a definitive agreement to acquire the assets of the Astrotech Space Operations business of Astrotech Corporation. Astrotech Space Operations is a leader in satellite launch preparation services, from final testing and fueling to encapsulation and day-of launch operations. The terms of the agreement are not material to Lockheed Martin.

Subject to the satisfaction of customary closing conditions, including approval by the Astrotech Corporation shareholders, the transaction is expected to close in the third quarter of 2014. Upon closing, Astrotech Space Operations will be operated as a wholly-owned subsidiary of Lockheed Martin and managed by the corporation’s Space Systems business area.

“Astrotech Space Operations’ expertise in the final stages of launch preparation complements our existing capabilities in satellite design, production and integration,” said Marillyn Hewson, Lockheed Martin Chairman, President and CEO. “This new capability expands our Space Systems services portfolio and enhances the value we offer to current and future Lockheed Martin and Astrotech customers.”

Astrotech Space Operations has been a global satellite processing leader since 1981. With over 300 successful spacecraft missions to date, Astrotech Space Operations provides all support necessary for successful spacecraft processing to prepare for launch on a variety of U.S. and international launch vehicles.

“Joining Lockheed Martin will benefit our customers and our employees,” said Don White, Senior Vice President and General Manager of Astrotech Space Operations. “As a wholly-owned subsidiary, we’ll be able to deliver the same level of expert, affordable launch preparation services our customers have come to expect with the added strength and stability of a company that’s been a leader in the space industry since day one.”

Astrotech Space Operations serves a wide range of government and commercial customers, including both U.S. and international agencies and firms. Headquartered in Titusville, Florida, Astrotech Space Operations’ facilities are located near Cape Canaveral, Florida and at Vandenberg Air Force Base, California, to support launches on both coasts.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 113,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2013 were $45.4 billion.

# # #

Lockheed Martin Media Contacts:

Jen Allen, 301-897-6308; jennifer.l.allen@lmco.com

Matt Kramer, 303-977-9083; matthew.s.kramer@lmco.com

For additional information, visit our website:

http://www.lockheedmartin.com

Lockheed Martin Forward-Looking Statements:

Statements in this release about future actions and the consequences of these actions are “forward-looking statements” and are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include, but are not limited to, the potential for growth as result of the transaction. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Potential risks and uncertainties include, but are not limited to: the failure to obtain shareholder approval of the transaction, the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals, the failure to consummate or a delay in consummating the transaction for other reasons, changes in laws or regulations, changes in general economic conditions, our ability to successfully integrate the business and generate synergies, the ability to attract and retain a skilled workforce in an uncertain funding environment, as well as other risks and uncertainties described from time to time in Lockheed Martin's Form 10-K (including under the caption “Risk Factors”) and other filings with the Securities and Exchange Commission. All information in this release is as of May 29, 2014. Lockheed Martin disclaims any duty to update forward-looking statements to reflect subsequent events, actual results or changes in expectations. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com or through the website maintained by the SEC at www.sec.gov.